Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

SWEPI LP,

as Seller,

SENECA RESOURCES COMPANY, LLC

and

NFG MIDSTREAM COVINGTON, LLC,

collectively, as Purchaser,

NATIONAL FUEL GAS MIDSTREAM COMPANY, LLC

as Midstream Parent (solely for purposes of Section 11.3), and

NATIONAL FUEL GAS COMPANY,

as NFGC (solely with respect to the NFGC Obligations)

DATED MAY 4, 2020

RELATING TO OIL & GAS INTERESTS IN NEW YORK, OHIO AND PENNSYLVANIA

i

7.15	Environmental Reporting	57

7.16	Amendment of Schedules	57

7.17	Gas Sales Contracts and Gas Gathering Agreement	58

7.18	Financing Statements and Cooperation	58

7.19	Confidentiality	59

ARTICLE 8 ACCOUNTING FOR REVENUE & EXPENSES; ADJUSTMENTS TO PURCHASE PRICE		59

8.1	Adjustments to Purchase Price	59

8.2	Final Accounting	61

8.3	Notice to Remitters of Proceeds	62

8.4	Accounting Standards	63

ARTICLE 9 TAX MATTERS		63

9.1	Apportionment of Taxes	63

9.2	Transfer Taxes and Other Fees	64

9.3	Tax Reporting of the Allocation of Purchase Price	64

9.4	Cooperation on Tax Returns and Tax Proceedings	64

ARTICLE 10 PURCHASER’S ASSUMED OBLIGATIONS		64

10.1	Purchaser’s Assumed Obligations	64

10.2	Plugging and Abandonment of Wells, Removal of Facilities	65

10.3	Environmental Obligations	66

ARTICLE 11 INDEMNIFICATION		67

11.1	Indemnification	67

11.2	Exclusive Remedy	71

11.3	Midstream Parent Guarantee	71

ARTICLE 12 CASUALTY LOSS		72

12.1	Casualty Loss prior to Closing	72

12.2	Limitation	72

ARTICLE 13 TERMINATION		73

13.1	Termination	73

13.2	Effect of Termination	74

ARTICLE 14 DISCLAIMERS; WAIVERS, RELEASES		75

14.1	Sale “As Is” “Where Is”/ Release for Physical and Environmental Condition	75

14.2	DISCLAIMER OF WARRANTIES FOR ASSETS	76

14.3	DISCLAIMER REGARDING INFORMATION	77

14.4	DISCLAIMER REGARDING ASBESTOS AND NORM	77

14.5	DISCLAIMER AS TO TITLE TO ASSETS AND PIPELINES	77

14.6	CONSPICUOUSNESS	78

ARTICLE 15 ADMINISTRATIVE PROVISIONS		78

15.1	Expenses of Sale	78

15.2	Third Party Rights	78

15.3	Further Actions	78

15.4	Assignment	78

15.5	Notices	79

15.6	Public Announcements	80

15.7	Time Limits; Waiver	80

15.8	Applicable Law	81

15.9	Severance of Invalid Provisions	81

15.10	Construction & Interpretation	81

15.11	Days	82

15.12	Integrated Agreement	82

15.13	Binding Effect	82

15.14	Multiple Counterparts	82

15.15	Fair Notice Disclosure Statement	83

15.16	WAIVER OF CONSUMER RIGHTS UNDER THE DTPA	83

15.17	Anti-Bribery and Corruption	83

ARTICLE 16 DISPUTE RESOLUTION		84

16.1	Dispute Resolution	84

16.2	Arbitration	84

16.3	Expedited Dispute Resolution for Purposes of Section 5.1.1(d) and 5.1.2(d)	86

Exhibits:

A-1	Mineral Interests

A-2	Wells

A-3	Surface Interests

A-4	Target Area

A-5	Midstream Systems

A-6	Rolling Stock

A-7	[Intentionally Omitted]

A-8	Real Estate

B	Other Excluded Assets

C-1	Upstream Assets Assignment, Conveyance and Bill of Sale

C-2	Midstream Assets Assignment, Conveyance and Bill of Sale

C-3	Deed

D	Non-Foreign Affidavit

E	Seismic License Agreement

F	Form of Consent or Preferential Right Notice

G	Form of Registration Rights and Standstill Agreement

H	Forms of Transaction Confirmation

I	Form of Gas Gathering Agreement

Schedules:

1	Excluded Contracts

1.2	Lease Rentals and Bonuses

2.3	Allocated Values

4.3	Permitted Encumbrances

6.1(e)	Governmental Authorizations

6.1(g)	Litigation Schedule

6.1(i)	Consents and Preferential Rights

6.1(j)	Material Contracts

6.1(l)	Environmental Matters

6.1(m)	Temporarily Shut-In Wells

6.1(n)	Imbalances

6.1(o)	Current Commitments

6.1(p)	Payouts

6.1(r)	Suspense Funds

6.1(s)	Seller Guaranties

6.1(t)	Midstream Assets

6.3(l)	Purchaser Account Information

7.3	Operation of Business

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of May 4, 2020 (the “Execution Date”), by and among SWEPI LP, a Delaware limited partnership (“Seller”), the address for which is 150-C N. Dairy Ashford, Houston, Texas 77079, SENECA RESOURCES COMPANY, LLC, a Pennsylvania limited liability company (“Seneca”) the address for which is 1201 Louisiana Street, Suite 2600, Houston, TX 77002, NFG MIDSTREAM COVINGTON, LLC, a Pennsylvania limited liability company (“NFG Midstream” and, together with Seneca, “Purchaser”), the address for which is 6363 Main Street, Williamsville, NY 14221, NATIONAL FUEL GAS MIDSTREAM COMPANY, LLC, a Pennsylvania limited liability company (“Midstream Parent”), the address for which is 6363 Main Street, Williamsville, NY 14221, and, solely with respect to the NFGC Obligations (as defined below), NATIONAL FUEL GAS COMPANY, a New Jersey corporation (“NFGC”), the address for which is 6363 Main Street, Williamsville, NY 14221. Each of Seller and Purchaser are sometimes separately referred to as a “Party” and are sometimes collectively referred to as “Parties”.

WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, Seller’s interests in oil and gas exploration, development and producing properties located in New York, Ohio and Pennsylvania and certain related assets.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, Purchaser and Seller agree as follows:

ARTICLE 1

DEFINITIONS / EXHIBITS

The following terms as used in this Agreement shall have the definitions set forth below:

“5.1.1(d) Arbitrator” has the meaning set forth in Section 16.3(a).

“5.1.1(d) Casualty Loss Arbitrator” has the meaning set forth in Section 16.3(c).

“5.1.1(d) Environmental Arbitrator” has the meaning set forth in Section 16.3(b).

“Accounting Notice” has the meaning set forth in Section 8.2(a).

“Accounting Referee” has the meaning set forth in Section 8.2(b).

“AFE” has the meaning set forth in Section 6.1(o).

“Affiliate(s)” means any Person that (a) controls, either directly or indirectly, a Party, or (b) is controlled, directly or indirectly, by such Party, or (c) is, directly or indirectly, controlled by a Person that directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Environmental Deductible” means an amount equal to two percent (2%) of the Unadjusted Purchase Price.

“Aggregate Indemnity Deductible” means an amount equal to two percent (2%) of the Unadjusted Purchase Price.

“Allocated Value” has the meaning set forth in Section 2.3.

“Anti-Corruption Laws” means: (a) the United States Foreign Corrupt Practices Act of 1977; (b) the United Kingdom Bribery Act 2010; and (c) all applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit Tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any government official or any other person.

“Arbitrable Dispute” has the meaning set forth in Section 16.1.

“Asset Taxes” has the meaning set forth in Section 9.1.

“Assets” means all of Seller’s right, title and interest in and to the following, but excluding, in each case, the Excluded Assets:

(i)        all Hydrocarbon and mineral leases, subleases and other leasehold interests, royalties (but not overriding royalties), non-participating royalty interests, net profits interests, mineral fee interests, carried interests, reversionary interests, production payments and other rights to Hydrocarbons in place, in each case, that are located within the Target Area (including those described on Exhibit A-1), including all pooled or unitized acreage that includes all or a part of any such interests or other rights (collectively, the “Mineral Interests”), and all tenements, hereditaments and appurtenances belonging to the Mineral Interests;

(ii)        all oil, gas, water, CO2, disposal, injection or other wells located on the Mineral Interests or within the Target Area (the “Wells” and together with the Mineral Interests, the “Oil and Gas Interests”), including any unplugged wells and any wells that have been temporarily or permanently abandoned, and including without limitation the working interests or overriding royalty interests in the wells listed on Exhibit A-2;

(iii)        the surface fee interests (including those listed on Exhibit A-3), easements, permits, licenses, servitudes, rights-of-way and surface leases, in each case, located within the Target Area, and other surface rights or interests appurtenant thereto, in each case, used or held for use in connection with the Oil and Gas Interests (the “Surface Interests” and, together with the Oil and Gas Interests, the “Properties”);

(iv)        the onsite equipment and inventory, machinery, fixtures, manifolds, offsite materials and equipment inventory, tanks, tank batteries, frac ponds, water storage tanks, water pipelines, water impoundments, water recycling facilities, computers and their associated equipment, and facilities and other tangible personal property and improvements that are used or held for use in connection with the ownership, operation or development of the Mineral Interests, Wells or other Assets (other than the Midstream Assets, the “Equipment”);

(v)        the Midstream Assets;

(vi)        to the extent transferable, the Basic Documents (including without limitation the Material Contracts) and all rights accruing thereunder;

(vii)        all Hydrocarbons within, on or under, or produced from or attributable to, the Mineral Interests or Wells from and after the Effective Date and the proceeds thereof;

(viii)        except to the extent transfer thereof is restricted by Third Party agreement (provided that Seller shall use commercially reasonable efforts, without the obligation to make any payments, to obtain any applicable consents with respect to the transfer of such Records), and to the extent in Seller’s (or its Affiliates’) possession, all paper or electronic files, records, information and data, including but not limited to regulatory compliance and inspection records, operating records, maintenance records, construction specifications, construction inspection procedures, alignment sheets, as-built records and drawings, pressure test records, welding procedures and records, welder qualifications, non-destructive examination testing procedures, technician certifications, and reports, certified mill test reports for steel pipe and fittings and certificate of compliance records for other pipe, valves, and equipment, cathodic protections reports, permitting records, maps, schematics, hydraulic models, gas gathering and treating and processing files, lease records, abstracts, title records, land files, well logs, production records, drilling reports, regulatory files, environmental files, Asset Tax records required in order for Purchaser to prepare all Tax Returns related to Asset Taxes following the Closing Date, all geophysical and other seismic and related technical data and information and other geological and geophysical data and other records pertaining to the Assets (including the Midstream Assets), excluding the Excluded Records (the “Records”);

(ix)        any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, approvals and applications therefor (“Governmental Authorizations”);

(x)        any future or existing accounts receivable, trade credits, Tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Seller (including, without limitation, any joint operating or unit operating agreement audit claims), and any sales and use Tax refunds, any of which are attributable to the Assumed Obligations or Seller’s ownership of the Assets from and after the Effective Date;

(xi)        all rights and interests of the Seller under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of the Seller against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Seller’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the Assumed Obligations or Seller’s ownership of the Assets from and after the Effective Date;

(xii)        the vehicles and rolling stock described on Exhibit A-6;

(xiii)        the field offices and other real estate or personal property more particularly described on Exhibit A-8; and

(xiv)        all rights and benefits arising from or in connection with any liquid or gaseous Hydrocarbon imbalances existing as of the Effective Date in connection with any of the Assets.

“Assignments” means the NFG Midstream Assignment and the Seneca Assignment.

“Assumed Litigation” means those matters described in numbers 1, 2, 3, 5 and 6 on Schedule 6.1(g); provided that the matter described as number 6 shall only be assumed with respect to amounts owed in connection with the ownership and operation of the Assets from and after the Effective Date.

“Assumed Obligations” has the meaning set forth in Section 10.1.

“Basic Documents” has the meaning set forth in Section 2.2.

“Burdens” means royalties, overriding royalties, production payments, net profits interests, other non-cost bearing revenue interests or similar payment burdens upon, measured by, or payable out of production of Hydrocarbons therefrom.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed for business in Houston, Texas.

“Business Employee” means each employee of any member of the Seller Group who is performing services primarily related to the Assets.

“Calendar Year Average NYMEX Price” means the arithmetic average of the Daily Settlement Price for each Commodity Business Day for the time period from and including the first day of a calendar year until and including the last day of such calendar year.

“Casualty Loss” has the meaning set forth in Section 12.1.

“CERCLA” has the meaning set forth in the definition of “Environmental Law”.

“Claim Notice” has the meaning set forth in Section 11.1(d)(i).

“Claimant” has the meaning set forth in Section 16.2(a).

“Closing” means (i) the execution and delivery of the operative conveyances and other Closing documents evidencing this transaction, and (ii) the payment of the Unadjusted Purchase Price to Seller, as adjusted by the Preliminary Accounting, and any other amounts to be paid at Closing pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 5.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Business Day” has the meaning set forth in the 2005 ISDA Commodity Definitions.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(c).

“Consent Order” means (1) that certain Consent Order and Agreement between PDEP and Seller dated as of June 6, 2013, as modified by that certain First Modification to Consent Order and Agreement dated September 21, 2016; and (2) that certain Consent Order and Agreement dated as of May 1, 2017 between PDEP and Seller, as modified by that certain Modification to Consent Order and Agreement dated as of June 6, 2019.

“Consent Order Replacement Deadline” has the meaning set forth in Section 7.6(c).

“Contingent Payments” shall mean each of the First Contingent Payment and the Second Contingent Payment.

“CPR” has the meaning set forth in Section 16.2.

“CPR Protocol” has the meaning set forth in Section 16.2.

“Cure Period” has the meaning set forth in Section 3.2(b).

“Daily Settlement Price” means the settlement price of a prompt month NYMEX Henry Hub Natural Gas futures contract (CME Group product code “NG”, or any successor product code) (stated as price per MMBtu) for a Commodity Business Day.

“Data Protection Law” means data protection legislation or any statutory equivalent in force in the locale where Personal Data is being received, processed or transferred.

“Data Room” has the meaning set forth in Section 7.1(a).

“DCNR Agreements” means the agreements with the Pennsylvania Department of Conservation and Natural Resources described on Schedule 6.1(j).

“Deed” means that certain Real Property and Mineral Deed in the form attached hereto as Exhibit C-3.

“Defect Claim Date” has the meaning set forth in Section 3.2(a).

“Delmar Contracts” means the four (4) agreements identified on Schedule 1 with contract number MID001340-000 and the agreement identified on Schedule 1 with contract number MID001341-000.

“Disputed Environmental Matters” has the meaning set forth in Section 3.2(g).

“DOJ” has the meaning set forth in Section 13.1(e).

“Effective Date” means 12:01 a.m. Eastern Time on January 1, 2020.

“Environmental Arbitration Decision” has the meaning set forth in Section 3.2(g)(v).

“Environmental Arbitration Notice” has the meaning set forth in Section 3.2(g)(ii).

“Environmental Arbitrator” has the meaning set forth in Section 3.2(g)(iii).

“Environmental Site Assessment” has the meaning set forth in Section 7.1(b)(i).

“Environmental Defect” has the meaning set forth in Section 3.1.

“Environmental Defect Amount” has the meaning set forth in Section 3.2(a).

“Environmental Defect Notice” has the meaning set forth in Section 3.2(a).

“Environmental Defect Property” has the meaning set forth in Section 3.2(a).

“Environmental Obligations” has the meaning set forth in Section 10.3.

“Environmental Law” means all applicable federal, state or local Laws and regulations concerning or relating to public or worker health or safety (regarding hazardous or toxic substances, wastes and materials), pollution, or the protection or restoration of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, the Occupational Safety and Health Act (regarding hazardous or toxic substances, wastes and materials) and the Oil Pollution Act of 1990, as such laws have been and may be amended, replaced or substituted from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder and for the avoidance of doubt, includes the Consent Order.

“Environmental Professional” means a Person who possesses sufficient specific education, training, and experience necessary to exercise professional judgment to develop opinions and conclusions regarding conditions indicative of releases or threatened releases as defined in 40 CFR 312.10.

“Equipment” has the meaning set forth in the definition of “Assets”.

“Excepted Confidential Information” has the meaning set forth in Section 7.19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means the following:

(i)     the Excluded Records;

(ii)    the Basic Documents and Records retained by Seller pursuant to Section 7.10;

(iii)    the assets described in Exhibit B;

(iv)    any Governmental Authorizations which by their own terms are not transferable;

(v)    any Basic Documents listed on Schedule 1, including those Basic Documents which (I) relate also to the other Excluded Assets or other properties owned by Seller Group (other than the Assets), or (II) are not assignable;

(vi)    any intellectual property owned by Seller Group (including all data, files and records relating thereto), including without limitation, all proprietary software, all trademarks, tradenames and service names, including without limitation, any rights in trademarks and service names, registered or unregistered, containing the word “Shell”, the Shell Pecten logo, and any interpretative techniques and processes, including without limitation, any proprietary interpretive geological and geophysical information, economic analysis, and any proprietary information or other similar proprietary data, in each case, which might reveal Seller’s or its Affiliates’ economic guidelines or other methods or systems by which Seller or its Affiliates conduct their economic analyses, and any similar proprietary data;

(vii)    to the extent that they do not relate to the Assumed Obligations, any future or existing accounts receivable, Tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Seller (including, without limitation, any joint operating or unit operating agreement audit claims), and any sales and use Tax refunds, any of which are attributable to Seller’s ownership of the Assets prior to the Effective Date;

(viii)    to the extent that they do not relate to the Assumed Obligations, any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(ix)    to the extent that they do not relate to the Assumed Obligations, all rights and interests of the Seller (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of the Seller against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Seller’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Date and (ii) under any bond;

(x)    except to the extent Seller received an adjustment to the Unadjusted Purchase Price therefor, all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Date and all proceeds from the disposition thereof;

(xi)    all “virtual courthouses” of the Seller and Seller’s exclusive use arrangements with title abstract facilities and all documents and instruments of the Seller that may be protected by an attorney-client privilege (excluding title opinions, environmental reports or related evaluations, and any documents and instruments that relate to or cover any Assumed Obligations) and all data that cannot be disclosed to the Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller shall use commercially reasonable efforts to have the holder thereof waive any such confidentiality obligations or permit Purchaser to execute a joinder agreement);

(xii)    all equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, any equipment, inventory, machinery, tools and other personal property not currently in use for the operation of a Well or Wells, work over rigs, drilling rigs and related equipment, rental equipment, computer software, copy machines, and televisions;

(xiii)    all Hedge Contracts; and

(xiv)    any asset included in the definition of “Assets” but excluded from the transactions contemplated hereunder pursuant to the terms of this Agreement.

“Excluded Records” means:

(i)    any data, information, software and records to the extent that disclosure or change in ownership in connection with the transactions contemplated by this Agreement is prohibited by applicable Law;

(ii)    all corporate, partnership, financial, Tax, and legal records and legal files, including but not limited to all work product of and attorney client communications with Seller’s counsel, solely to the extent attributable to Excluded Assets or Retained Obligations;

(iii)    data and records relating to the current marketing process for the sale of the Assets, and any Third Party bids received from, and records of negotiations with, Third Parties;

(iv)    any data, information or records solely to the extent relating to the Excluded Assets;

(v)    data, information or records containing Seller’s proprietary economic, reserves or investment forecasts, analyses, criteria, or rationales or similar information; or

(vi)    any such data, information or records (including without limitation Seller’s proprietary geological or geophysical interpretations or similar data and information) that are transferrable only upon consent (to the extent such consent is not obtained prior to Closing), payment of a license, transfer or other fee or royalty to a Third Party, or transferrable only if Purchaser executes a license, royalty or other agreement with a Third Party, unless Purchaser pays such fee or royalty or executes such license.

“Execution Date” has the meaning set forth in the Preamble.

“FERC” has the meaning set forth in Section 6.1(v).

“Final Accounting” has the meaning set forth in Section 8.2(a).

“Final Accounting Date” has the meaning set forth in Section 8.2(a).

“Final Cash Consideration” has the meaning set forth in Section 2.5.

“Final Disputed Environmental Matters” has the meaning set forth in Section 3.2(g)(ii).

“Final Purchase Price” has the meaning set forth in Section 2.3.

“First Contingent Payment” has the meaning set forth in Section 2.7(a).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the transactions contemplated by this Agreement, provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) of such actual and intentional fraud.

“FTC” has the meaning set forth in Section 13.1(e).

“Fundamental Representations” means: (i) as to the Seller, those representations and warranties set forth in Sections 6.1(a), (b), (c), (d), (g)(1) and (k) , (ii) as to Purchaser, those representations and warranties set forth in Section 6.3(a), (b), (c), (d), (i) and (j) and (iii) as to NFGC those representations and warranties set forth in Section 6.4(a), (b), (c), (d) and (e).

“Gas Sales Confirmations” means: (i) contract number MID001326-000, Empire transaction confirmation, 70,000 MMBtu per day, expiring December 31, 2020; (ii) contract number MID001336-000, Empire transaction confirmation, 100,000 MMBtu per day, expiring October 31, 2020; (iii) contract number MID001337-000, Empire transaction confirmation, 180,000 MMBtu per day, expiring December 31, 2020; and (iv) Contract number MID001327-000, UGI transaction confirmation, 2,000 MMBtu per day, expiring October 31, 2020.

“Governmental Authority” means any national government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, arbitral bodies (public or private) agencies or other instrumentalities of any of them.

“Governmental Authorizations” has the meaning set forth in the definition of “Assets”.

“Guaranteed Obligations” has the meaning set forth in Section 11.3.

“Hard Consent” has the meaning set forth in Section 4.2(b)(ii).

“Hedge Contract” means any swap, forward, future or derivatives transaction or option or similar hedge contract.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, and any minerals produced in association therewith, including sulphur and other constituents extracted therefrom.

“Imbalances” means all Pipeline Imbalances and Wellhead Imbalances.

“Indemnified Party” has the meaning set forth in Section 11.1(e).

“Indemnifying Party” has the meaning set forth in Section 11.1(e).

“Individual Environmental Threshold” has the meaning set forth in Section 3.2(h)(i).

“Individual Threshold” has the meaning set forth in Section 11.1(d)(ii)(B).

“Known/Knowledge” whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party,” or “had actual Knowledge”, the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), any current officer and manager who devotes substantial attention to matters of such nature during the ordinary course of his or her employment. Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party” or “had actual Knowledge”.

“Laws” means all laws, acts, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

“Losses” has the meaning set forth in Section 11.1(a).

“Material Contract” means any Basic Document that does not constitute or evidence a Mineral Interest and that is not terminable by Seller at will (without penalty) on 30 days’ notice or less, and that is intended to be assigned to Purchaser pursuant to this Agreement, and is of one or more of the following types:

(i)    involves, or can be reasonably expected to involve, obligations of, or payments to or from, Seller in any twelve (12)-month period in excess of Two Hundred Fifty Thousand ($250,000);

(ii)    restricts Seller from freely engaging in any business or competing anywhere;

(iii)    is a joint development agreement, exploration agreement, data license agreement, farmout agreement, participation agreement, joint operating agreement, joint venture agreement, acreage dedication agreement or similar agreement;

(iv)    is a Hydrocarbon sale, gathering, transportation, or processing agreement;

(v)    is between Seller and any Affiliate of Seller that will not be terminated at or prior to Closing;

(vi)    is an indenture, mortgage, loan, credit or similar contract;

(vii)    materially restricts Seller’s ability to use the surface of any Asset as such Asset is currently owned, operated and used;

(viii)    contains a call on, or option to purchase, production of Hydrocarbons;

(ix)    is a seismic or other geophysical acquisition agreement or license;

(x)    is a Hedge Contract;

(xi)    is a collective bargaining agreement or other contract with any labor union or labor organization (each a “CBA”); or

(xii)    is a judicial order, consent order, settlement agreement or similar document that affects the ownership or operation of any of the Assets.

“Midstream Assets” means all of Seller’s right, title and interest in and to the following, but excluding, in each case, the Excluded Assets:

(i)    the gas gathering, treating, compression, transmission and handling systems described on Exhibit A-5 (the “Midstream Systems”), which Midstream Systems that are connected to any Wells shall commence at the inlet flange of the Hydrocarbon flow meter located at the edge of the pad site for each such Well;

(ii)    all gas gathering, transmission lines, flowlines, associated piping and other pipelines utilized in connection with ownership, use or operation of the Midstream Systems (the “Pipelines”);

(iii)    the surface fee interests, easements, permits, licenses, servitudes, rights-of-way and surface leases located within the Target Area, and other surface rights or interests appurtenant thereto, in each case, used or held for use in connection with the Midstream Systems, Pipelines or to facilitate use of any leased compressors (the “Midstream Surface Interests”); and

(iv)    all equipment, machinery, fixtures, manifolds, offsite materials and equipment inventory, tanks, tank batteries, compression facilities, valves, meters, line fill, scrubbers, motors, midstream SCADA and communication equipment, pipeline markers, vents, automation assets, regulators, relief valves, flow control valves, drips, methanol bottles, fittings, dehydration units, amine units, chemical injection units, pig launching and receiving equipment, traps, cathodic protection units, separation facilities, heaters, vessels, filtration, fuel skids, actuators, gauges, transmitters, panels, generators, microturbines, buildings, enclosures, storage sheds, trailers, offices, and other tangible personal property and improvements that are used or held for use (including leased equipment and personal property) in connection with the ownership, operation or development of the other Midstream Assets (the “Midstream Equipment”), including any compression or dehydration facilities located on the pad site of any Well.

“Midstream Equipment” has the meaning set forth in the definition of “Midstream Assets”.

“Midstream Parent” has the meaning set forth in the Preamble.

“Midstream Surface Interests” has the meaning set forth in the definition of “Midstream Assets”.

“Midstream Systems” has the meaning set forth in the definition of “Midstream Assets”.

“Mineral Interest” has the meaning set forth in the definition of “Assets”.

“NAESB Contract” means that certain Base Contract for Sale and Purchase of Natural Gas, dated March 1, 2019, by and between Seller and SENA.

“Net Mineral Acre” means, with respect to any Mineral Interest, an amount equal to (i) the percentage of a Person’s Working Interest in such Mineral Interest multiplied by (ii) the gross acreage of the lands said Mineral Interest covers multiplied by (iii) the percentage of lessor’s mineral interest in such gross acreage. Seller’s Net Mineral Acres are shown in Exhibit A-1.

“Net Revenue Interest” means, with respect to any Mineral Interest or Well, the aggregate fractional or percentage ownership in and to the right to receive Hydrocarbon production (either in kind or the share of proceeds from sales of Hydrocarbon production) from the applicable Oil and Gas Interest (excluding nonconsent operations), after the deduction of all Burdens upon such Oil and Gas Interest. Seller’s Net Revenue Interests in the Assets are shown in Exhibit A-1 and Exhibit A-2 for the purposes described in this Agreement.

“NFGC” has the meaning set forth in the Preamble.

“NFGC Common Stock” means the common stock, par value $1.00, of NFGC.

“NFGC Material Adverse Effect” means any events, matters, facts or circumstances that, individually or in the aggregate, have had or would be reasonably likely to have a material adverse effect on (a) the business, operations or assets of NFGC, taken as a whole or (b) the ability of NFGC to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that NFGC Material Adverse Effect shall not include adverse effects resulting from any of: (i) changes in oil and gas prices; (ii) changes in industry, economic or political conditions, or markets; (iii) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; (iv) acts of nature, including hurricanes, storms, earthquakes and other natural disasters; (v) acts or failures to act of Governmental Authorities (except to the extent arising out of NFGC’s action or inaction); (vi) civil unrest or similar disorder; (vii) terrorist acts; (viii) changes or proposed changes in Laws or GAAP or the interpretation or enforcement thereof; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, pronouncement or guideline or interpretation thereof following the date of this Agreement; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1; (xi) failure to meet internal or Third Party projections or forecasts (it being understood and agreed that the foregoing shall not preclude Seller from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of NFGC Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NFGC Material Adverse Effect); (xii) any change in the market price or trading volume of NFGC Common Stock (it being understood and agreed that the foregoing shall not preclude Seller from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NFGC Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NFGC Material Adverse Effect) and (xiii) changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruption); provided further, however, that events, matters, facts or circumstances referred to in clauses (i) through (ix) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be an NFGC Material Adverse Effect if and to the extent such events, matters, facts or circumstances have had or would reasonably be expected to have a disproportionate adverse effect on the business, operations or assets of NFGC, taken as a whole, as compared to other similarly situated participants in the industry in which NFGC operates.

“NFGC Obligations” means the obligations of NFGC expressly set forth in Sections 2.5, 5.1, 5.3 and 6.4.

“NFG Midstream” has the meaning set forth in the Preamble.

“NFG Midstream Assignment” means the Assignment, Bill of Sale and Conveyance between Seller and NFG Midstream pertaining to the Midstream Assets, substantially in the form of Exhibit C-2.

“NORM” has the meaning set forth in Section 14.4.

“Notice Period” has the meaning set forth in Section 11.1(e).

“NYSE” means the New York Stock Exchange.

“Oil and Gas Interest” has the meaning set forth in the definition of “Assets”.

“Qualified Intermediary” has the meaning set forth in Section 2.6.

“Party(ies)” has the meaning set forth in the Preamble.

“PDEP” means Pennsylvania Department of Environmental Protection.

“Performance Deposit” has the meaning set forth in Section 2.4.

“Permitted Encumbrances” has the meaning set forth on Schedule 4.3.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Personal Data” means any information relating to an identified or identifiable individual.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Basic Document or Law relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Basic Document or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Pipelines” has the meaning set forth in the definition of “Midstream Assets.”

“Pre-Acquisition Review” has the meaning set forth in Section 7.1(b).

“Preliminary Accounting” has the meaning set forth in Section 8.1.

“Properties” has the meaning set forth in the definition of “Assets”.

“Property Expense” means all capital expenses, joint interest billings, lease operating expenses, lease rentals and bonuses described on Schedule 1.2, shut-in payments, royalties, overriding royalties, net profits interests, drilling expenses, workover expenses, geological, geophysical and any other expenditures incurred by Seller, in each case, incurred in the ownership and operation of the Assets in the ordinary course of business, including those expenditures chargeable under applicable operating agreements, or other agreements consistent with the standards established by COPAS, that are attributable to the operation of the Assets conducted during the period in question, and shall include overhead paid to Third Parties for such period based upon the applicable joint operating agreement and COPAS; provided, however, that Property Expenses shall not include any costs, expenses or Losses attributable to: (i) Taxes, (ii) personal injury or death, property damage or violation of any Law, (iii) obligations to plug wells and dismantle or decommission facilities (other than such plugging, dismantling or decommissioning obligations set forth on Schedule 7.3) or (iv) the curing of any Environmental Defect or curing any breach of Seller’s representations, warranties or covenants hereunder.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Amounts” has the meaning set forth in Section 8.1.

“Purchaser Group” means Purchaser and its Affiliates, and Purchaser’s and such Affiliates’ directors, officers, managers, members, employees, stockholders and agents.

“Purchaser Material Adverse Effect” means any events, matters, facts or circumstances that, individually or in the aggregate, have had or would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that Purchaser Material Adverse Effect shall not include adverse effects resulting from any of: (i) changes in oil and gas prices; (ii) changes in industry, economic or political conditions, or markets; (iii) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; (iv) acts of nature, including hurricanes, storms, earthquakes and other natural disasters; (v) acts or failures to act of Governmental Authorities (except to the extent arising out of Purchaser’s action or inaction); (vi) civil unrest or similar disorder; (vii) terrorist acts; (viii) changes or proposed changes in Laws or GAAP or the interpretation or enforcement thereof; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, pronouncement or guideline or interpretation thereof following the date of this Agreement; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1; (xi)

failure to meet internal or Third Party projections or forecasts (it being understood and agreed that the foregoing shall not preclude Seller from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Purchaser Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Purchaser Material Adverse Effect); and (xii) changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruption); provided further, however, that events, matters, facts or circumstances referred to in clauses (i) through (ix) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Purchaser Material Adverse Effect if and to the extent such events, matters, facts or circumstances have had or would reasonably be expected to have a disproportionate adverse effect on Purchaser as compared to other similarly situated participants in the industry in which Purchaser operates.

“Purchaser’s 5.1.1(d) Notice” has the meaning set forth in Section 16.3(a).

“Recognized Environmental Condition” means, as defined in ASTM E1527-13, the presence or likely presence of any hazardous substances or petroleum products in, on, or at a property: (1) due to any release to the environment; (2) under conditions indicative of a release to the environment; or (3) under conditions that pose a material threat of a future release to the environment. De minimis conditions as defined in ASTM E1527-13 are not recognized environmental conditions.

“Records” has the meaning set forth in the definition of “Assets”.

“Registration Rights and Standstill Agreement” means the Registration Rights and Standstill Agreement to be entered into between Seller and NFGC at the Closing if the Stock Election is exercised, substantially in the form attached hereto as Exhibit G.

“Respondent” has the meaning set forth in Section 16.2(a).

“Retained Obligations” means any and all Losses with respect to the Assets, known or unknown, whether arising prior to, at or after the Effective Date that constitute, are attributable to or arise out of:

(i)    Any criminal fines or criminal penalties that may be levied against Seller or its Affiliates by any court or regulatory authority for any violation of any laws, rules or regulations in connection with the ownership or operation of the Assets prior to the Closing Date;

(ii)    the transportation or disposal offsite from the Properties of any hazardous substances, wastes, or NORM generated by or used in connection with Seller’s ownership or operation of the Properties prior to the Closing Date;

(iii)    claims for personal injury or death arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of the Assets, or the condition thereof, to the extent that such claims arise from Seller’s or its Affiliates ownership or operation of the Assets prior to the Closing Date;

(iv)    Excluded Assets;

(v)    failure to properly and timely pay, in accordance with the terms of any Mineral Interest or Basic Document and applicable Laws, all Burdens that are due by Seller or any of its Affiliates and attributable to Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing Date, provided that with respect to the period of time between the Effective Date and the Closing Date, (A) Seller shall retain the benefit of any overpayments of Burdens made during such period by Seller or its Affiliates and (B) Purchaser shall be responsible for, and Seller shall not retain, the actual amount of any Burdens owing but not paid with respect to production from the Assets;

(vi)    the Fraud, gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the use, ownership or operation of the Assets prior to the Closing Date;

(vii)    the employment or performance of service of any person (including any Business Employee) for, or the termination of employment or performance of service of any person (including any Business Employee) from, any member of the Seller Group;

(viii)    all liabilities and any obligation relating to or at any time arising under or in connection with any compensation or benefit plan, program, policy, agreement or arrangement of any kind at any time maintained, sponsored, contributed to or required to be contributed to by any member of the Seller Group or under or with respect to which any member of the Seller Group has any liability or obligation, including on account of Purchaser or any of its Affiliates being deemed successor of the business related to the Assets and including with respect to any and all obligations under COBRA relating to “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9;

(ix)    any Seller Taxes;

(x)    any existing lawsuit, arbitration, filed action, litigation, or other proceeding before any Governmental Authority other than the Assumed Litigation; and

(xi)    any failure to comply with the Consent Order prior to the Effective Date.

“Requisite Financial Statement Information” shall be as defined in Section 7.18(a).

“Rules” has the meaning set forth in Section 16.2.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 6.4(f)(i).

“Second Contingent Payment” has the meaning set forth in Section 2.7(b).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seismic License Agreement” means that certain agreement in the form attached hereto as Exhibit E.

“Seller Material Adverse Effect” means any events, matters, facts or circumstances that, individually or in the aggregate, have had or would be reasonably likely to have a material adverse effect on (a) the ownership or operation of the Assets, taken as a whole or (b) the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that Material Adverse Effect shall not include adverse effects resulting from any of: (i) changes in oil and gas prices; (ii) changes in industry, economic or political conditions, or markets; (iii) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; (iv) acts of nature, including hurricanes, storms, earthquakes and other natural disasters; (v) acts or failures to act of Governmental Authorities (except to the extent arising out of Seller’s action or inaction); (vi) civil unrest or similar disorder; (vii) terrorist acts; (viii) changes or proposed changes in Laws or GAAP or the interpretation or enforcement thereof; (ix) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, pronouncement or guideline or interpretation thereof following the date of this Agreement; (x) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Section 13.1; (xi) failure to meet internal or Third Party projections or forecasts (it being understood and agreed that the foregoing shall not preclude Purchaser from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Seller Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Seller Material Adverse Effect) and (xii) changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruption); provided further, however, that events, matters, facts or circumstances referred to in clauses (i) through (ix) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Seller Material Adverse Effect if and to the extent such events, matters, facts or circumstances have had or would reasonably be expected to have a disproportionate adverse effect on Seller or the ownership or operation of the Assets, taken as a whole, as compared to other similarly situated participants in the industry in which Seller operates.

“Seller Taxes” means (a) all federal, state, or local income taxes, gross margin taxes, franchise taxes or gross receipts taxes imposed by any applicable Law on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, consolidated, or similar group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 9.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) adjustments made pursuant to the Final Accounting and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.1(b)), and (c) any Taxes imposed on or with respect to the ownership of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, and (d) any Transfer Taxes allocable to Seller pursuant to Section 9.2.

“Seller” has the meaning set forth in the Preamble.

“Seller Amounts” has the meaning set forth in Section 8.1.

“Seller Group” means any Affiliate of Seller, and the directors, officers, employees, agents and representatives of Seller or any Affiliate of Seller.

“Seller Guaranties” means any and all guaranties, letters of credit, bonds, cash deposits, and other sureties, indemnities and credit assurances provided to any Governmental Authority, contract counterparty or other Person by Seller or any of its Affiliates related to the Properties.

“SENA” has the meaning set forth in Section 7.17(a).

“Seneca” has the meaning set forth in the Preamble.

“Seneca Assignment” means the Assignment, Bill of Sale and Conveyance between Seller and Seneca pertaining to the Assets (other than the Midstream Assets), substantially in the form of Exhibit C-1.

“Share Price” means a price per share of NFGC Common Stock equal to $38.97 which price is (i) the volume weighted average share price of NFGC Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the fifteen (15) consecutive trading Business Days ending on and including April 29, 2020, multiplied by (ii) 0.95.

“Specified Delmar Contracts” means those Delmar Contracts identified on Schedule 1 as the (a) “Assignment agreement - Clean Energy and Delmar-” dated August 1, 2019; (b) “Declaration of pooling and utilization WP 1V-Delmar-” dated October 29, 2019; and (c) “Memorandum of dedication - Delmar-” dated August 1, 2019.

“Stock Consideration” has the meaning set forth in Section 2.5.

“Stock Election” has the meaning set forth in Section 2.5.

“Surface Interests” has the meaning set forth in the definition of “Assets”.

“Suspense Funds” means the moneys held in suspense by Seller or any of its Affiliates for the account of Third Parties that are attributable to the sales of Hydrocarbons produced from the Assets.

“Target Area” means the geographic area described on Exhibit A-4.

“Tax” means (i) all taxes, assessments, customs, duties, imposts, unclaimed property or escheat obligations, fees and other governmental charges imposed by any Governmental Authority, including any federal, state or local income tax, gains tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, transaction tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, gross margin tax, windfall profits tax, profits tax, utility tax, severance tax, personal property tax, real property tax, ad valorem tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax, Pennsylvania Impact Fee and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law, being a member of a consolidated, combined, or unitary group, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to the determination, assessment, or collection of any Tax.

“Third Party” means, whether such term is capitalized or not, a Person other than Purchaser and its Affiliates or Seller and its Affiliates.

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Transition Services Agreement” has the meaning set forth in Section 7.13.

“Unadjusted Cash Consideration” means an amount in cash equal to (i) the Unadjusted Purchase Price, less (ii) the Share Price multiplied by the number of shares of NFGC Common Stock constituting the Stock Consideration. For the avoidance of doubt, if Purchaser does not make a Stock Election, then the Unadjusted Cash Consideration shall equal the Unadjusted Purchase Price.

“Unadjusted Purchase Price” has the meaning set forth in Section 2.3.

“Wellhead Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” has the meaning set forth in the definition of “Assets”.

“Working Interest” means, with respect to any Mineral Interest or Well, the aggregate fractional or percentage obligations of Seller to bear costs and expenses for maintenance and development of, and operations relating to, the applicable Oil and Gas Interest. Working Interests in the Assets are shown in Exhibit A-1 and Exhibit A-2.

ARTICLE 2

PURCHASE AND SALE

2.1    Purchase and Sale of Assets.

On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Assets.

2.2    Assets Subject to Existing Agreements and Legal Requirements.

The sale, transfer and conveyance of the Assets to Purchaser will be made subject to, and subject to Purchaser’s rights and remedies under this Agreement, Purchaser agrees to accept the Assets subject to, and agrees to be bound to and to perform, to the extent transferable, any and all reservations, exceptions, limitations, contracts, assignments, leases and subleases, farmout agreements, joint or unit operating agreements, pooling agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments pertaining to the Assets, including, but not limited to, those (i) that are of record with the Pennsylvania Secretary of Commonwealth or any county office, (ii) that have been disclosed or delivered to Purchaser for its review prior to Closing, or that are referred to therein, (iii) that are listed or referred to on any Exhibit or Schedule to this Agreement, or (iv) that were included in the Data Room made available to Purchaser by Seller, but excluding any of the foregoing pertaining to, or constituting, any Excluded Asset (collectively, the “Basic Documents”).

2.3    Purchase Price.

The total purchase price for the Assets shall be Five Hundred Forty-One Million Dollars ($541,000,000) (the “Unadjusted Purchase Price”) consisting of (i) the Unadjusted Cash Consideration and (ii) if Purchaser makes a Stock Election pursuant to Section 2.5, the Stock Consideration. The Unadjusted Purchase Price shall be payable at Closing as provided in Section 5.3, and shall be subject to adjustments as provided for in Article 3 and Article 8, and as are reflected in the Preliminary Accounting and the Final Accounting (the Unadjusted Purchase Price, as so adjusted, being the “Final Purchase Price”).

Schedule 2.3 sets forth Purchaser’s good faith allocation of the Unadjusted Purchase Price among the Oil and Gas Interests and Midstream Assets for all purposes under this Agreement (with respect to any of the Assets, such value is referred to herein as the “Allocated Value” and collectively, the “Allocated Values”). Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values.

Payments to be made following the Closing under this Agreement shall be made by wire transfer of immediately available funds within ten (10) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party or Parties to the paying Party or Parties in writing) for the account of the respective receiving Party or Parties.

2.4    Performance Deposit.

Upon execution of this Agreement, Purchaser shall pay by wire transfer to Seller Twenty-Seven Million Fifty Thousand Dollars ($27,050,000) in good and immediately available funds, as a performance deposit (the “Performance Deposit”) on the Assets. The Performance Deposit shall be paid by wire transfer to Seller using the following instructions:

Account Name: [omitted from filed copy]

Bank Name: [omitted from filed copy]

Street Address: [omitted from filed copy]

City, State ZIP: [omitted from filed copy]

Routing Number: [omitted from filed copy]

Account Number: [omitted from filed copy]

This Performance Deposit is solely to assure the performance of Purchaser pursuant to the terms and conditions of this Agreement. If Purchaser fails, refuses or is unable for any reason (including failure to obtain financing) to close the transaction in accordance with the terms hereof, Seller shall have the right, as its sole remedy, to retain the Performance Deposit as expressly provided in Section 13.2(b). If this Agreement is terminated pursuant to the first sentence of Section 13.1, or 13.1(a), (b), (c) or (e), Seller shall return the Performance Deposit to Purchaser within ten (10) Business Days of receipt of the notice of termination.

2.5    Stock Election. Purchaser shall have the right to elect to pay up to $150,000,000 of the Unadjusted Purchase Price at Closing through the issuance by NFGC to Seller of up to 3,849,114 shares of NFGC Common Stock valued at the Share Price, by providing Seller written notice thereof not later than three (3) Business Days prior to the Closing Date (the “Stock Election”). Such notice shall indicate the number of whole shares of NFGC Common Stock to be delivered to Seller at Closing as part of the Unadjusted Purchase Price (the “Stock Consideration”). For the avoidance of doubt, if the Stock Election is exercised, then the number of shares of NFGC Common Stock delivered to Seller at Closing shall be the Stock Consideration as set forth in such Stock Election notice delivered to Seller, and all adjustments to the Unadjusted Purchase Price as provided for in Article 3 and Article 8, and as are reflected in the Preliminary Accounting and the Final Accounting, shall be made to the Unadjusted Cash Consideration (the Unadjusted Cash Consideration, as so adjusted, the “Final Cash Consideration”). For the avoidance of doubt, if Purchaser has timely made the Stock Election but NFGC is unable or unwilling to issue all or any portion of the Stock Consideration at Closing as required under Section 5.3(e), then the calculation of the Unadjusted Cash Consideration payable by the Purchaser at the Closing in accordance with Section 5.3(d) shall reflect the actual number of shares of NFGC Common Stock constituting the Stock Consideration issued to Seller at the Closing.

2.6    Qualified Intermediary.

Seller and Purchaser hereby agree that this transaction may be completed as a like-kind exchange and that each Party will assist in completing the sale as a like-kind exchange. As a like-kind exchange, Seller and Purchaser agree that Purchaser, in lieu of the purchase of the Assets from Seller for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a designated qualified intermediary as defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v) (a “Qualified Intermediary”) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event any Party assigns its rights under this Agreement pursuant to this Section 2.6, such Party agrees to notify the other Parties in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Purchaser agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the Final Purchase Price for the Assets into a qualified escrow or qualified trust account at Closing as directed in writing. If Purchaser assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Purchaser’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, (ii) accept the Final Purchase Price for the Assets from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Purchaser the Assets that are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Purchaser acknowledge and agree that any assignment of this Agreement shall not increase the costs, expenses or liabilities of a Party as a result of the other Party’s assignment of this Agreement to a Qualified Intermediary, shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular Tax treatment will be given to either Party as a result thereof.

2.7    Contingent Payments. In the event that Purchaser makes a Stock Election, then, as additional consideration for the Assets, Purchaser shall make the Contingent Payments to Seller as follows:

(a)    If the Calendar Year Average NYMEX Price for calendar year 2021 is equal to or greater than $2.75/MMBtu, then Purchaser shall pay Seller an amount equal to ten percent (10%) of the Share Price multiplied by the number of shares of NFGC Common Stock constituting the Stock Consideration (such payment, the “First Contingent Payment”) in accordance with Section 2.7(c)(i).

(b)    If the Calendar Year Average NYMEX Price for calendar year 2022 is equal to or greater than $2.75/MMBtu, then Purchaser shall pay Seller an amount equal to ten percent (10%) of the Share Price multiplied by the number of shares of NFGC Common Stock constituting the Stock Consideration (such payment, the “Second Contingent Payment”) in accordance with Section 2.7(c)(ii).

(c)    Not later than ten (10) Business Days following the end of each of calendar year 2021 and 2022, as applicable, Purchaser shall prepare in good faith and deliver to Seller a written statement setting forth Purchaser’s calculation of the Calendar Year Average NYMEX Price for such calendar year. The Contingent Payments, if any, shall be paid as follows:

(i)    on January 31, 2022 (or such later date as mutually agreed upon by the Parties), Purchaser shall pay to Seller the First Contingent Payment, if such Contingent Payment is owed;

(ii)    on January 31, 2023 (or such later date as mutually agreed upon by the Parties), Purchaser shall pay to Seller the Second Contingent Payment, if such Contingent Payment is owed; and

(iii)    all Contingent Payments shall be made by wire transfer in immediately available funds to the bank account(s) designated by Seller in writing.

(d)    Seller shall have the right to dispute Purchaser’s calculation of any Calendar Year Average NYMEX Price determined in accordance with Section 2.7(c) by delivering written notice of such dispute to Purchaser within five (5) Business Days of Purchaser’s delivery of its calculation of the applicable Calendar Year Average NYMEX Price. Any such dispute shall be resolved pursuant to Section 16.2 of this Agreement. If any dispute is pending at the time a Contingent Payment is owed, Purchaser shall not be obligated to pay such Contingent Payment until the date that is two (2) Business Days following the date of the final resolution of such dispute in accordance with Section 16.2.

(e)    For the avoidance of doubt, if Purchaser does not make a Stock Election, then Purchaser shall have no obligation to make the Contingent Payments to Seller pursuant to this Section 2.7.

(f)    Any Contingent Payments made pursuant to this Section 2.7 shall be treated as an adjustment to the Final Purchase Price for the Assets for federal, and applicable state and local, income tax purposes to the extent permitted by applicable Law.

ARTICLE 3

ENVIRONMENTAL MATTERS

3.1    Definition of Environmental Defect.

As used in this Agreement, the term “Environmental Defect” means, with respect to any of the Assets, any (a) non-compliance with applicable Environmental Laws or (b) condition that exists with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments that causes any Assets to be subject to obligations to perform any investigation, monitoring, response, removal, construction, closure, disposal or other remedial action under Environmental Laws. Notwithstanding the foregoing, the following shall not be considered to be an Environmental Defect: (i) any Retained Obligation, (ii) any condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos except to the extent currently resulting in non-compliance with, or any remedial obligation under, Environmental Laws, (iii) all obligations and liabilities for plugging, abandonment and restoration obligations as described in Section 10.2 except to the extent currently resulting in non-compliance with Environmental Laws, and (iv) the matters set forth on Schedule 6.1(l).

3.2    Notice of Environmental Defects.

(a)    If, as a consequence of its Pre-Acquisition Review, Purchaser desires to assert a claim of an Environmental Defect with respect to any Assets, Purchaser must deliver claim notices to Seller (each an “Environmental Defect Notice”) no later than sixty (60) days after the Execution Date but in any event at least fifteen (15) Business Days prior to the Closing Date

(such cut-off date being the “Defect Claim Date”). Each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect(s) reasonably sufficient for Seller to determine the basis of the alleged Environmental Defect, including, at a minimum, the relevant Environmental Law citation, (ii) identification of the Asset(s) adversely affected by the Environmental Defect (each an “Environmental Defect Property”), (iii) all documents upon which Purchaser relies for its assertion of an Environmental Defect, including, at a minimum, supporting documents reasonably sufficient for Seller (as well as any environmental engineering consultant hired by Seller) to identify the existence of the alleged Environmental Defect(s), and (iv) Purchaser’s reasonable estimate of the cost of eliminating, removing, curing or otherwise addressing such Environmental Defect to the extent required by, and consistent with, Governmental Authorities and Environmental Law in accordance with Section 3.2(f) (the “Environmental Defect Amount”) and the computations and information upon which Purchaser’s belief is based, including any analysis by any environmental engineering consultant firm hired by Purchaser. For the avoidance of doubt, it shall be sufficient for Purchaser to satisfy clause (iii) of this Section 3.2(a) by making such supporting documents available to Seller for electronic download or by delivering to Seller an electronic hard drive containing such supporting documents, in each case, within three (3) Business Days of the Defect Claim Date. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Purchaser agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Environmental Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date.

(b)    Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove on or before 90 days after the Defect Claim Date (the “Cure Period”), any Environmental Defects for which Seller has received an Environmental Defect Notice from Purchaser prior to the Defect Claim Date. No reduction shall be made to the Unadjusted Purchase Price paid at Closing with respect to any Environmental Defect unless Seller and Purchaser have agreed to the existence of such Environmental Defect and the applicable Environmental Defect Amount (and any such reduction shall be subject to the limitations described in Section 3.2(h)). If, by the end of the Cure Period Seller has not cured the Environmental Defects or Seller and Purchaser cannot agree on (i) the proper and adequate cure for any such Environmental Defect, (ii) the Environmental Defect Amount, or (iii) whether the alleged Environmental Defect constitutes an Environmental Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 3.2(g). Seller’s election to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 3.2(g) and shall not constitute an admission against interests or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect. During the Cure Period and following the Closing, Seller shall conduct any cure of alleged Environmental Defects using its own resources, personnel and advisors in a manner so as not to unreasonably interfere with Purchaser’s ownership and operation of the Assets following Closing and in compliance with Purchaser’s HSSE policies to the extent provided (or made available) to Seller in advance; provided, however, that Purchaser, at its expense, shall reasonably cooperate with Seller’s efforts including, without cost to Seller, granting Seller and its consultants, advisers and contractors reasonable access to the Properties after reasonable advance notice before accessing any Property (which shall be not less than 48 hours advance notice), with full rights to conduct sampling of soils and groundwater, for purposes of making any assessment or evaluation of the alleged Environmental Defect and conducting any remediation that may be required, and making Purchaser’s personnel available after the Closing for interviews conducted pursuant to Seller’s cure efforts, answering reasonable information requests and making records reasonably available for review during normal business hours timely following Seller’s request for same. SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER, AND EACH MEMBER OF THE PURCHASER GROUP FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE ASSETS FOLLOWING CLOSING BY SELLER OR ANY MEMBER OF THE SELLER GROUP FOR PURPOSES OF CONDUCTING ENVIRONMENTAL CURATIVE ACTIONS EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, BUT EXCLUDING AS SUCH MAY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PURCHASER GROUP.

(c)    In the event that any Environmental Defect is not waived by Purchaser or, subject to Section 3.2(b) and Section 3.2(g), cured prior to the end of the Cure Period; (1) Purchaser may, in the event that its asserted Environmental Defect Amount for an Environmental Defect Property equals or exceeds the greater of (I) the Allocated Value of such Environmental Defect Property or (II) Five Hundred Thousand Dollars ($500,000), cause Seller to retain the entirety of the Environmental Defect Property, in which event, Seller shall pay Purchaser an amount equal to the Allocated Value of such Environmental Defect Property upon the reconveyance of such Environmental Defect Property to Seller; and (2) Seller shall, after giving effect to Purchaser’s right in foregoing clause (1) (if applicable), at its sole election, and subject to the Individual Environmental Threshold and the Aggregate Environmental Deductible, elect to:

(i)    accept a reduction in the Unadjusted Purchase Price equal to the Environmental Defect Amount, determined pursuant to Section 3.2(f) as being the value of such Environmental Defect, in which event, Seller shall promptly pay Purchaser an amount equal to the Environmental Defect Amount of such Environmental Defect Property; or

(ii)    if the Environmental Defect Amount for an Environmental Defect Property equals or exceeds the Allocated Value of such Asset, retain the entirety of the Property that is adversely affected by such Environmental Defect, in which event, Seller shall pay Purchaser an amount equal to such Allocated Value.

(d)    Upon Seller electing to retain a Property because of an Environmental Defect pursuant to Section 3.2(c)(ii), the Parties shall complete any further conveyancing or reconveyancing of property as is necessary to effect such remedy. In the case of any such reconveyancing, Purchaser shall assign the relevant Property to or as directed by Seller using a form of assignment or deed substantially similar to the applicable Assignment or Deed.

(e)    Subject to Purchaser’s rights under Article 11, this Section 3.2 shall be the exclusive right and remedy of Purchaser with respect to Environmental Defects or any other matter or liability related to Environmental Laws or the environmental condition of the Properties.

In this regard and notwithstanding anything to the contrary in this Agreement, if an Environmental Defect under this Section 3.2 results from any matter which could also result in the breach of any representation or warranty of a Seller as set forth in Section 6.1 (excluding the representations and warranties set forth in Sections 6.1(e), 6.1(g) and 6.1(l)), then Purchaser shall only be entitled to assert such matter as an Environmental Defect to the extent permitted by this Section 3.2 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty (provided, for the avoidance of doubt, that Purchaser shall be entitled to assert such matter as the basis of a breach of the representations or warranties set forth in Sections 6.1(e), 6.1(g) and 6.1(l)).

(f)    The Environmental Defect Amount resulting from an Environmental Defect shall be an amount determined in accordance with the following methodology, terms and conditions:

(i)    if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)    the Environmental Defect Amount shall be based upon applicable Environmental Laws in effect at the Defect Claim Date;

(iii)    the estimated costs of remediating the Environmental Defect shall not exceed the estimated costs of complying with the requirements of Governmental Authorities or Environmental Law to remediate the Environmental Defect; and

(iv)    in addition, if applicable, the estimated costs of remediating the Environmental Defect shall be based upon the costs to remediate and restore the surface and groundwater of the Property to applicable standards consistent with the current use of such surface and/or groundwater as of the Closing Date.

(g)    Seller and Purchaser shall attempt to agree on all Environmental Defects and Environmental Defect Amounts prior to the Closing, but the Closing shall not be delayed because of failure to so agree. If, after the end of the Cure Period, Seller and Purchaser are unable to agree on an alleged Environmental Defect, Environmental Defect Amount or whether an Environmental Defect has been cured as provided herein (the “Disputed Environmental Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 3.2(g).

(i)    Purchaser shall provide to Seller by not later than the 10th Business Day following the last day of the Cure Period an updated written description meeting the requirements of Section 3.2(a), together with all supporting documentation, of the Disputed Environmental Matters. By not later than 10 Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Environmental Matters, Seller shall provide to Purchaser a written response setting forth Seller’s position with respect to the Disputed Environmental Matters together with all supporting documentation.

(ii)    By not later than 10 Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of the Disputed Environmental Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) by written notice to

Seller of any Disputed Environmental Matters (“Final Disputed Environmental Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Environmental Arbitration Notice”).

(iii)    The arbitration shall be held before a single arbitrator (the “Environmental Arbitrator”), determined as follows. The arbitrator shall be a licensed environmental engineer or environmental attorney with at least ten (10) years’ experience assessing the environmental condition of oil and gas properties in the state where the Environmental Defect Property at issue is located and who has not performed material services for either Party or their Affiliates in the prior five (5) years. Within three (3) Business Days following Seller’s receipt of the Environmental Arbitration Notice, Seller and Purchaser shall each exchange lists of five (5) acceptable, qualified arbitrators. Within three (3) Business Days following the exchange of lists of acceptable arbitrators, Purchaser and Seller shall select by mutual agreement one arbitrator from the combined lists. If no agreement is reached, Purchaser and Seller shall each, by 5:00 pm Central Time of the second Business Day identify a single arbitrator from their original list of five (5) acceptable arbitrators. The two (2) selected arbitrators shall then together select a third arbitrator from the original lists within three (3) Business Days following their selection. Such third arbitrator shall serve as the Environmental Arbitrator.

(iv)    Within three (3) Business Days following the selection of the Environmental Arbitrator, the Parties shall submit one copy to the Environmental Arbitrator of (A) this Agreement, with specific reference to this Section 3.2(g), (B) the Purchaser’s written description of the Final Disputed Environmental Matters together with the supporting documents that were previously provided to Seller pursuant to Section 3.2(g)(i), (C) Seller’s written response to the Purchaser’s written description of the Final Disputed Environmental Matters, together with the supporting documents that were previously provided to Purchaser pursuant to Section 3.2(g)(i), and (D) the Environmental Arbitration Notice. Within five (5) Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission. The Environmental Arbitrator shall resolve the Final Disputed Environmental Matters based only on the foregoing submissions. Neither Purchaser nor Seller shall have the right to submit additional documentation to the Environmental Arbitrator nor to demand discovery on the other Party.

(v)    The Environmental Arbitrator shall make its determination by written decision within 30 Business Days following Seller’s receipt of the Environmental Arbitration Notice (the “Environmental Arbitration Decision”). The Environmental Arbitration Decision shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 3.2(g). The Environmental Arbitrator shall have no ex parte communications with the Parties concerning the Final Disputed Environmental Matters. All communications between any Party and the Environmental Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The Environmental Arbitrator may consult with and engage disinterested Third Parties, including counsel, to advise the Environmental Arbitrator, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not (i) be currently working as an employee or consultant for either Party, nor be in discussions about potential future work for either Party, (ii) have worked as an employee or consultant for either Party or its Affiliates during the two (2)-year period preceding the arbitration, or (iii) have any financial interest in the dispute.

(vi)    The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(vii)    Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. Each Party shall bear one-half of the costs and expenses of the Environmental Arbitrator, including any costs incurred by the Environmental Arbitrator that are attributable to the consultation of any Third Party.

(viii)    Following the issuance of the Environmental Arbitration Decision, Purchaser shall have the right to make the remedy election (if applicable) pursuant to Section 3.2(c)(1); provided that if Purchaser is not entitled to such election pursuant to the terms of Section 3.2(c)(1), then Seller shall have the right to make its remedy election pursuant to Section 3.2(c)(2). Any Environmental Arbitration Decision shall be final and binding as to that Disputed Environmental Matter.

(ix)    Any dispute over the interpretation or application of this Section 3.2 shall be decided by the Environmental Arbitrator with reference to the Laws of the State of Texas. Any award of the Environmental Arbitrator may be enforced against both Parties in the courts located in Harris County or Houston, Texas, or any other state in which any Party holds or owns property of any kind.

(h)    Notwithstanding anything to the contrary in this Agreement, in no event shall there be any remedies available under this Section 3.2:

(i)    for any Environmental Defect Amount with respect to an individual Environmental Defect Property if such amount does not exceed Two Hundred Thousand Dollars ($200,000) (the “Individual Environmental Threshold”); provided, for the avoidance of doubt, that the Environmental Defect Amounts for multiple Environmental Defects with respect to the same Environmental Defect Property may be aggregated for purposes of satisfying the Individual Environmental Threshold; and

(ii)    unless the aggregate amount of all such Environmental Defect Amounts (provided that each such Environmental Defect Amount exceeds the Individual Environmental Threshold and excluding any Environmental Defect Amounts with respect to Environmental Defects cured by Seller) exceeds the Aggregate Environmental Deductible, after which point, subject to the Individual Environmental Threshold, Purchaser shall be entitled to remedies elected by Seller in accordance with Section 3.2(c) only to the extent that such Environmental Defects exceed the Aggregate Environmental Deductible.

(iii)    Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 15.7, time is of the essence in performing their obligations and exercising their rights under this Section 3.2, and, as such, that subject to Section 15.11 each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

(i)    If Seller agrees to remedy specific Environmental Defects under Section 3.2(b), then Purchaser agrees that at Seller’s election, all negotiations and contacts with Governmental Authorities for approval and review of such remedial action shall be made by Seller with reasonable prior review and input from Purchaser.

EXCEPT FOR PURCHASER’S REMEDIES FOR ANY BREACH OF SELLER’S REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT OR FOR INDEMNITY UNDER ARTICLE 11, THE PROVISIONS OF THIS ARTICLE 3 CONSTITUTE PURCHASER’S ENTIRE REMEDY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES AND COMPLIANCE WITH ENVIRONMENTAL LAW.

EXCEPT AS PROVIDED IN THIS SECTION 3.2 AND SUBJECT TO PURCHASER’S RIGHTS UNDER ARTICLE 11, PURCHASER SHALL ACQUIRE THE PROPERTIES “WHERE IS” AND “AS IS” WITH NO RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM SELLER FOR ANY LIABILITIES, COSTS OR EXPENSES RELATED TO THE CONDITION OF THE PROPERTIES (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS AND DAMAGES TO NATURAL RESOURCES). SUBJECT TO PURCHASER’S RIGHTS UNDER THIS SECTION 3.2, ARTICLE 11 AND WITH RESPECT TO ANY BREACH OF SELLER’S REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT, ACQUISITION OF THE PROPERTY CONTAINING SUCH CONDITIONS “WHERE IS” AND “AS IS” SHALL CONSTITUTE PURCHASER’S WAIVER AND GENERAL RELEASE OF SELLER AND EACH MEMBER OF SELLER GROUP FROM ALL LIABILITIES, COSTS OR EXPENSES RELATED TO SUCH CONDITIONS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS, CERCLA LIABILITY AND DAMAGES TO NATURAL RESOURCES), WHETHER CONTRACT, TORT OR STATUTORY, REGARDLESS OF THE PAST NEGLIGENCE OF SELLER OR ANY MEMBER OF SELLER GROUP, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY MEMBER OF THE SELLER GROUP.

ARTICLE 4

TITLE MATTERS

4.1    Exclusive Title Remedy.

Purchaser represents that it has fully completed its title due diligence investigation of the Assets and is not relying on any representation of Seller with respect to title to the Assets other than as specifically set forth in Section 6.1 of this Agreement; provided that nothing herein shall limit the effectiveness of the special warranty of title contained in the Assignments and Deed. Purchaser’s remedies for any breach of Seller’s representations, warranties or covenants in this Agreement or for indemnity under Section 11.1(b) or with respect to Purchaser’s rights under the special warranty of title contained in the Assignments and Deed, as applicable, are Purchaser’s exclusive remedy against Seller with respect to title to the Assets.

4.2    Consents to Assignment and Preferential Rights to Purchase.

(a)    Promptly, but no later than five (5) Business Days, after the Execution Date, Seller shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 6.1(i) requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 6.1(i) in compliance with the terms of such rights and requesting waivers of such rights, which such notices shall be in the form attached as Exhibit F. With respect to any required consent to assignment, preferential right to purchase or similar right, in each case, that would have been required to be set forth on Schedule 6.1(i) had Seller had knowledge of such consent, preferential right or similar right prior to the Execution Date, but which consent, preferential right or similar right is not set forth on Schedule 6.1(i) and is discovered by Seller or Purchaser prior to Closing, Seller shall send to the holder of each such consent, preferential right or similar right a notice pursuant to the terms of the prior sentence as soon as reasonably practicable (but in no event later than five Business Days after discovery of any such consent, preferential right or similar right). The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset. Seller shall use commercially reasonable efforts (at no unreasonable out-of-pocket cost to Seller) to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to the Closing. Purchaser shall cooperate (at no unreasonable out-of-pocket cost to Purchaser) with Seller in seeking to obtain such consents to assignment and waivers of preferential rights. Solely with respect to consents set forth on Schedule 6.1(i), at Closing, Purchaser will provide such additional collateral or security to meet reasonable financial requirements demanded by counterparties in order to obtain consents from such counterparties. In the event Purchaser (or its designee) fails to provide such reasonable adequate assurance to a counterparty or a counterparty reasonably rejects such adequate assurance, Purchaser shall provide to Seller, at Closing, either (i) an irrevocable standby letter of credit, commercial bank guarantee, surety bond or similar credit support instrument that is issued by a financial institution that has a credit rating of “A-” or better by Standard & Poor’s Rating Group or Fitch Ratings Ltd. or “A3” or better by Moody’s Investor Service Inc. or (ii) a guaranty from a creditworthy entity reasonably acceptable to Seller. Such credit support instrument shall be in a form reasonably acceptable to Seller and in an amount reasonably determined by Seller. Seller may draw upon (or seek payment under) such credit support instrument in the event Purchaser (or its designee) does not fulfill the obligations as to the Assets, as applicable.

(b)    In the event that a consent requirement was not satisfied prior to Closing:

(i)    if such consent requirement is subject to a consent that is not a Hard Consent, then Seller will assign such Asset to Purchaser at Closing and Seller shall not be liable to Purchaser by reason of any inability or failure to obtain any such consent to assignment, and Purchaser shall indemnify, defend, and hold Seller Group harmless from any losses asserted against, imposed upon or incurred by Seller Group resulting from the failure to obtain such consent; and

(ii)    if failure to obtain such consent would cause the assignment of the Asset(s) affected thereby to be void or voidable or result in the termination of (or right to terminate) a Mineral Interest, Surface Interest or Basic Document under the express terms thereof or if any such consent is expressly denied in writing (each such consent, a “Hard Consent”), the Parties will proceed with Closing without assigning such Asset(s) subject to the Hard Consent. In the case of (A) Hard Consents identified on Schedule 6.1(i), the Unadjusted Purchase Price will not be adjusted at Closing, and (B) any Hard Consents not identified on Schedule 6.1(i), the Unadjusted Purchase Price will be reduced at Closing by the Allocated Value of such Asset(s). The Asset(s) subject to any unobtained Hard Consents shall be held by Seller for the benefit of Purchaser pursuant to the terms of this Section 4.2(b); and

(iii)    in the case of Sections 4.2(b)(ii)(A) and (B), Seller will continue after the Closing to use commercially reasonable efforts (at no unreasonable out-of-pocket cost to Seller) to obtain the consent within one (1) year after the Closing so that such Asset can be transferred to Purchaser, upon receipt of the consent. In the case of clauses (A) and (B) above, if such Hard Consent is obtained within such one (1)-year period, then, seven (7) Business Days after receiving such Hard Consent, (I) Seller shall transfer the Asset(s) excluded at Closing due to such unobtained Hard Consent to Purchaser and (II) in the case of clause (B) above, Purchaser shall pay to Seller an amount equal to the Allocated Value of such Asset(s).

(iv)    Notwithstanding anything contained herein to the contrary, in cases where a Hard Consent has not been obtained as of the Closing with respect to a Basic Document and Purchaser is assigned the Assets (other than such Basic Document) to which the Basic Document relates but the Basic Document is not transferred to Purchaser, then the following shall apply: (i) Seller and Purchaser shall continue after Closing to use commercially reasonable efforts to obtain the Hard Consent so that such Basic Document can be transferred to Purchaser upon receipt of the Hard Consent; (ii) the Basic Document shall be held by Seller for the benefit of Purchaser; (iii) Purchaser shall pay all amounts due thereunder; (iv) Purchaser shall be responsible for all Losses under such Basic Document and for the performance of any obligations under such Basic Document to the extent that Purchaser has been transferred the Assets necessary to perform under such Basic Document until such Hard Consent is obtained and (v) until such time as Seller retains such Asset pursuant to this Section 4.2(b) (if ever), INDEMNIFY, DEFEND, AND HOLD SELLER GROUP HARMLESS FROM ANY MATTERS IN CONNECTION THEREWITH, INCLUDING BUT NOT LIMITED TO ANY LOSSES ASSERTED AGAINST, IMPOSED UPON OR INCURRED BY SELLER GROUP: (1) RESULTING FROM OR CAUSED BY PURCHASER’S FAILURE TO PERFORM ALL OBLIGATIONS UNDER, OR PAY ALL AMOUNTS DUE PURSUANT TO, ANY AGREEMENT RELATED TO THE ASSET; (2) AS A CONSEQUENCE OF SELLER REMAINING A PARTY TO ANY AGREEMENT RELATED TO THE ASSET THAT COULD NOT BE ASSIGNED AT CLOSING; OR (3) AS A CONSEQUENCE OF SELLER PROVIDING PURCHASER ANY BENEFIT UNDER ANY AGREEMENT RELATED TO THE ASSET UNTIL THE CONSENT TO ASSIGN IS SATISFIED OR THE AGREEMENT HAS TERMINATED. Within ten (10) Business Days of receiving such Hard Consent, Seller shall convey to Purchaser such Basic Document using a form of assignment substantially similar to the Assignments, such assignment to be effective as of the Effective Date.

(v)    If any such Hard Consent is not obtained within one (1) year after Closing, Purchaser may elect, in its sole discretion, to either: (A) receive an assignment of such

Asset and INDEMNIFY, DEFEND, AND HOLD SELLER GROUP HARMLESS FROM ANY MATTERS IN CONNECTION WITH SUCH ASSIGNMENT in addition to any indemnification obligations under Section 11.1(a)(iii), or (B) cause Seller to retain such Asset subject to the unobtained Hard Consent. In the event of (B), Seller shall have all rights available to Seller to terminate any agreement related to the Asset and, if such unobtained Hard Consent is set forth on Schedule 6.1(i), Purchaser shall reimburse Seller for any actual out-of-pocket costs or expenses incurred in connection therewith.

(c)    Until (i) consent is received from the Pennsylvania Department of Conservation and Natural Resources for Seller to transfer its interest in the DCNR Agreements to Purchaser and (ii) Seller assigns its interest in the DCNR Agreements to Purchaser, Purchaser shall not access the properties that are subject to the DCNR Agreements or perform any operations thereon without Seller’s prior written consent. However, Purchaser shall perform all administrative and accounting obligations under the DCNR Agreements after the Transition Services Agreement is terminated. If Seller is required to perform any obligations under the DCNR Agreements before the agreements can be transferred to Purchaser, Purchaser shall use its reasonable best efforts to assist and cooperate with Seller to enable Seller’s performance of such obligations.

(d)    If, prior to Closing, (i) the holder of a preferential right to purchase elects not to purchase the applicable Asset or waives its right to do so, or (ii) the time in which the preferential right to purchase may be exercised has expired, then such Asset will be assigned to Purchaser at the Closing in accordance with the terms and subject to the conditions of this Agreement.

(e)    If, prior to the Closing Date, a holder of a preferential right to purchase notifies Seller that it elects to exercise its preferential right to purchase with respect to the applicable Asset or the time period for exercising such preferential purchase right has not expired, then (i) such Asset will not be conveyed to Purchaser at Closing and will be deemed an Excluded Asset, and (ii) the Unadjusted Purchase Price will be reduced by the applicable Allocated Value for such retained Asset, provided, however, if the holder of such preferential right to purchase fails to complete the purchase of said Property (or portion thereof) within one hundred eighty (180) days after the Closing Date, then Seller shall deliver such retained Assets to Purchaser within three (3) Business Days following such one hundred eighty (180)-day period and Purchaser shall pay to Seller an amount equal to the amount by which the Unadjusted Purchase Price was reduced at Closing in respect of such retained Asset.

(f)    Seller shall promptly notify Purchaser of the exercise of any preferential right to purchase in respect of the Assets.

PURCHASER’S REMEDIES FOR ANY BREACH OF SELLER’S REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT, FOR INDEMNITY UNDER ARTICLE 11 AND THE SPECIAL WARRANTY OF TITLE IN THE CONTAINED IN THE ASSIGNMENTS AND DEED CONSTITUTE PURCHASER’S ENTIRE REMEDY WITH RESPECT TO THE TITLE TO THE ASSETS.

SUBJECT TO PURCHASER’S RIGHTS UNDER ARTICLE 11 AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENTS AND DEED, PURCHASER SHALL ACQUIRE THE ASSETS “WHERE IS” AND “AS IS” WITH NO

RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM SELLER FOR ANY DEFECT TO OR LIEN OR ENCUMBRANCE UPON THE TITLE TO THE ASSETS.

ARTICLE 5

CLOSING

5.1    Closing Conditions.

5.1.1    Purchaser’s and NFGC’s Closing Conditions.

The obligations of Purchaser (and of NFGC, in the event the Stock Election is exercised) to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    The representations and warranties of Seller set forth in Section 6.1 that are qualified by materiality or with reference to a Seller Material Adverse Effect shall be true and accurate in all respects and those not so qualified shall be true and accurate in all material respects, and Seller shall have performed in all material respects those covenants and agreements of Seller set forth herein that are required to be performed at or prior to Closing.

(b)    Except for approvals and consents customarily obtained after Closing, all material consents from and filings with any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived and all required waiting periods (including under the HSR Act, if applicable) shall have expired or been terminated.

(c)    There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction or any other Third Party seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement. No injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and shall have remained in effect on the Closing Date.

(d)    Provided that Purchaser has met the notice requirement set forth in Section 16.3, the sum of (i) all Environmental Defect Amounts for which Seller has elected the remedy under Section 3.2(c)(i) or which relate to Environmental Defects that exceed the Individual Environmental Threshold that remain uncured at Closing and for which Seller has not elected the remedy under Section 3.2(c)(ii), (ii) the Allocated Values of the Assets for which Seller has elected the remedy under Section 3.2(c)(ii), (iii) the Allocated Values of the Assets withheld from Closing pursuant to Section 4.2, (iv) the aggregate amount of all Casualty Losses following the Execution Date shall be less than twenty percent (20%) of the Unadjusted Purchase Price. If the existence or amount of any Environmental Defect or Casualty Loss is in dispute at Closing, the resolution of which would determine the satisfaction of this condition, then Closing will be delayed until the Parties, as promptly as practicable, resolve the dispute pursuant to Section 16.3.

(e)    Seller shall be ready, willing and able to deliver to Purchaser (and to NFGC, as applicable, in the event the Stock Election is exercised) at the Closing all Closing deliverables and items required to be delivered by Seller under Section 5.3.

5.1.2    Seller’s Closing Conditions.

The obligations of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    The representations and warranties of Purchaser set forth in Section 6.3 (and of NFGC set forth in Section 6.4 in the event the Stock Election is exercised) that are qualified by materiality or with reference to a Purchaser Material Adverse Effect or an NFG Material Adverse Effect, as applicable, shall be true and correct in all respects and those not so qualified shall be true and accurate in all material respects, and Purchaser shall have performed in all material respects those covenants and agreements of Purchaser set forth herein that are required to be performed prior to Closing.

(b)    Except for approvals and consents customarily obtained after Closing, all material consents from and filings with any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, effected or waived and all required waiting periods (including under the HSR Act, if applicable) shall have expired or been terminated.

(c)    There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction or any other Third Party seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement. No injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and shall have remained in effect on the Closing Date.

(d)    Provided that Seller has given notice to Purchaser by no later than ten (10) Business Days after the Defect Claim Date, the sum of (i) all Environmental Defect Amounts for which Seller has elected the remedy under Section 3.2(c)(i) or which relate to Environmental Defects that exceed the Individual Environmental Threshold that remain uncured at Closing and for which Seller has not elected the remedy under Section 3.2(c)(ii), (ii) the Allocated Values of the Assets for which Seller has elected the remedy under Section 3.2(c)(ii), (iii) the Allocated Values of the Assets withheld from Closing pursuant to Section 4.2, (iv) the aggregate amount of all Casualty Losses following the Execution Date shall be less than twenty percent (20%) of the Unadjusted Purchase Price. If the existence or amount of any Environmental Defect or Casualty Loss is in dispute at Closing, the resolution of which would determine the satisfaction of this condition, then Closing will be delayed until the Parties, as promptly as practicable, resolve the dispute pursuant to Section 16.3.

(e)    Purchaser (and NFGC in the event the Stock Election is exercised) shall be ready, willing and able to deliver to Seller at the Closing all Closing deliverables and items required to be delivered by Purchaser (and NFGC, as applicable, in the event the Stock Election is exercised) under Section 5.3.

5.2    Time and Place.

Unless otherwise mutually agreed, the Closing shall be held on the later of (a) July 31, 2020 and (b) ten (10) Business Days after all conditions to Closing in Section 5.1 have been met or waived

(the “Closing Date”), at the offices of Seller at 150-C N. Dairy Ashford, Houston, Texas 77079. The time and place for Closing may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or postponement of the Closing shall not change the Effective Date.

5.3    Closing.

The following shall take place at the Closing:

(a)    Seller shall prepare, execute and deliver, the Assignments and the Deed in sufficient counterparts and meeting all applicable local requirements to facilitate recording in the applicable counties where the Assets are located;

(b)    (i) Seneca shall execute and deliver the Seneca Assignment and a Deed, as applicable, and (ii) NFG Midstream shall execute and deliver the NFG Midstream Assignment and a Deed, as applicable, in each case, prepared by Seller in accordance with Section 5.3(a);

(c)    Purchaser shall deliver or cause to be delivered those agreements, instruments and documents provided for in Section 7.6 hereof;

(d)    Purchaser shall pay to Seller (subject to Section 2.6) (provided that Seller may direct any payment hereunder to Seller’s Qualified Intermediary) by wire transfer an amount equal to the Unadjusted Cash Consideration, as adjusted by the Preliminary Accounting, less an amount equal to the Performance Deposit;

(e)    if Purchaser has exercised the Stock Election, NFGC shall issue and deliver to Seller the Stock Consideration;

(f)    Seller shall execute and deliver the Non-Foreign Affidavit attached as Exhibit D;

(g)    Purchaser will deliver to Seller a certificate, dated as of the Closing Date and executed by an officer of Purchaser certifying that the conditions set forth in Section 5.1.2(a) and Section 5.1.2(b) have been fulfilled;

(h)    Seller will deliver to Purchaser a certificate, dated as of the Closing Date, and executed by an officer of Seller certifying that the conditions set forth in Section 5.1.1(a) and Section 5.1.1(b) have been fulfilled;

(i)    Purchaser and Seller shall execute and deliver (i) such designation of operator forms as are necessary to transfer operations to Purchaser for those Oil and Gas Interests that are operated by Seller and which are intended to be operated by Purchaser after the Closing, (ii) any other applicable governmental transfer form required by the Governmental Authority with jurisdiction over the Assets and (iii) such other remaining documents, letters-in-lieu of transfer orders, joinders, ratifications, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties;

(j)    Seller and Purchaser shall execute the Transition Services Agreement;

(k)    Seller shall deliver to Purchaser executed recordable releases and termination forms reasonably acceptable to Purchaser with respect to any and all liens or security interests (other than Permitted Encumbrances) encumbering the Assets relating to any debt of Seller or its Affiliates with respect to borrowed monies;

(l)    Seller and Purchaser shall execute and deliver the Seismic License Agreement; and

(m)    if Purchaser has exercised the Stock Election, Seller and NFGC shall execute and deliver the Registration Rights and Standstill Agreement.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

ARTICLE 6

GENERAL REPRESENTATIONS AND WARRANTIES

6.1    Seller’s Representations & Warranties. Seller represents and warrants to Purchaser and NFGC that each of the statements in this Section 6.1 are true and correct as of the Execution Date and will be true and correct as of the Closing Date:

(a)    Organization. Seller is duly formed, validly existing and in good standing under the Laws of Delaware and is in good standing, and duly qualified to carry on its business, in the states of New York and Ohio and the commonwealth of Pennsylvania.

(b)    Validity of Agreement. Seller has the limited partnership power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been (and at Closing all documents to be executed and delivered by Seller will be) duly executed and delivered by Seller and constitutes (and at Closing all Closing deliverables to which Seller is a party constitute) a valid and binding obligation of Seller, duly authorized and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c)    No Conflict. The execution and delivery of this Agreement by Seller does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the limited partnership agreement of Seller, or (ii) to its Knowledge, (A) violate any Law to which Seller is subject, or (B) violate any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Seller is a party or by which it or any of the Oil and Gas Interests are bound, except, in the case of subclause (ii) hereof for any such violations or requirements which would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect or prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement, or which become applicable as a result of the execution, delivery, or performance of this Agreement.

(d)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against Seller.

(e)    Governmental Authorizations. Except as set forth on Schedule 6.1(e), Seller has all material Governmental Authorizations required and issued by Governmental Authorities under provisions of Law, necessary or required to own and operate the Assets, and to Seller’s Knowledge, all such Governmental Authorizations are in full force and effect. Seller has not received written notice of any material violations in respect of any such Governmental Authorizations that are unresolved at the date of this Agreement, and to Seller’s Knowledge, Seller is not in violation of the terms of any such material Governmental Authorizations.

(f)    Compliance with Laws and Regulations. Except with respect to Environmental Laws (which are the subject of Article 3, Section 6.1(g) and Section 6.1(l)), Seller is not, and to Seller’s Knowledge no Third Party is, in material violation of any applicable Laws with respect to the ownership and operation of the Assets.

(g)    Litigation. Except as set forth on Schedule 6.1(g), as of the Execution Date, there is no claim, dispute, lawsuit, arbitration, action, litigation, demand or proceeding (1) brought by any Third Party pending, or to Seller’s Knowledge, threatened in writing that (A) questions or involves the validity or enforceability of Seller’s obligations under this Agreement or (B) seeks (or reasonably might be expected to seek) to prevent or delay the consummation by Seller of the transactions contemplated by this Agreement or damages in connection with any such consummation; or (2) pending before any Governmental Authority or arbitrator against Seller or any of its Affiliates relating to the Assets.

(h)    Taxes and Burdens.

(i)    All material Asset Taxes that are due and payable have been timely paid.

(ii)    All material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed with the appropriate Governmental Authority and such Tax Returns are true, correct, and complete in all material respects.

(iii)    There are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax.

(iv)    No audit, litigation, or other proceeding with respect to Asset Taxes has been commenced, is presently pending or, to Seller’s Knowledge, has been threatened.

(v)    No Governmental Authority has asserted a claim within the last three (3) years that Seller is subject to Asset Tax in a jurisdiction in which Seller is not filing Tax Returns with respect to Asset Taxes.

(vi)    None of the Assets are (or will be as of the Closing Date) held in an arrangement (other than as may arise by virtue of Seller’s organizational or governing documents) that is treated as a partnership or any entity for federal, state or local income Tax purposes.

(vii)    All Burdens payable during Seller’s period of ownership with respect to the Assets and based on or measured by either the ownership of the Assets or the production or removal of Hydrocarbons or the receipt of proceeds therefrom have been timely paid, except for the Suspense Funds.

(i)    Preferential Rights and Consents to Assign. The Assets are not subject to any preferential rights to purchase, and are not subject to any consents to assign other than those preferential rights to purchase and those consents to assign that are set forth in one or more of the agreements identified on Schedule 6.1(i) hereto, except for those consents that are customarily obtained after Closing.

(j)    Material Contracts. All Material Contracts as of the date of this Agreement are listed on Schedule 6.1(j). Seller has not received written notice from any counterparty to a Material Contract of any alleged material default under any such Material Contract. All Material Contracts are in full force and effect. Seller is not, nor to Seller’s Knowledge is any other party, in breach or default with respect to any of its obligations under, nor to Seller’s Knowledge has there occurred any event that with notice or the passage of time would constitute a breach or default under, any of the Material Contracts. Complete and accurate copies of all Material Contracts have been provided to Purchaser prior to the Execution Date.

(k)    Liability for Brokerage Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any Affiliate of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(l)    Environmental Matters. Except as set forth on Schedule 6.1(l), (i) neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority or Third Party with respect to the Assets alleging unresolved material violations of, or material Losses under, any Environmental Laws and (ii) to Seller’s Knowledge, there are no facts, events or conditions existing on or prior to the Execution Date with respect to the Assets that have given, or would reasonably be expected to give, rise to Losses under any Environmental Laws. Prior to the Execution Date, Seller has provided Purchaser with all material written environmental reports prepared by any Third Party on behalf of Seller or any of its Affiliates with respect to the Assets.

(m)    Wells; Plugging and Abandonment. Except for the Consent Order, Seller has not received any notices or demands from any Governmental Authority or other Third Parties to plug or abandon any Wells. The Wells operated by Seller, and to Seller’s Knowledge, the Wells operated by a Third Party, that are neither in use for purposes of production or injection, nor temporarily shut-in or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned in accordance with any applicable Law or are in compliance with the Consent Order. To Seller’s Knowledge, all Wells operated by Seller have, in each case, been drilled and completed within the geographic and depth limits permitted by all applicable Mineral Interests, Basic

Documents and pooling or unit orders. Schedule 6.1(m) sets forth all Wells operated by Seller or its Affiliates that have been temporarily shut-in for one month or longer.

(n)    Imbalances. To Seller’s Knowledge, except as set forth on Schedule 6.1(n), there are no material Imbalances associated with the Assets as of the date set forth on such Schedule.

(o)    Current Commitments. To Seller’s Knowledge, Schedule 6.1(o) sets forth, as of the date set forth on such Schedule, all outstanding Third Party authorities for expenditures or other written capital commitments (“AFEs”) that (i) relate to and are binding on the Assets and (ii) require, individually, an expenditure by Seller in excess of One Hundred Thousand Dollars ($100,000) net to Seller’s interest.

(p)    Payout Status. To Seller’s Knowledge, Schedule 6.1(p) contains a complete and accurate list of the status of any “payout” balance, as of the date set forth on such Schedule, for any Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Mineral Interest by its terms).

(q)    Advance Payments. Neither Seller nor any of its Affiliates is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Burdens) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.

(r)    Suspense Funds. To Seller’s Knowledge, Schedule 6.1(r) sets forth all Suspense Funds held in suspense by Seller or its Affiliates as of the date set forth on such Schedule and the name or names of the Persons claiming the funds or to whom the funds are owed.

(s)    Bonds; Credit Support. Schedule 6.1(s) lists all Seller Guaranties maintained by Seller or any of its Affiliates with respect to the Assets.

(t)    Midstream Assets.

(i)    The Midstream Assets held by Seller constitute, in all material respects, all of the assets, properties and rights, tangible or intangible, real or personal, that are used or necessary to operate the Midstream Systems and other Midstream Assets of Seller consistent with past practice and as currently operated.

(ii)    The Midstream Systems, Pipelines and Midstream Equipment are located within the geographic boundaries of the Midstream Surface Interests in all material respects. Seller has valid and defensible title to, or a valid leasehold interest in, all Midstream Surface Interests free and clear of all liens, defects or other encumbrances (other than Permitted Encumbrances), in each case, as are necessary to (A) use, own and operate the Midstream Assets in the same manner as such Midstream Assets are currently used, owned and operated by the Seller as of the Execution Date and (B) deliver Hydrocarbons from the Wells to the first (1st) Third Party point of sale. None of the Midstream Surface Interests are (I) subject to any term limits during the period in which such Midstream Surface Interests are being utilized or (II) subject to any rental, lease payment or royalty reasonably expected to exceed One Hundred Thousand Dollars ($100,000) annually. All of the Midstream Surface Interests are legal, valid, binding and enforceable against

Seller and to Seller’s Knowledge, the applicable counterparty thereto. There is no existing material default by Seller or, to Seller’s Knowledge, any counterparties under any of the Midstream Surface Interests. The terms of all Midstream Surface Interests permit Seller to transport Third Party Hydrocarbons across such Midstream Surface Interests without payment of a fee or royalty and without seeking consent from any Third Party.

(iii)    The Midstream Assets are, in all material respects, and taking into account the age and history of use of such Midstream Assets, in good repair, working order and operating condition and do not require any material maintenance or repair services, ordinary wear and tear excepted, to be put into a condition that would permit their present operations in accordance with applicable Law in all material respects and industry standard practice in the areas in which they are operated or used.

(iv)    (A) all Pipelines constructed by Seller or its Affiliates since December 31, 2010 (and, to Seller’s Knowledge, all other Pipelines) were designed and constructed (and have been operated and maintained) in accordance with standards, methods, codes, specifications and techniques utilized by prudent operators of similarly situated midstream assets (taking into account, where appropriate, all applicable Laws for pipelines designated as transmission and regulated gathering) in the area in which the Midstream Assets are located, and (B) all Pipelines that were designed and constructed by Seller or its Affiliates since December 31, 2010 to be capable of operating at a Maximum Allowable Operating Pressure of 1440 PSIG or greater, as set forth in Schedule 6.1(t), are free from any asset integrity issues which would require any pressure derating. The pipeline pressure test records summary provided to Purchaser in the VDR entitled “SWEPI Pipeline Pressure Test Records Summary_3_10_20.xls” is true and correct in all material respects. Except as set forth on Schedule 6.1(e), all permitting actions and governmental record keeping, inclusive of air quality reporting and documentation, are up-to-date in all material respects and have been conducted continuously since December 31, 2010 in all material respects with respect to the Midstream Assets.

(v)    Seller has, in all material respects, valid and defensible title to, or a valid leasehold interest in, all Midstream Equipment, Pipelines and other personal property utilized in the ownership, use or operation of the Midstream Assets, free and clear of all liens, defects and other encumbrances (other than Permitted Encumbrances). Seller is not in default (and to Seller’s Knowledge no counterparty is in material default) under any lease for Midstream Equipment or other personal property to which Seller is a party and which is utilized in connection with the ownership, use or operation of the Midstream Assets. There are no Pipelines or other portions of any Midstream Systems that are currently incomplete or under construction in any material respects.

(u)    Upstream Surface Interests. Seller owns, or has the right to use (subject to Permitted Encumbrances), the Surface Interests as are necessary to use, own and operate the Assets in the same manner as such Assets are currently used, owned and operated by the Seller as of the Execution Date. Each Surface Interest is (a) not subject to any term limits or (b) subject to term limits that are renewable or extendable with the payment of fees reasonably expected to be equal to or less than One Hundred Thousand Dollars ($100,000). There is no existing material default by Seller or, to Seller’s Knowledge, any counterparties under any of the Surface Interests.

(v)    Regulatory Status. Neither Seller nor any of its properties and operations, as applicable, is or has been subject to (or is in material violation of) any regulation by the Federal Energy Regulatory Commission (“FERC”) as (i) a natural gas company under the Natural Gas Act, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder, (ii) an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended and the regulations promulgated thereunder, transporting gas in interstate commerce, or (iii) a common carrier under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder.

(w)    Non-Consent Operations. As of the Execution Date, Seller has not declined to participate in any operation or activity proposed with respect to the Assets on Exhibit A-1 or Exhibit A-2 that could result in Seller’s interest in any Assets becoming subject to a penalty, non-payment or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the net revenue interest and working interest set forth on Exhibit A-1 or Exhibit A-2.

(x)    Investor Status; Independent Evaluation. Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Seller (i) has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration, (ii) is able to bear the economic risk of an investment in the Stock Consideration, (iii) has conducted its own investigation of NFGC, (iv) confirms it has had access to information as it deemed necessary to make its decision to acquire the Stock Consideration if the Stock Election is exercised, and (v) confirms it has been offered the opportunity to ask questions of NFGC and receive answers thereto, as it deemed necessary in connection with the decision to acquire the Stock Consideration. Seller further represents that it is not acquiring any Stock Consideration as a nominee or agent or otherwise for any other person and was not formed for the purpose of acquiring shares of NFGC Common Stock. Seller has relied solely on the representations and warranties set forth in this Agreement and in any Closing document and is not relying on any other communication (written or oral) of NFGC or any of its Affiliates, as investment or tax advice or as a recommendation to acquire the Stock Consideration, if any.

(y)    No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in shares of NFGC Common Stock or made any finding or determination concerning the fairness or advisability of such an investment.

(z)    Restrictions on Transfer.

(i)    Seller is acquiring the Stock Consideration, if any, solely for Seller’s own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of NFGC Common Stock in violation of the Securities Act. Seller understands that the Stock Consideration, if any, has not been registered under the Securities Act or any state securities Laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of Seller and of the other representations made by Seller in this Agreement. Seller understands that Purchaser and NFGC are relying upon the representations and covenants in this Agreement (and any supplemental information provided by Seller to Purchaser and NFGC expressly for the purpose) for the purposes of determining whether this transaction meets the requirements for such exemptions.

(ii)    Seller understands that the Stock Consideration, if any, will constitute “restricted securities” under applicable federal securities Laws and that the Securities Act and the rules of the SEC provide in substance that Seller may dispose of the Stock Consideration only pursuant to an effective registration under the Securities Act or an exemption from the registration requirements thereunder.

(iii)    Seller agrees: (A) that Seller will not sell, assign, pledge, give, transfer, grant a participation in or otherwise dispose of the Stock Consideration, if any, or any interest therein, or make any offer or attempt to do any of the foregoing (for purposes of this clause (iii), a “transfer”), except pursuant to a registration of the Stock Consideration under the Securities Act and all applicable state securities Laws, or in a transaction that is exempt from such registration provisions, (B) that the certificates (or electronic equivalent) representing any Stock Consideration will initially bear a legend making reference to the foregoing restrictions, and (C) that NFGC and its Affiliates will not be required to give effect to any purported transfer of such Stock Consideration except in compliance with the foregoing restrictions.

6.2    Limitations on Seller’s Representations and Warranties.

(a)    Except as and to the extent expressly set forth in Article 6 and the special warranty of title in the Assignments and the Deed, (i) Seller makes no representations or warranties, express or implied, and (ii) absent Fraud, Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any Affiliates thereof).

(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 6 AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENTS AND THE DEED, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER (1) MAKES NO, AND, ABSENT FRAUD, EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL AND GAS INTERESTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE OIL AND GAS INTERESTS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN

CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. FURTHERMORE, EXCEPT AS EXPRESSLY REPRESENTED IN SECTION 6.1, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE COMPANIES OR THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 6 AND SUBJECT TO PURCHASER’S RIGHTS UNDER SECTION 3.2 AND ARTICLE 11, ACQUISITION OF THE PROPERTY CONTAINING SUCH CONDITIONS “AS IS” AND “WHERE IS” SHALL CONSTITUTE PURCHASER’S WAIVER, GENERAL RELEASE AND AGREEMENT TO DEFEND, INDEMNIFY AND HOLD SELLER AND EACH MEMBER OF SELLER GROUP HARMLESS FROM ALL LIABILITIES, COSTS OR EXPENSES RELATED TO SUCH CONDITIONS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS, CERCLA LIABILITY AND DAMAGES TO NATURAL RESOURCES), WHETHER IN CONTRACT, TORT OR STATUTORY, REGARDLESS OF THE PAST NEGLIGENCE, OR FAULT OR STRICT OR STATUTORY LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP.

(c)    Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters that are material or have a Seller Material Adverse Effect shall not be deemed an indication that such matter is material or does, or may, have a Seller Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

6.3    Purchaser’s Representations & Warranties.

Each Purchaser severally, and not jointly, represents and warrants to Seller that each of the statements in this Section 6.3 are true and correct as of the Execution Date and will be true and correct as of the Closing Date:

(a)    Organization. Such Purchaser is a Pennsylvania limited liability company duly organized, validly existing and in good standing under the laws of Pennsylvania and (i) with respect to Seneca, is duly qualified to carry on its business in the states of Ohio and New

York and the commonwealth of Pennsylvania and (ii) with respect to NFG Midstream, is duly qualified to carry on its business in the commonwealth of Pennsylvania.

(b)    Validity of Agreement. Such Purchaser has the company authority to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser and constitutes a valid and binding obligation of such Purchaser, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    No Conflict. The execution and delivery of this Agreement by each Purchaser does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the governing documents of such Purchaser or, (ii) to such Purchaser’s Knowledge, (A) violate any Law to which such Purchaser is subject, or (B) any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which such Purchaser is a party, or (iii) require any consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority, except for (A) filings by the Parties under the HSR Act and (B) any consents, approvals, orders or authorizations that are customarily obtained after Closing, except, in the cases of subclauses (ii) and (iii) hereof for any such violations or requirements which would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect or prevent or materially delay the consummation by such Purchaser of the transactions contemplated by this Agreement, or which become applicable as a result of the execution, delivery, or performance of this Agreement.

(d)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against such Purchaser or to such Purchaser’s Knowledge, any direct or indirect shareholder of such Purchaser that is an Affiliate of such Purchaser.

(e)    Receipt of Data. Subject to Seller’s compliance with Section 7.1, and absent Fraud by Seller, such Purchaser has had or will have the opportunity to perform adequate due diligence on the Assets by reviewing the Data Room and performing a Pre-Acquisition Review.

(f)    Independent Evaluation. Such Purchaser is an experienced and knowledgeable investor in the oil and gas business and is experienced with the usual and customary practices of producers such as Seller. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, such Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets, relying upon such Purchaser’s own legal, financial, engineering and technical expertise and advisors and relying upon Seller’s representations and warranties contained in this Agreement, the Assignments and the Deed (including the special warranty of title contained therein), and the certificate delivered by Seller at Closing pursuant to Section 5.3(h).

(g)    No Securities Distribution. Such Purchaser intends to acquire the Assets for such Purchaser’s own benefit and account and not with a view of making any distribution of securities, within the meaning of the Securities Act.

(h)    Financing. Prior to Closing, such Purchaser will have arranged to have available sufficient funds to enable such Purchaser to pay the Unadjusted Cash Consideration to Seller at Closing, to obtain any bonds or credit support required pursuant to Section 4.2(d) and Section 7.6, and otherwise to perform such Purchaser’s obligations under this Agreement.

(i)    Liability for Brokerage Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of such Purchaser or any Affiliate of such Purchaser for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(j)    Litigation, Etc. As of the Execution Date, there are no actions, proceedings, or investigations pending, or to such Purchaser’s knowledge, any basis or threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated under this Agreement.

(k)    Qualifications. At Closing, such Purchaser or its applicable Affiliate, will be qualified with all applicable Governmental Authorities to own and, where applicable, operate the Properties.

(l)    Anti-Money Laundering. Purchaser stipulates that (i) the funds used to pay the Performance Deposit, the Final Cash Consideration and any other amounts owed hereunder (if any) shall be made from, and (ii) any amounts owed to Purchaser hereunder (if any), in each case, at or prior to the date that is one (1) year following Closing, shall be made to, the account set forth on Schedule 6.3(l).

(m)    Operatorship. Purchaser is not in continuing violation of any statutes, rules or regulations of the PDEP and is not aware of any reason why Purchaser may not be accepted as an operator by the PDEP or other applicable regulator.

6.4    NFGC’s Representations & Warranties.

NFGC represents and warrants to Seller that each of the statements in this Section 6.4 are true and correct as of the Execution Date and will be true and correct as of the Closing Date, except as set forth in the SEC Documents at least five Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, in each case to the extent such disclosures are not based on statements of fact):

(a)    Organization. NFGC is a New Jersey corporation duly organized, validly existing and in good standing under the laws of New Jersey.

(b)    Validity of Agreement. NFGC has the company authority to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been duly executed and delivered by NFGC and constitutes a valid and binding obligation of NFGC, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    No Conflict. The execution and delivery of this Agreement by NFGC does not, and the issuance of the Stock Consideration, if any, contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the governing documents of NFGC or, (ii) (A) violate any Law to which NFGC is subject, or (B) any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which NFGC is a party, or (iii) require any consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority, except, in the cases of subclauses (ii) and (iii) hereof for any such violations or requirements which would not reasonably be expected, individually or in the aggregate, to have an NFGC Material Adverse Effect or prevent or materially delay the consummation by NFGC of the transactions contemplated by this Agreement, or which become applicable as a result of the execution, delivery, or performance of this Agreement.

(d)    Capitalization. The authorized capitalization of NFGC consists of (i) 200,000,000 shares of NFGC Common Stock, of which 86,560,898 were outstanding as of January 31, 2020 (all of which were duly authorized, validly issued, fully paid and non-assessable) and (ii) 10,000,000 shares of preferred stock, par value $1.00 of NFGC, of which there were no shares outstanding as of January 31, 2020.

(e)    NFGC Common Stock. The shares of NFGC Common Stock to be issued as the Stock Consideration at the Closing if the Stock Election is exercised have been duly authorized by NFGC and, when issued and delivered at the Closing in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and non-assessable, (ii) will be issued free and clear of any Lien (excluding any Liens created by Seller and transfer restrictions under applicable securities Laws) and (iii) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any shares of NFGC Common Stock. In addition, all actions required to be taken by NFGC to cause the Stock Consideration to be issued at the Closing in the event the Stock Election is exercised, will have been taken as of the Closing, including any requisite approvals, in each case if and as required by applicable Law, NYSE rules and regulations or by NFGC’s governing documents. NFGC board approval for issuance of the Stock Consideration at Closing in the event the Stock Election is exercised has been obtained or will have been obtained prior to the exercise of any Stock Election. There is no stockholder approval required in connection with the issuance of the Stock Consideration.

(f)    SEC Documents.

(i)    NFGC has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including, without limitation, all financial statements, schedules, exhibits and other information incorporated therein by reference or otherwise) required to be so filed or furnished by it with the SEC since January 1, 2019 (collectively, the “SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the SEC Documents complied in all material respects with the respective applicable form requirements of the Securities Act and the Exchange Act and complied in all material respects with applicable accounting standards. No SEC Document that has been filed prior to the date of this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)    Each of the consolidated balance sheets included in or incorporated by reference into the SEC Documents (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of NFGC and its wholly-owned subsidiaries as of its applicable date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the SEC Documents (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of NFGC and its wholly-owned subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (A) such exceptions as are permitted by Form 10-Q of the SEC and (B) normal year-end audit adjustments which have not been and are not reasonably expected to be material individually or in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iii)    There were no liabilities or obligations of NFGC or any of its wholly-owned subsidiaries (whether accrued, absolute, contingent, known, asserted, matured or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of NFGC or in the notes thereto prepared in accordance with GAAP as of December 31, 2019, other than liabilities or obligations to the extent reflected or reserved against on the consolidated balance sheet of NFGC as of December 31, 2019 (including the notes thereto). Since December 31, 2019, no such liabilities or obligations have arisen other than (A) liabilities or obligations incurred in the ordinary course of business or (B) liabilities that are not, individually or in the aggregate, material to NFGC.

(g)    Controls and Procedures. Since the enactment of the Sarbanes-Oxley Act, NFGC has been and is in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act. To the Knowledge of NFGC, based upon its most recent evaluation, there are no material weaknesses in its internal control over financial reporting or its disclosure controls and procedures, each as defined under the applicable Exchange Act regulations.

(h)    NYSE Compliance. NFGC has not received any notice from the NYSE of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the NYSE.

(j)    Legal Proceedings. Except as disclosed in the SEC Documents, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Knowledge of NFGC, threatened against NFGC or any of its assets, except for any actions, suits, claims, investigations or other legal proceedings which do not have or would not reasonably be expected to have, individually or in the aggregate, an NFGC Material Adverse Effect.

(k)    Investment Company Act. NFGC is not, and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)    Absence of Changes. Since January 31, 2020, (a) there has not occurred any change, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, an NFGC Material Adverse Effect, (b) except to the extent reasonably required or advisable due to the COVID-19 pandemic, the business of NFGC and its subsidiaries has been operated and maintained in the ordinary course of business consistent with NFGC’s past practices; and (c) there has not been any material change by NFGC in accounting or Tax reporting principles, methods, or policies, except as required by applicable Law.

ARTICLE 7

COVENANTS OF THE PARTIES.

7.1    Access to Properties and Information.

(a)    Purchaser acknowledges that, as of the Execution Date, it has already received from Seller (i) access to a virtual data room containing images of certain documents, instruments and agreements relevant to Purchaser’s examination of the Assets (such virtual data room and its contents as of one (1) Business Day prior to the Execution Date, the “Data Room”), (ii) the opportunity to ask questions related to the Assets of certain managers and employees of Seller and its Affiliates, (iii) the opportunity to conduct a review of geological and geophysical data on workstations at the offices of Seller, and (iv) drafts of the Exhibits and Schedules to this Agreement.

(b)    Upon execution of and pursuant to the terms of this Agreement, Purchaser and its officers, employees, agents, consultants and authorized representatives shall have the right, at reasonable times during normal business hours, at Purchaser’s sole cost and expense, to reasonable access to (i) the Assets, (ii) all Records in Seller’s or any of its Affiliates’ possession or control and (iii) Seller’s and its Affiliates’ employees, in each case, that are reasonably necessary to facilitate review without unreasonable interruption to Seller’s business and in compliance with Seller’s HSSE policies to the extent made available to Purchaser following Purchaser’s request (the “Pre-Acquisition Review”). The scope of the Pre-Acquisition Review includes:

(i)    The right to enter all or any part of the Assets at any reasonable time and with reasonable advance notice before accessing any Asset (which shall be not less than 48 hours advance notice), and to inspect, inventory, investigate, perform environmental assessments, study and examine the same and the operations conducted thereon (an “Environmental Site Assessment”) (provided that Purchaser shall have no right to conduct any invasive environmental sampling or testing on any Properties without the consent of Seller, which consent may be withheld in Seller’s sole discretion and may be subject to any conditions); provided, however, if, following the conduct of any Environmental Site Assessment consistent with US EPA recognized standards (e.g. ASTM E1527-13; E2247;-16 E1528-14e1), Purchaser’s Environmental Professional, based on the findings and results of the Environmental Site Assessment, identifies Recognized Environmental Conditions for which further investigation, sampling or testing or other invasive investigation is necessary to determine the existence or magnitude of an Environmental Defect or Environmental Defect Amount, Purchaser may request to undertake further investigation, sampling or testing or other invasive investigation activities, which request shall be accompanied by a final version of the

Environmental Site Assessment. Following the receipt of such request, Seller shall elect, in its reasonable discretion, to permit or refuse to permit the conduct of any such activities by Purchaser; provided that, if Seller or its Affiliate has the right to permit such activities and Seller denies Purchaser’s reasonable proposal for further investigation, sampling, testing or other invasive investigation, then Purchaser shall have the right to exclude such Asset from the Assets to be conveyed to Purchaser at Closing, in which event the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset; and

(ii)    The right, subject to compliance with applicable Law, including the HSR Act, to inspect and review at Seller’s offices at reasonable times and upon reasonable advance notice, all of the Records.

(c)    Prior to Closing, Purchaser shall maintain the results of its investigation, testing and evaluation and review of files and records, confidential in accordance with and otherwise comply with the terms of the Confidentiality Agreement dated October 29, 2019 (the “Confidentiality Agreement”).

(d)    Purchaser shall provide Seller a copy of any final assessment reports of or about the Assets, including, without limitation, any final reports, data and conclusions developed pursuant to the Pre-Acquisition Review, promptly after such assessment report has been furnished to or obtained by Purchaser, and Seller shall be permitted in the presence of Purchaser to discuss the portions of any such final assessment reports relating to asserted Environmental Defects with the party who prepared such reports.

(e)    While conducting the Pre-Acquisition Review, Purchaser and its employees, agents and consultants shall abide by Seller’s safety rules, regulations and other operating policies applicable to such Properties that are furnished to Purchaser by Seller prior to such Persons’ access.

7.2    Notification of Breaches.

Until the Closing,

(a)    Purchaser shall notify Seller promptly after Purchaser obtains Knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on such Closing Date has not been so performed or observed in any material respect; provided, that Purchaser’s failure to provide such notice shall not be deemed to waive or otherwise prejudice its rights to assert a breach of such representations, warranties or covenants; and

(b)    Seller shall notify Purchaser promptly after Seller obtains Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on such Closing Date has not been so performed or observed in a material respect; provided, that Seller’s failure to provide such notice shall not be deemed to waive or otherwise prejudice its rights to assert a breach of such representations, warranties or covenants.

Any of Purchaser’s or Seller’s representations or warranties that are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, and any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to the Closing Date that have not been so performed or observed in any material respect, shall be considered not to have occurred for all purposes of this Agreement to the extent that any such breach of representation, warranty, covenant or agreement is (if curable) cured by the Closing.

7.3    Operation of the Business.

From the date of this Agreement until the Closing occurs, Seller will continue to operate the Assets in the ordinary course of business and in material compliance with all applicable Laws, including, without limitation, Environmental Laws, and in material compliance with all Basic Documents. From the date hereof until Closing, except (i) as required in Seller’s reasonable judgment in the event of an emergency to protect life, property or the environment, (ii) as set forth on Schedule 1.2, Schedule 6.1(o) or Schedule 7.3, or (iii) as expressly consented to in writing by Purchaser, which shall not be unreasonably withheld or delayed (except with respect to clauses (c), (d), (e) and (g) below, in respect of which Purchaser’s consent may be withheld at its sole discretion), Seller shall:

(a)    not expend any funds in excess of Two Hundred Fifty Thousand Dollars ($250,000) per operation or per well, or make any commitments to expend funds in excess of Two Hundred Fifty Thousand Dollars ($250,000) per operation, or otherwise incur any other obligations or liabilities, other than in the ordinary course of business and as would a prudent operator, except (i) to the extent such matters are set forth on Schedule 7.3, to preserve the Assets (including without limitation where needed to comply with any drilling obligations needed to maintain any Mineral Interest), (ii) Seller shall be free to continue its leasing, lease renewal or extension program in accordance with Seller’s past practice and as described on Schedule 1.2, and (iii) to the extent necessary to comply with applicable Laws;

(b)    not, except where necessary to prevent the termination of a Mineral Interest or where needed to comply with any drilling obligations needed to maintain any Mineral Interest, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells;

(c)    not sell, transfer or abandon any portion of the Assets other than sales and dispositions of Hydrocarbons and items of materials, supplies, Equipment, improvements or other personal property or fixtures forming a part of the Assets that have become obsolete or unusable and except for any abandonment that is required by Law, order or regulation;

(d)    not terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend any Mineral Interest or Surface Interest;

(e)    not enter into any agreement which would constitute a Material Contract or terminate, cancel or materially amend the terms of any Material Contract;

(f)    not fail to maintain any Governmental Authorization affecting the Assets;

(g)      not enter into any settlement of any material issues with respect to any assets or audit or other administrative or judicial proceeding with respect to Taxes for which Purchaser may have liability;

(h)      not commence participation in any “multiemployer plan” (as defined in Section 3(37) of ERISA) on behalf of any Business Employee;

(i)      not, unless required by Law, (i) enter into, amend, extend or terminate any CBA covering any Business Employee or (ii) recognize or certify any labor union, labor organization or group of employee as the bargaining representative for any Business Employees;

(j)      not commit to do any of the foregoing actions contained in clauses (a) through (g);

(k)      pay or cause to be paid all Taxes, Property Expenses, and Burdens, in each case, with respect to the Assets operated by Seller;

(l)      maintain insurance coverage on the Assets in the amounts and types currently in force;

(m)      use commercially reasonable efforts to maintain in full force and effect all Mineral Interests and Surface Interests, except where a reasonably prudent operator would not maintain the same;

(n)      provide Purchaser a monthly report, describing the operations with respect to the Assets during such calendar month;

(o)      renew or extend those Mineral Interests described on Schedule 7.3(q); and

(p)      prepare, in cooperation with Purchaser, (i) Exhibit A-3 of the NFG Midstream Assignment setting forth the Midstream Surface Interests to be conveyed to NFG Midstream pursuant to the NFG Midstream Assignment and (ii) Exhibit A-3 of the Seneca Assignment setting forth the Surface Interests to be conveyed to Seneca pursuant to the Seneca Assignment.

Notwithstanding the foregoing, Seller will be free to do any of the foregoing without the consent of Purchaser where needed to comply with Seller’s HSSE policies.

PURCHASER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY FOR SELLER’S OR SELLER GROUP MEMBER’S OWN NEGLIGENCE, INCLUDING SELLER’S OR SELLER GROUP MEMBER’S SOLE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), IN ANY CAPACITY, OR FROM ANY LIABILITY TO PURCHASER EXISTING BY OPERATION OF STATUTE OR UNDER STRICT LIABILITY, ARISING OUT OF, CONNECTED WITH OR RELATED TO, SELLER’S OPERATION, OWNERSHIP OR CONTROL OF THE ASSETS FROM THE EFFECTIVE DATE UNTIL THE CLOSING DATE.

Requests for approval of any action restricted by this Section 7.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Name: Ben Elmore

Email: ElmoreB@srcx.com

Phone: (713) 654-2662

Purchaser’s approval of any action restricted by this Section 7.3 shall not be unreasonably withheld or delayed (except as set forth in this Section 7.3) and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.3, in the event of an emergency, Seller or any member of Seller Group may take such action as reasonably necessary and shall notify Purchaser of such actions as soon as reasonably possible after taking such actions.

7.4      Indemnity Regarding Access.

PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, AND EACH MEMBER OF THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE ASSETS PRIOR TO CLOSING BY PURCHASER OR ANY MEMBER OF THE PURCHASER GROUP (EXCEPT AS SUCH MAY RESULT FROM THE MERE DISCOVERY OF AN ENVIRONMENTAL DEFECT), EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, BUT EXCLUDING AS SUCH MAY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.

7.5      Governmental Reviews.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable. Notwithstanding any other provision in this Agreement, the Parties understand and agree that reasonable best efforts shall not include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement; (ii) litigating, challenging or taking any other action with respect to any judicial or administrative action or proceeding taken by any Governmental Authority in connection with the transactions contemplated by this Agreement; or (iii) divesting, selling or otherwise holding separate, or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or its respective Affiliates’ businesses, assets or properties. Except for any filing fees that may be imposed by law on Seller, Seller shall not be required to pay or reimburse Purchaser for any fees or other payments to any Governmental Authority in connection with any such actions, approvals, or consents. Notwithstanding the foregoing, Purchaser will reimburse Seller for any filing fees required under the HSR Act in connection with the issuance of the Stock Consideration.

(b)      Subject to the terms and conditions herein provided and without limiting the foregoing, from the Execution Date until the Closing, with respect to requirements of the HSR Act, Purchaser and Seller shall, and shall cause their respective Affiliates to:

(i)      following approval of the other Parties, make or cause to be made any filing required under the HSR Act (including any filing that is required, or may be required, with respect to the Stock Consideration) as promptly as reasonably practicable (and, in any event, within ten (10) Business Days of the Execution Date);

(ii)      comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates from any Governmental Authority under the HSR Act for additional information, documents or other materials;

(iii)      cooperate with the other Parties and, subject to appropriate confidentiality protections, furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings;

(iv)      promptly inform the other Parties of any material communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings or any review or investigation of the transaction;

(v)      subject to appropriate confidentiality protections, consult and cooperate with the other Parties, including through the exchange of drafts where permissible, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party to any Governmental Authorities relating to such filings or any review or investigation of the transaction; and

(vi)      use reasonable best efforts to cause the expiration of the notice or waiting periods under the HSR Act as promptly as is reasonably practicable (including requesting early termination of the HSR Act waiting period).

(c)      Purchaser shall use its reasonable best efforts to resolve prior to Closing any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. Seller shall cooperate with Purchaser, including by timely providing such information and making available such personnel as Purchaser may reasonably request to prepare for and participate in meetings with Governmental Authorities, and/or to respond to any questions raised by Governmental Authorities.

If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting and permit the other Party to attend such meeting to the extent practicable and permitted by such Governmental Authority.

7.6      Operatorship; Guaranties; Consent Order.

(a)      Between the Execution Date and Closing, Purchaser shall obtain, in the name of Purchaser or of its Affiliates, replacements for each of the Seller Guaranties set forth on Schedule 6.1(s). At or prior to Closing, Purchaser shall deliver to Seller evidence of such replacements with all applicable Governmental Authorities of such Seller Guaranties. Seller makes no representation or warranty nor provides any assurance that Purchaser shall succeed Seller as operator of any portion of the Properties. Purchaser agrees that it will promptly take such actions as are necessary to become the successor operator of those Properties now operated by Seller.

(b)      If any Governmental Authority has not accepted Purchaser as operator of any Assets (to the extent such acceptance is required by applicable Law) at the time of Closing, then to the extent permissible under applicable Laws, Seller shall act as operator of record of the Assets under the terms of the Transition Services Agreement until such time as all applicable Governmental Authorities approve Purchaser as operator of the Assets. If, within 120 days from the date of Closing, any Governmental Authority has not accepted Purchaser as operator of any Assets or Purchaser has not submitted written evidence thereof to Seller, Shell shall have the right on written notice to Purchaser to unwind this Agreement as to those Assets for which Purchaser has not been approved as operator, in which case Purchaser shall assign to Seller the Assets and Seller will reimburse Purchaser in an amount equal to the Allocated Value of the Assets assigned to Seller, and such Assets shall be deemed to be Excluded Assets for all purposes of this Agreement. Between the Execution Date and Closing, Seller shall use commercially reasonable efforts to support Purchaser’s efforts to become successor operator (to the extent permitted under applicable joint operating agreements) effective as of Closing. PURCHASER SHALL INDEMNIFY AND HOLD HARMLESS SELLER AGAINST ALL CLAIMS, LOSSES AND LIABILITIES, IF ANY, RESULTING FROM PURCHASER’S OPERATION OF THE ASSETS DURING THE TIME PERIOD BETWEEN CLOSING AND PURCHASER OBTAINING ANY NECESSARY APPROVALS FROM GOVERNMENTAL AUTHORITIES EXCEPT TO THE EXTENT SUCH CLAIMS ARISE FROM OR ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS AFFILIATES.

(c)      Purchaser will use commercially reasonable efforts (including providing any collateral or security to meet reasonable financial requirements required by the PDEP in connection therewith) to enter into an agreement (the “Replacement Consent Order”) on or before the date that is one hundred twenty (120) days after the Closing Date (the “Consent Order Replacement Deadline”) with the PDEP whereby Purchaser assumes all of Seller’s compliance obligations under the Consent Order and PDEP releases Seller from all of its obligations under the Consent Order; provided, however, that Purchaser shall only assume the obligations under the Consent Order to the extent required to operate the Assets following the Closing and in no event shall Purchaser be responsible for any fines or penalties under the Consent Order except to the extent assessed for Purchaser’s failure to comply therewith following the Closing. If Purchaser fails to obtain a Replacement Consent Order by the Consent Order Replacement Deadline for any Wells that were subject to the Consent Order, Seller may elect to retain any such Wells, and Seller shall plug, abandon, and decommission such Wells in accordance with applicable Environmental Laws, rules or regulations, and in a manner consistent with generally accepted industry practices, but Purchaser shall reimburse Seller for the reasonable actual out-of-pocket costs incurred by Seller related to such plugging, abandonment and decommissioning up to an aggregate maximum amount of Two Hundred Thousand Dollars ($200,000.00) per Well so retained by Seller.

Purchaser acknowledges and agrees that no bonds, letters of credit, guarantee or other security provided by Seller or any of its Affiliates with respect to the Assets shall remain in place for the benefit of Purchaser.

7.7      Employee Matters.

(a)      Notwithstanding anything in the Confidentiality Agreement to the contrary, prior to Closing, Purchaser may offer employment with Purchaser or its Affiliates to any Business Employee identified by Purchaser in its sole discretion on terms and conditions determined by Purchaser in its sole discretion. Within five (5) Business Days following request from Purchaser, Seller shall post (or send via electronic mail) a written advertisement (electronically or otherwise) prepared by Purchaser notifying Seller’s Business Employees of the positions Purchaser has open for hire and including information on how such Business Employees may apply for such positions. Purchaser is solely responsible for scheduling any meetings or interviews with any Business Employees interested in employment with Purchaser. The Parties acknowledge and agree that Purchaser or its Affiliates shall have no obligation to interview or make an offer of employment to any of the Business Employees (including any Business Employee who is not actively at work) pursuant to this Agreement or for any other reason. Each Business Employee who accepts an offer of employment with Purchaser and commences employment with Purchaser or an Affiliate thereof immediately following the Closing or, if applicable, the end of the transition period under the Transition Services Agreement (such applicable date, the “Transfer Date”) is referred to herein as a “Transferred Employee.” Seller shall be responsible for any severance payable to any Business Employee that is triggered under any employee benefit plan.

(b)      Subject to Purchaser’s rights under Section 11.1(b)(iv), Purchaser hereby releases Seller Group from any claims for Losses relating to Purchaser’s hiring of Business Employees (including Purchaser’s use of Business Employees in making the decision to hire or not to hire).

(c)    Seller shall remain obligated to provide continuation health care coverage (including the issuance of any required notices), in accordance with Section 4980B of the Code and Sections 601 to 608 of ERISA (“COBRA”), to each Business Employee and his or her qualified dependents and each other individual who, in connection with the transactions contemplated by this Agreement, meet the definition of a “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4. Purchaser shall have responsibility for any and all obligations under COBRA with respect to Transferred Employees and their qualified dependents who incur qualifying events, in each case, on or after the Transfer Date.

(d)      The provisions of this Section 7.7 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 7.7, express or implied, shall confer upon any other Person, including any employee (or any dependent or beneficiary thereof), any Third Party beneficiary rights or other rights or remedies, including any right to continuance of employment or any other service relationship with Purchaser, Seller or any of their Affiliates, or any right to compensation or benefits or any term of condition of employment or service of any nature or kind whatsoever under this Agreement or otherwise. Nothing in this Section 7.7, express or implied, shall: (i) interfere with the right of Purchaser or any of its Affiliates to terminate the employment or other service relationship of any Transferred Employee at any time, (ii) obligate Purchaser or its Affiliates to adopt, enter into or maintain any benefit or compensation plan, program or arrangement at any time, (iii) be construed as the establishment of or an amendment to any benefit or compensation plan, program, policy, agreement, arrangement or contract, or (iv) limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract.

7.8    Recording & Filing. Within thirty (30) days of Closing, Purchaser shall, at its expense, file or record the conveyance documents with the appropriate governmental agencies or records office. Purchaser shall provide a copy of same, including recording date, to the Seller and any other contract parties requiring the same. If any governmental agency or records office rejects the filing or recording of any Assignment or Deed due to lack of information therein, then Seller shall promptly provide such missing information to Purchaser.

7.9    Notice to Third Parties. Seller shall prepare prior to Closing, and Purchaser and Seller shall execute at Closing, all transfer orders, division orders, or letters-in-lieu necessary to transfer payment of the proceeds from the sale of production from the Assets as of the Effective Date to Purchaser, and joinders, ratifications or other similar instruments required to transfer Assets as of the Effective Date to the Purchaser.

7.10    Property Records. Promptly after the Closing Date (but in any event within twenty (20) Business Days after the Closing Date), Seller shall deliver to Purchaser electronic copies of the Basic Documents and Records (subject to the limitations contained in this Agreement) which were not already delivered by Seller. Any electronic information or data provided shall be in the same format as that then currently used by Seller and Seller is not required to perform or create additional programming or system support in connection therewith. Seller may retain photocopies, electronic images or other formats of the Basic Documents and Records. Seller may excise or redact Records to remove information that would constitute an Excluded Record. Seller and Purchaser shall each appoint one (1) focal point for coordination of the transfer of electronic information and data to Purchaser. Promptly after Closing, Seller shall make available to Purchaser originals (or, if neither Seller nor its Affiliates possess originals, copies to the extent in Seller’s possession) of the Basic Documents and Records at Seller’s offices during normal business hours.

7.11    Use of Name. On or before ninety (90) days after Closing (or earlier to the extent required by Laws), Purchaser will remove, or cause to be removed, from the facilities pertaining to the Assets, the name, logo and service mark of Seller and its Affiliates, and all variations and derivations thereof, and will not thereafter make use thereof.

7.12    Seller’s Insurance. The Purchaser acknowledges and agrees that (a) no insurance policies arranged for the benefit of or provided to the Seller or any member of the Seller Group, including any current insurance policies relating to the business or assets of the Seller shall continue after Closing, except to the extent required under the Transition Services Agreement, (b) Purchaser shall not, and shall procure that no member of the Purchaser shall, make any claims under any such insurance policies or insurance coverage in respect of facts, events or circumstances arising prior to the Closing and (c) following Closing, to the extent recoverable under Seller’s insurance, upon

Purchaser’s request, Seller shall file (and seek to recover) under its insurance any claims arising out of or resulting from any of the Assumed Obligations with respect to periods prior to the Closing Date and upon receipt, pay to Purchaser any net proceeds received from such insurance provider.

7.13    Transition Services. At Closing, the Parties shall enter into a mutually agreeable transition services agreement (the “Transition Services Agreement”) pursuant to which Seller will provide gas sales accounting services, information technology services (including the transfer to Purchaser of any FCC licenses) and such other transition services as may be mutually agreed upon by the Parties for a period not to exceed six (6) months following Closing. Seller shall provide such services to Purchaser pursuant to the Transition Services Agreement for a period of two (2) months following Closing with no fee for such services charged or chargeable to Purchaser, provided that Seller may charge a fee of Three Hundred Fifty Thousand Dollars ($350,000) per month (subject to proportionate reduction to the extent of any reduced services) for its provision of services under the Transition Services Agreement from and after such initial two (2)-month period until the expiration of the Transition Services Agreement. Prior to Closing, the Parties shall reasonably and in good faith negotiate the form of Transition Services Agreement.

7.14    Data Privacy.

(a)    Each Party acknowledges that it may be required to process Personal Data during the undertaking of its obligations under this Agreement. Each Party agrees that it shall comply with the obligations imposed on it by all applicable Data Protection Laws with respect thereto and use commercially reasonable efforts to take commercially reasonable technical and organizational measures designed to prevent unauthorized or unlawful processing of, accidental loss or destruction of, or damage to Personal Data.

(b)    Except as otherwise provided in this Agreement, all Personal Data made available to any Party or their representatives hereunder shall be made available on an “as is” basis without any warranties, either express or implied, as to the quality, completeness, accuracy, validity, non-infringement or utility of such Personal Data. In no event shall the Party providing Personal Data be liable for any actual, incidental, punitive, consequential or other damages arising out of, or resulting from the receiving Party’s or their representatives’ (i) use of or reliance upon the Personal Data or (ii) disclosure of the Personal Data to a Third Party in breach of this Agreement or any applicable Data Protection Law. The Parties agree that the Party responsible for a breach of data privacy or a violation of relevant applicable Data Protection Laws will indemnify, defend and hold harmless the non-breaching Party from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) asserted against, resulting from, imposed upon or incurred by the non-breaching Party as a result of, or arising out of the breach of data privacy or a violation of relevant applicable Data Protection Laws.

7.15    Environmental Reporting. For any reporting to a Governmental Authority related to the Assets that because of the Closing Date and particular Law could involve the potential for combined or split reporting, Purchaser and Seller shall confer at an agreed time prior to Closing in order to resolve any issues related to such reporting.

7.16    Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties to include any matter arising or occurring after the Execution Date, which, if existing as of the Execution Date, would have been required to be set forth or described in such Schedule. For all purposes of this Agreement, including for purposes of indemnification pursuant to Article 11 and for determining whether the conditions set forth in Section 5.1 have been satisfied, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of execution of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if (i) any matters disclosed pursuant to any such addition, supplement or amendment would constitute a breach of any of the representations and warranties of Seller set forth in Section 6.1 and Purchaser would have the right to terminate this Agreement pursuant to Section 13.2(c) as a result of such breach, and (ii) Purchaser nevertheless elects to proceed with Closing notwithstanding (and with knowledge of) such breach, then the matters disclosed pursuant to such addition, supplement or amendment shall be waived, and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

7.17    Gas Sales Contracts and Gas Gathering Agreement.

(a)    At Closing, Purchaser shall, and Seller shall cause Shell Energy North America (US), L.P. (“SENA”) to enter into new transaction confirmations substantially similar to the forms attached hereto as Exhibit H to replace the Gas Sales Confirmations.

(b)    The NAESB Contract (and the corresponding Gas Sales Confirmations) shall be retained by Seller and deemed an Excluded Asset, and Purchaser shall have no further liability or obligation to Seller with respect thereto.

(c)    After the Execution Date, Purchaser shall use commercially reasonable efforts to enter into a gas gathering agreement with Delmar Midstream LLC to be entered into effective as of the Closing Date. If such gas gathering agreement is executed on or before Closing, then the Specified Delmar Contracts shall be assigned to Purchaser at Closing pursuant to the applicable Assignment and shall no longer constitute Excluded Assets. In the event the foregoing agreement is not executed on or before the Closing Date, Purchaser and Seller shall enter into a gas gathering agreement in the form attached hereto as Exhibit I in order to facilitate Seller’s performance of the Delmar Contracts.

7.18    Financing Statements and Cooperation.

(a)    Seller acknowledges that Purchaser or its Affiliates may be required to include certain audited and unaudited financial information relating to the Assets in documents filed by Purchaser or its Affiliates or assignee with the SEC pursuant to the Securities Act and Exchange Act, or in other materials (including offering materials for securities offered and sold as eligible for resale under Rule 144A of the Securities Act), and that such financial statements may be required to be independently audited (together with any supplementary oil and gas information required by ASC 932-235, the “Requisite Financial Statement Information”). At Purchaser’s request, from and after the Execution Date and for up to three months after Closing, Seller shall, at Purchaser’s sole cost and expense, and only to the extent Purchaser does not already have the necessary information: (i) provide reasonable assistance to Purchaser in response to due diligence requests of potential financing sources of Purchaser and its Affiliates, including attending, and causing employees of Seller and its Affiliates familiar with the Assets to attend, due diligence meetings (which may be by teleconference) during normal business hours, responding to reasonable due diligence inquiries by potential financing sources of Purchaser and its Affiliates and assisting in the provision of financial data and other records of the Assets for the preparation of pro forma financial statements of the Purchaser and (ii) provide Purchaser (or its applicable Affiliate or assignee) and its auditors reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of Seller and its Affiliates and use reasonable efforts to, at Purchaser’s sole cost and expense, provide reasonable access during normal business hours to Seller’s and its Affiliate’s accounting firm, in the case of the foregoing clauses (i) and (ii), as Purchaser (or its applicable Affiliate or assignee) may reasonably request to enable Purchaser (or its applicable Affiliate or assignee) and its auditor, and its representatives, for the sole purpose of creating and, to the extent required by Law, auditing, the Requisite Financial Statement Information. Notwithstanding anything to the contrary in this Section 7.18, Seller shall not be required to (and shall not be in breach of this Section 7.18 for failure to) create any new records relating to the Assets or financial statements or undertake an audit of any existing records on behalf of Purchaser or otherwise.

(b)    Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Purchaser, its Affiliates or any third party any rights to which it is not entitled hereunder. Purchaser hereby releases the Seller Group from, and shall fully protect, defend, indemnify and hold the Seller Group harmless from and against, in each case, any and all Losses (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of or connected with, directly or indirectly, any actions, representations or certifications of Sellers’ and their Affiliates’ personnel or auditors with respect to the Requisite Financial Information and the access, records and cooperation provided pursuant to this Section 7.18, or Purchaser’s use of the Requisite Financial Information and any other information contained in such records, or the inclusion of such financial records in any debt or equity offering documents or related materials. THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF WHETHER SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY MEMBER OF THE SELLER GROUP; PROVIDED, HOWEVER, THE FOREGOING INDEMNITY AND DEFENSE OBLIGATIONS SHALL NOT APPLY WITH RESPECT TO THE WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP. Purchaser will reimburse Seller and its Affiliates, within ten Business Days after demand in writing therefor, for any reasonable, documented, third-party out-of-pocket costs incurred by Seller and its Affiliates at the written request of Purchaser in complying with the provisions of this Section 7.18

7.19 Confidentiality. The Parties agree that the Confidentiality Agreement shall terminate and be of no further force and effect at and after the Closing, except with respect to (a) any of Seller’s or its Affiliates’ confidential or proprietary records and information disclosed to Purchaser or its Affiliates pursuant to Section 7.18 or to Purchaser pursuant to the Confidentiality Agreement (but not conveyed to Purchaser hereunder), including bids received from and records of negotiations with third Persons, records containing Seller’s or its Affiliates’ economic, reserves or investment forecasts, analysis, criteria, or rationales or similar information, but excluding in each case, for the avoidance of doubt, reserve, production and financial information pertaining to the Assets or the terms and conditions of this Agreement and the Assets acquired or to be acquired hereunder, and (b) any documents and instruments of Seller and its Affiliates that may be protected by attorney-client privilege (clauses (a) and (b) the “Excepted Confidential Information”). If the Closing occurs, the Confidentiality Agreement shall continue in effect with respect to the Excepted Confidential Information for a period of three (3) years thereafter. Notwithstanding the foregoing or the terms of the Confidentiality Agreement, Purchaser and any of its Affiliates may, without prior consent of Seller (but, in the case of clauses (i) and (iii) of this sentence, with respect to the Requisite Financial Statement Information, after consultation with Seller beginning at least 24 hours in advance of disclosure), disclose the terms and provisions of this Agreement and any information regarding this Agreement and the transactions contemplated hereby (including, without limitation, the Assets and any related financial, reserve, production and other information or such other information deemed necessary by Purchaser or its Affiliates) in or in connection with (i) offering materials for an offering of securities or other financing transaction of Purchaser or any of its Affiliates, (ii) pursuant to applicable Laws, including the Securities Act and the Exchange Act and/or (iii) one or more customary investor presentations or related conference calls by Purchaser or its Affiliates with investors or analysts.

ARTICLE 8

ACCOUNTING FOR REVENUE & EXPENSES; ADJUSTMENTS TO PURCHASE PRICE

8.1    Adjustments to Purchase Price.

(a)    Except as specifically provided for in the next succeeding paragraph, anything herein to the contrary notwithstanding, all Hydrocarbon production revenue and Property Expenses produced from or attributable to any part of the Assets and relating to the period prior to the Effective Date shall be owned by and borne by Seller (“Seller Amounts”) and all similar Hydrocarbon production revenue and Property Expenses, produced from or attributable to the Assets and relating to the period after the Effective Date, shall be owned by and borne by Purchaser (“Purchaser Amounts”). Seller shall gauge all merchantable Hydrocarbon and non-Hydrocarbon substances associated with the Mineral Interests in storage as of the Effective Date, and in accordance with the foregoing, Seller shall be entitled to the proceeds of the same when sold. Substances in treating and separation equipment below pipeline connections as of the Effective Date shall not be considered merchantable and shall become the property of the Purchaser.

(b)    In accordance with Section 8.1(a), the Unadjusted Purchase Price will be increased by the following amounts (without duplication):

(i)    the amount of any Property Expenses that are paid by Seller (and not reimbursed by Purchaser) at any time and attributable to the Properties for the period of time on or after the Effective Date;

(ii)    the amount of Asset Taxes allocated to Purchaser pursuant to Section 9.1(a) but paid or otherwise economically borne by Seller;

(iii)    the value of the following items, less any applicable Asset Taxes, Burdens and other similar burdens paid by Purchaser:

(A)    the amount of all proceeds, receipts (including producing receipts and drilling receipts), reimbursements, credits, and income paid to or received by Purchaser, including proceeds from the sale of Hydrocarbons, that are attributable to the Properties for the period of time prior to the Effective Date; and

(B)    the amount equal to the value of all of Seller’s inventories of Hydrocarbons produced from or attributable to the Properties that are in storage above the load line or pipeline connection, as applicable, as of the Effective Date (which value shall be computed using the applicable contract price at the Effective Date); provided, however, that the adjustment contemplated by this paragraph shall only be made to the extent that Seller does not receive and retain proceeds attributable to the sale of any such Hydrocarbons;

(iv)    all Imbalances owed to Seller by a Third Party as set forth on Schedule 6.1(n);

(v)    the amount of all other upward adjustments to the Unadjusted Purchase Price provided for in this Agreement or otherwise agreed upon by Seller and Purchaser in writing.

(c)    In accordance with Section 8.1(a), the Unadjusted Purchase Price will be decreased by the following amounts (without duplication):

(i)    the amount of any Property Expenses that are unpaid as of the Closing Date and attributable to the Properties for the period of time prior to the Effective Date;

(ii)    the amount of all proceeds, receipts (including producing receipts and drilling receipts), reimbursements, credits, and income paid to or received by Seller, including proceeds from the sale of Hydrocarbons, net of all applicable Asset Taxes, Burdens and other similar burdens paid by Seller, that are attributable to the Properties for the period of time on or after the Effective Date;

(iii)    with respect to Assets excluded from the transaction due to un-obtained consent requirements or preferential purchase rights pursuant to Section 4.2, the Allocated Value for each such Asset so excluded;

(iv)    the amount of any Suspense Funds held by Seller and owed to Third Parties for which Purchaser will assume responsibility;

(v)    all Imbalances owed by Seller to a Third Party as set forth on Schedule 6.1(n); and

(vi)    the amount of all other downward adjustments to the Unadjusted Purchase Price provided for in this Agreement or otherwise agreed upon by Seller and Purchaser in writing.

(d)    No later than five (5) Business Days prior to Closing, Seller shall furnish Purchaser with (i) a good faith estimated accounting (“Preliminary Accounting”), determined on an accrual basis in conjunction with this Section 8.1, prepared in a manner consistent with Seller’s past accounting practices, showing Seller’s estimate of each adjustment to the Unadjusted Purchase Price (including the Seller Amounts and Purchaser Amounts) through the Closing Date including the calculations thereof and (ii) to the extent reasonably available to Seller, the data and documentation supporting the calculations set forth in the Preliminary Accounting. Purchaser will have three (3) days after receipt of the Preliminary Accounting to review such statement and to object to any item therein by written notice to Seller. Purchaser’s notice will clearly identify any item(s) objected to and the reasons and support for the objection(s). The Parties shall attempt to agree on the amount of the adjustments to be included in the Preliminary Accounting no later than one (1) Business Day prior to Closing. If the Parties do not agree by that date, Seller’s good faith estimates shall be used to determine the adjustments to the Unadjusted Purchase Price. If Purchaser does not provide written objection(s) within the three (3) day period, the Parties will treat the Preliminary Accounting as correct and agreed for purposes of determining the adjustments to be made at Closing to the Unadjusted Purchase Price. The Preliminary Accounting is subject to final adjustment as provided in Section 8.2.

8.2    Final Accounting.

(a)    Seller and Purchaser shall use all reasonable efforts to accomplish a single final accounting and cash adjustment for the period between the Effective Date and the Closing no later than one hundred twenty (120) days after Closing to determine the amounts of adjustments to be made to the Unadjusted Purchase Price (“Final Accounting”). Parties shall cooperate to avoid split month accounting for revenue. To that end, in the event Closing does not occur on the first (1st) day of a calendar month, Seller will market Hydrocarbon production, pay associated Burdens for the calendar month in which Closing occurs on Purchaser’s behalf, and Seller’s remittance of the amount of production sales, less Burdens, paid by Seller to Purchaser will be included in the Final Accounting adjustments (but only to the extent not already accounted for in the adjustments to the Unadjusted Purchase Price made at Closing and set forth in the Preliminary Accounting). Seller shall prepare the Final Accounting and submit it to Purchaser for acceptance. To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the Final Accounting. Purchaser shall have the right to audit the Final Accounting. The Parties’ failure to complete the Final Accounting shall not constitute a waiver of the right to receive any amount otherwise due. The Final Accounting shall become final and binding upon the Parties and payable thirty (30) days after receipt thereof by Purchaser (the “Final Accounting Date”) unless Purchaser gives written notice of its disagreement (an “Accounting Notice”) to Seller prior to the expiration of such thirty (30) day period. Time is of the essence with respect to the Accounting Notice. Any Accounting Notice shall specify the dollar amount, nature and basis of the disagreement so asserted. Purchaser shall not be entitled to dispute any expenditure made by Seller in accordance with Seller’s past and bona fide practices, but only to the extent any such expenditure is not made in violation of Section 7.3. If an Accounting Notice is received by Seller in a timely manner, then the Final Accounting (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of thirty (30) days after (i) the date Seller and Purchaser agree in writing with respect to all matters as to which there is a disagreement or (ii) the date on which the Accounting Referee issues its decision.

(b)    During the thirty (30) day period following the date of receipt by Seller of an Accounting Notice, Seller shall make available the records relevant to the disagreement and Seller and Purchaser shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice. If, at the end of such thirty (30) day period, Seller and Purchaser have not reached agreement on such matters, the matters that remain in dispute shall be submitted to a mutually agreed neutral accountant (the “Accounting Referee”) for review and final binding resolution. The Accounting Referee shall be a certified public accountant who is an employee or partner of a recognized independent public accounting firm. In the event the Parties cannot agree upon the Accounting Referee, each Party will appoint a neutral accountant who meets the criteria set forth in the foregoing sentence and the two (2) selected accountants shall appoint a third accountant meeting the foregoing criteria to be the “Accounting Referee.” All determinations and adjustments with respect to allocating items to the period before or after the Effective Date shall be in accordance with generally accepted accounting principles, consistently applied, and this Agreement. The Accounting Referee shall render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee. Seller and Purchaser shall each be responsible for one-half (1/2) of the fees and expenses of the Accounting Referee. In the event the disagreement relates to a contract interpretation matter as opposed to an accounting matter, such matter shall be resolved pursuant to the provisions of Article 16 and not this Article 8.

(c)    If, prior to the six (6) month anniversary of the Closing Date, a Party receives any revenues, proceeds or invoice for any additional expenses for or on behalf of the other Party, it shall promptly remit to the other Party the revenues or proceeds received (to the extent such amounts had not been previously accounted for in the Final Accounting) or transmit such invoice to the other Party (who shall timely pay such invoice). No claim made pursuant to this Section 8.2(c) shall be valid unless it is brought prior to the first anniversary of the Closing Date.

8.3    Notice to Remitters of Proceeds.

After the Closing, the Parties shall inform the remitters of any revenues or proceeds attributable to the Assets to pay Purchaser to the extent practical after the Effective Date. To the extent that any remitter pays revenues or proceeds to the incorrect Party, that Party shall promptly remit such revenues or proceeds (without interest) to the correct Party.

8.4    Accounting Standards.

Notwithstanding anything to the contrary contained in this Agreement, the amount of each adjustment to the Unadjusted Purchase Price pursuant to this Article 8 shall be determined in accordance with accrual basis of accounting under the accounting standards of GAAP.

ARTICLE 9

TAX MATTERS

9.1    Apportionment of Taxes.

(a)    All Taxes (except Transfer Taxes allocated pursuant to Section 9.2 and federal, state, or local income taxes, gross margin taxes, franchise taxes or gross receipts taxes) attributable to the acquisition, operation, or ownership of the Assets or Hydrocarbon production from the Assets and similar obligations (“Asset Taxes”) are Seller’s responsibility where attributable to the period prior to the Effective Date and Purchaser’s responsibility where attributable to the period after the Effective Date (in each case, regardless of when assessed on the Assets or Hydrocarbon production). For the avoidance of doubt, with respect to the Pennsylvania Impact Fee, Seller is responsible for such impact fees assessed on the Assets for calendar years up to and including calendar year 2019 and Purchaser is responsible for such impact fees assessed on the Assets from calendar year 2020 and subsequent calendar years thereafter.

(b)    To the extent possible, amounts relating to such Taxes shall be included in the Final Accounting, but the Final Accounting shall not constitute a final settlement of Tax liability as allocated between the Parties pursuant to this Section 9.1. To the extent the actual amount of an Asset Tax is not known at the time of the Final Accounting, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of any Asset Tax (or the amount thereof paid or otherwise economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Accounting, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 9.1.

(c)    For purposes of determining the allocations in Section 9.1(a), (i) Asset Taxes attributable to Hydrocarbon severance or production (other than Asset Taxes described in clause (iii)) shall be apportioned based on whether the severance or production occurs before or after the Effective Date, (ii) Asset Taxes that are based on or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)) shall be apportioned based on whether the transactions giving rise to such Asset Taxes occur before or after the Effective Date, and (iii) Asset Taxes that are ad valorem, property, and similar taxes imposed on a periodic basis shall be apportioned based on the percentage of the assessment period before and after the Effective Date. For purposes of the preceding sentence, any exemption, deduction, credit, or other item that is calculated on a periodic basis shall be allocated pro rata per day between the portion of the assessment period ending before the Effective Date and the portion of the assessment period beginning after the Effective Date. Each Party shall be responsible for its own federal, state, or local income taxes, gross margin taxes, franchise taxes or gross receipts taxes.

9.2    Transfer Taxes and Other Fees.

Purchaser shall be responsible for paying all sales, use, excise, stock, stamp, documentary, filing, recording, permit transfer, registration, authorization, realty transfer taxes and similar taxes, fees and charges (“Transfer Taxes”), if any, that are payable upon or because of the transfer of any of the Assets to Purchaser. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible by Law, the amount of any Transfer Taxes.

9.3    Tax Reporting of the Allocation of Purchase Price.

(a)    Seller and Purchaser agree to allocate the Unadjusted Purchase Price and any liabilities assumed by Purchaser under this Agreement such that no more than forty-six percent (46%) of the Unadjusted Purchase Price shall be allocated to tangible property and no less than fifty-four percent (54%) shall be allocated to the Mineral Interests. Seller and Purchaser each agree that the Assets subject to this Agreement do not constitute an “applicable asset acquisition” as described under Code Section 1060, and do not constitute a trade or business in the ordinary sense of the term. Seller and Purchaser each agree to report the Tax consequences of the transactions contemplated herein, and in particular to report the information consistent with the terms of this Agreement and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable Law after notice to the other Party, or with such other Party’s prior consent; provided, however, no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, compromise, or settle any Tax audit, claim, or similar proceeding in connection with the Tax consequences of the transaction contemplated herein.

9.4    Cooperation on Tax Returns and Tax Proceedings.

Purchaser and Seller will cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns with respect to the Assets and any audit, litigation or other proceedings.

ARTICLE 10

PURCHASER’S ASSUMED OBLIGATIONS

10.1    Purchaser’s Assumed Obligations.

At the Closing, but with effect from the Effective Date, and subject to Section 10.1.1, Section 3.2 and Purchaser’s rights under Article 11, Purchaser shall assume, and agrees to fulfill, perform, pay and discharge all of the obligations and liabilities arising from, related to or connected with the ownership and operation of the Assets, whether arising prior to or after the Effective Date (all of which, subject to Section 10.1.1, shall constitute the “Assumed Obligations”). The Assumed Obligations include, without limitation, the following:

(a)    The express and implied obligations, conditions and covenants under the terms of each Basic Document, and including, for the avoidance of doubt, liability for breach of the foregoing, whether such breach occurred prior to or after the Effective Date;

(b)    The responsibility for compliance with all applicable Laws, the maintenance of all Governmental Authorizations, and bonds required by Governmental Authorities relating to the Assets and including, for the avoidance of doubt, subject to Section 10.1.1, liability for breach of any of the foregoing, whether such breach occurred prior to or after the Effective Date;

(c)    The responsibility for Burdens to which the Oil and Gas Interests are subject and including, for the avoidance of doubt, subject to Section 10.1.1, liability for failures to pay any of the foregoing, whether such failure occurred with respect to Hydrocarbon production prior to or after the Effective Date;

(d)    The responsibility for proper accounting for and disbursement of production proceeds from the Oil and Gas Interests;

(e)    The responsibility for any liquid or gaseous Hydrocarbon imbalances existing as of the Effective Date in connection with any of the Assets;

(f)    The responsibility for any and all claims for personal injury or death or damage to property arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of any of the Assets, or the condition thereof and including, for the avoidance of doubt, subject to Section 10.1.1, liability for claims arising prior to or after the Effective Date; and

(g)    The responsibility to properly plug, abandon and restore the Oil and Gas Interests, as provided in Section 10.2, the Environmental Obligations, as provided in Section 10.3, and all other obligations assumed by Purchaser under the terms of this Agreement.

Purchaser assumes full responsibility and liability for the Assumed Obligations without regard to whether the obligation (1) relates to an Asset as to which Purchaser is not the operator or (2) relates to the period of time prior to the Effective Date or between the Effective Date and the Closing Date.

10.1.1    Retained Obligations.

Notwithstanding Section 10.1, Purchaser shall not assume or be responsible for, and the Assumed Obligations shall not include, and Seller shall remain liable for, the Retained Obligations and any matter for which Purchaser is entitled to indemnity from Seller under Article 11.

10.2    Plugging and Abandonment of Wells, Removal of Facilities.

Upon and after Closing, but with effect from the Effective Date and subject to Purchaser’s rights under Section 3.2 and Article 11, and except to the extent constituting Retained Obligations, Purchaser assumes full responsibility and liability for all plugging, abandonment and restoration obligations with respect to the Assets, regardless of whether such obligations relate or are attributable to the ownership or operation of the Properties prior to or after the Effective Date, and including, but not limited to, the obligation to:

(i)    plug and abandon (or re-plug) any and all oil, gas or condensate wells and wellbore(s) (whether producing, not producing or abandoned or plugged prior to or after the Effective Date), water source, water injection and other injection and disposal wells and systems located on each Mineral Interest (or lands pooled with a Mineral Interest);

(ii)    remove and dispose of all structures, equipment and facilities located on or comprising Assets;

(iii)    restore each Mineral Interest and wellsite(s) associated with the Oil and Gas Interests, including the surface and subsurface;

(iv)    cleanup and dispose of any equipment or materials contaminated with NORM or asbestos; and

(v)    perform all other obligations related to the foregoing that arise by contract, lease terms, applicable Law or demands of governmental agencies;

all to be performed in a good and workmanlike manner and in accordance with all lease and contract obligations and applicable Law.

10.3    Environmental Obligations.

Subject to Purchaser’s rights under Section 3.2 and Article 11 and, except to the extent constituting Retained Obligations, from and after Closing, the Assumed Obligations include the assumption by Purchaser of full responsibility and liability for all liabilities and obligations arising out of, related to, or connected with, the environmental condition of the Assets (“Environmental Obligations”), including without limitation, claims arising out of the following circumstances, conditions, occurrences, events and activities on or related to the Assets, regardless of whether occurring, or arising or resulting from any acts or omissions of Seller or any other Person prior to or after the Effective Date or the condition of the Assets when acquired:

(a)    Environmental pollution or contamination, including pollution or contamination of the soil, subsurface, groundwater or air by Hydrocarbons, brine, hazardous wastes, hazardous substances, asbestos, NORM or otherwise;

(b)    Underground injection activities and waste disposal, whether occurring on or about any of the Assets or offsite from the Assets;

(c)    Cleanup responses, and the cost of remediation, control, assessment or compliance, with respect to surface and subsurface pollution;

(d)    Disposal on, about or off the Assets of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership or operation of the Assets; and

(e)    Compliance or noncompliance with, or satisfaction of remedies (to include, but not be limited to, cost reimbursement, fines and/or penalties, if any) provided under any Environmental Law.

ARTICLE 11

INDEMNIFICATION

11.1    Indemnification.

(a)    From and after Closing, Purchaser shall, except to the extent that a claim or matter is indemnified by Seller pursuant to Section 11.1(b), indemnify, defend, release and hold harmless each Seller and each member of Seller Group from and against any and all claims, liabilities, obligations, losses, Taxes, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) asserted against, resulting from, imposed upon or incurred by Seller or such other Persons entitled to indemnification under this Section 11.1(a) as a result of, or arising out of:

(i)    the breach (without regard to any qualification of materiality or Purchaser Material Adverse Effect) of any of the representations or warranties of Purchaser contained in Section 6.3 of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such breach of representations and warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date and period);

(ii)    the failure of Purchaser or NFGC to perform any of the covenants or agreements of Purchaser contained in this Agreement;

(iii)    if the Stock Election is exercised, the breach (without regard to any qualification of materiality or NFGC Material Adverse Effect) of any of the representations or warranties of NFGC contained in Section 6.4 of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such breach of representations and warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date and period);

(iv)    the Assumed Obligations, including, for the avoidance of doubt, all obligations described in Sections 10.1, 10.2 and 10.3;

(v)    any obligations for a brokerage or finder’s fee or commission incurred by Purchaser or NFGC in connection with the transactions contemplated by this Agreement;

(vi)    any violation or alleged violation of securities laws by Purchaser or NFGC in connection with the Assets and any claim arising out of Purchaser’s or NFGC’s dealings with its partners, investors, lender, assignees or other third Persons in connection with the transactions evidenced by this Agreement;

(vii)    Purchaser’s ownership or operation of any portion of the Assets that may be re-conveyed or reassigned to Seller pursuant to the provisions of this Agreement, to the extent attributable to the period of time such portion of Assets was owned or operated by Purchaser; and

(viii)    the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(a).

(b)    Subject to Section 11.1(d) of this Agreement, upon Closing, Seller shall indemnify, defend, release and hold harmless Purchaser and each member of the Purchaser Group from and against all Losses asserted against, resulting from, imposed upon or incurred by Purchaser or such other Persons entitled to indemnification under this Section 11.1(b) as a result of, or arising out of:

(i)    the breach (without regard to any qualification of materiality or Seller Material Adverse Effect) of any of the representations or warranties of Seller contained in Section 6.1 of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such breach of representations and warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date and period);

(ii)    the failure of Seller to perform any of the covenants or agreements of Seller contained in this Agreement;

(iii)    the Excluded Assets;

(iv)    the Retained Obligations;

(v)    any obligations for a brokerage or finder’s fee or commission incurred by Seller in connection with the transactions contemplated by this Agreement; and

(vi)    the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(b).

(c)    EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 11.1(a) OR 11.1(b), REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

(d)    Notwithstanding anything to the contrary in this Agreement, the liability of Seller and Purchaser under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(i)    Except for the Fundamental Representations, which survive indefinitely, and the representations in Section 6.1(h), which survive thirty (30) days after expiration of the applicable statute of limitations, the representations and warranties of the Parties and NFGC set forth in this Agreement shall survive the Closing Date for a period of twelve (12) months and all representations and warranties of the Parties under this Agreement shall terminate twelve (12) months after the Closing Date; provided, however, that any such representation or warranty for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (“Claim Notice”) delivered in good faith in compliance with the requirements of this Section 11.1(d) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution. The indemnities in Section 11.1(b)(iv) (except those indemnities for the matters described in clauses (i), (ii), (vii), (ix) or (xi) of the definition of “Retained Obligations”) shall survive the Closing Date for a period of four (4) years. The indemnities in Section 11.1(b)(iv) for the matters described in clauses (i), (ii), (vii), (ix) or (xi) in the definition of “Retained Obligations” shall survive the Closing Date indefinitely.

(ii)    Notwithstanding anything to the contrary herein, in no event shall:

A.    SELLER OR PURCHASER BE LIABLE TO THE OTHER FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR SPECIAL DAMAGES (EXCEPT WHERE SUCH DAMAGES CONSTITUTE PART OF A CLAIM OF A THIRD PARTY WHICH IS INDEMNIFIED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT);

B.    Seller indemnify Purchaser, or be otherwise liable to Purchaser, for any Losses arising from a breach of a representation or warranty of Seller that is not a Fundamental Representation or the representations and warranties contained in Section 6.1(h)(i)-(vi) (A) for any individual claim for Loss that does not exceed Two Hundred Thousand Dollars ($200,000) (the “Individual Threshold”), and (B) until Purchaser has suffered Losses (in excess of the Individual Threshold) in the aggregate in excess of the Aggregate Indemnity Deductible, after which point Seller will be obligated only to indemnify Purchaser from and against further Losses in excess of the Individual Threshold and in excess of the Aggregate Indemnity Deductible; and

C.    Seller indemnify Purchaser under (A) Sections 11.1(b)(i) with respect to Seller’s non-Fundamental Representations (excluding the representations and warranties contained in Sections 6.1(h)(i)-(vi)) in excess of ten percent (10%) of the Unadjusted Purchase Price or (B) Section 11.1(b)(i) with respect to Seller’s Fundamental Representations, the representations and warranties contained in Sections 6.1(h)(i)-(vi) and Sections 11.1(b)(ii)-(vi) in excess of the Unadjusted Purchase Price.

(i)    The amount of any indemnification provided under Section 11.1(a) or (b) shall be net of any amounts of insurance proceeds or other amounts from any Third Party actually recovered or realized by the Indemnified Party in respect of the indemnification claim to which such insurance proceeds or other amounts relate.

(ii)    Notwithstanding anything stated herein to the contrary, neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 11 with respect to any item for which a specific adjustment has already been made to the Unadjusted Purchase Price under the terms of this Agreement.

(iii)    Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(e)    All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 11.1(e). Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a Third Party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is not materially prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest; provided, however, that the Indemnified Party shall not be required to bring, or cooperate with, any counterclaim against the Person asserting the Third Party Losses or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party and no claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability.

(f)    Any payments made to any Indemnified Party pursuant to this Section 11.1 shall be treated as an adjustment to the Unadjusted Purchase Price for the Assets for federal, and applicable state and local, income tax purposes to the extent permitted by applicable Law.

11.2    Exclusive Remedy.

If Closing occurs, except with respect to the special warranty of title contained in the Assignments and the Deed, the indemnities set forth in this Agreement and the remedies expressly provided for herein shall be the sole and exclusive remedies of the parties indemnified hereunder for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, nothing in this Section 11.2 shall be deemed to affect any Person’s right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement (whether or not such covenant is set forth in Article 7). Except for such remedies, Purchaser releases and forever discharges Seller and its Affiliates and their respective officers, directors, managers, members, employees, agents, advisors and representatives from any and all Losses whatsoever, in law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising from this Agreement, Seller’s ownership, use or operation of the Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller or any of its Affiliates, and rights under insurance maintained by Seller or any of its Affiliates, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.

Notwithstanding anything herein to the contrary, from and after Closing, each of Seneca and NFG Midstream shall be severally, and not jointly, liable with respect to each representation, warranty, indemnification obligation with respect thereto and Assumed Obligation contained herein, such that (a) NFG Midstream shall be severally liable for (i) the representations and warranties made by NFG Midstream, (ii) the covenants of Purchaser and Assumed Obligations related to the Midstream Assets, and (iii) the indemnification obligations of Purchaser with respect to such matters, and (b) Seneca shall be severally liable for (i) the representations and warranties made by Seneca, (ii) the covenants of Purchaser and Assumed Obligations related to the Assets (other than the Midstream Assets), and (iii) the indemnification obligations of Purchaser with respect to such matters; provided, however, that where Purchaser has a right or obligation (other than an indemnity obligation) under this Agreement, each of Seneca and NFG Midstream shall exercise such right or discharge such obligation acting jointly.

11.3    Midstream Parent Guarantee. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any limitations on Purchaser’s liability described in Article 11), from and after the Closing Date, Midstream Parent shall absolutely and unconditionally guarantee any and all indemnification obligations of NFG Midstream arising under this Agreement (the “Guaranteed Obligations”), such that if NFG Midstream defaults in the full or partial performance of any Guaranteed Obligation, Midstream Parent shall perform or cause to be performed such Guaranteed Obligations promptly following written notice of such NFG Midstream default. Notwithstanding the foregoing, Midstream Parent reserves unto itself the right to assert any and all claims, counterclaims, defenses, setoffs, and other rights that NFG Midstream is entitled to assert on its own account pursuant to the terms of this Agreement in connection with the Guaranteed Obligations.

ARTICLE 12

CASUALTY LOSS

12.1    Casualty Loss prior to Closing

(i)    If, between the Execution Date and the Closing, any substantial portion of the Assets are materially damaged or destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any substantial portion of the Assets are taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss” and are limited to property damage or taking only), Seller shall notify Purchaser promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure a Casualty Loss that consists of property damage by repairing the affected Asset to the state existing immediately preceding such Casualty Loss no later than the Closing Date.

(ii)    If any uncured Casualty Loss exists at the Closing, and the loss as a result of such Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000), the Asset affected by such Casualty Loss shall be conveyed to Purchaser at Closing and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Unadjusted Purchase Price to be reduced at Closing by an amount equal to the loss resulting from such Casualty Loss, (ii) pay to Purchaser all sums paid to Seller by Third Parties by reason of the damage or taking of such Asset, and to the extent Seller is not contractually prohibited from doing so, Seller shall assign, transfer and set over unto Purchaser all of the right, title and interest of Seller in and to any insurance, claims, unpaid proceeds or other payments or rights to receive payments from Third Parties arising out of such damage or taking or (iii) cure the Casualty Loss. EACH SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE EXISTENCE OF INSURANCE COVERING CASUALTY LOSS TO THE ASSETS, AND DISCLAIMS ANY OBLIGATION, COVENANT OR DUTY TO PURCHASER TO ASSERT OR PURSUE ANY CLAIM AGAINST ANY INSURER OR OTHER PERSON FOR CASUALTY LOSS TO THE ASSETS.

12.2    Limitation. Subject to Section 5.1.1(d) and Section 12.1(ii) and notwithstanding anything else in this Agreement to the contrary, Purchaser’s recourse with respect to any Casualty Loss shall be limited to an adjustment to the Unadjusted Purchase Price as set forth in Section 12.1(i), a cure by Seller as set forth in Section 12.1(ii), or the proceeds of Seller’s casualty insurance coverage actually recovered by Seller in respect thereof or other sums paid to Seller by Third Parties (or an assignment of claims related thereto), payable to Purchaser only upon or after the Closing of the transactions contemplated herein. Seller shall have no other liability or responsibility to Purchaser with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or breach of statute (but excluding gross negligence or willful misconduct) of Seller or any member of Seller Group.

ARTICLE 13

TERMINATION

13.1    Termination.

This Agreement may be terminated at any time after the later of (i) August 31, 2020 and (ii) if the Parties pursue expedited arbitration in accordance with Section 5.1.1(d) and 5.1.2(d), five (5) Business Days following the arbitrator’s final decision pursuant to such expedited arbitration (the “Outside Date”), by Seller or Purchaser by written notice to the other Party if the Closing has not occurred on or before such date. This Agreement may otherwise be terminated at any time after the Execution Date and before the Closing Date only:

(a)    by the mutual written consent of Seller and Purchaser;

(b)    by Seller, or by Purchaser, by written notice to the other Party, if a Governmental Authority shall have issued an injunction, order or award or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order, award or other action shall have become final and non-appealable;

(c)    by Purchaser if there has been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement by Seller that (i) has resulted in the failure to satisfy any of the conditions set forth in Section 5.1.1, (ii) has not been waived by Purchaser, and (iii) is not capable of being cured prior to the Outside Date or is not cured by the earlier of (A) ten (10) days following Purchaser’s written notice to Seller of such breach and (B) the Outside Date; provided that the right to terminate this Agreement under this Section 13.1(c) shall not be available to Purchaser if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(d)    by Seller if there has been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement by Purchaser that (i) has resulted in the failure to satisfy any of the conditions set forth in Section 5.1.2, (ii) has not been waived by Seller, and (iii) is not capable of being cured prior to the Outside Date or is not cured by the earlier of (A) ten (10) days following Seller’s written notice to Purchaser of such breach and (B) the Outside Date; provided that the right to terminate this Agreement under this Section 13.1(d) shall not be available to Seller if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

(e)    by either Seller or Purchaser if, under the HSR Act or otherwise, the Federal Trade Commission (the “FTC”) or the U.S. Department of Justice (“DOJ”) shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 13.1(e), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding). For purposes of clarity, issuance of a second request by either the FTC or the DOJ shall not constitute a proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement.

13.2    Effect of Termination.

(a)    If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force and effect (except for the provisions of Article 1, Section 7.4, Article 13, Article 14 and all other waivers, disclaimers and releases that are in bold and/or that are capitalized in this Agreement, Section 15.1, Section 15.2, Section 15.5, Section 15.6, Section 15.8, Section 15.9, Section 15.10 and its subsections, Section 15.11, Section 15.15, Section 15.16, Article 16, and the Confidentiality Agreement).

(b)    If Seller terminates this Agreement pursuant to Section 13.1(d), Seller shall be entitled to receive the Performance Deposit as liquidated damages in lieu of all other damages and as the Seller’s sole and exclusive remedy in such event, other than termination of this Agreement. Seller and Purchaser acknowledge and agree that if Seller is entitled to receive the Performance Deposit pursuant to this Section 13.2(b), then (i) Seller’s actual damages are difficult to ascertain with any certainty, (ii) the Performance Deposit is a fair and reasonable estimate by the Parties of such actual damages of Seller and (iii) such liquidated damages do not constitute a penalty.

(c)    (i) If Purchaser terminates this Agreement pursuant to Section 13.1(c), then Seller shall return the Performance Deposit to Purchaser within ten (10) Business Days after the determination that the Closing will not occur and Purchaser shall retain any legal or equitable remedies for Seller’s breach of this Agreement subject to the limitations set forth below; provided, however, that Seller shall not have any liability to Purchaser for monetary damages in excess of an amount equal to the Performance Deposit; and (ii) if Purchaser has the right to terminate this Agreement pursuant to Section 13.1(c), then, in lieu of termination, Purchaser may seek specific performance to enforce Seller’s compliance with this Agreement and during such time that Purchaser is seeking specific performance in lieu of termination, Seller shall not be obligated to return the Performance Deposit. Seller agrees to, and does hereby, waive any requirement for the posting of a bond in connection with any equitable relief hereunder in favor of Purchaser. If specific performance is not granted, then Purchaser may terminate this Agreement pursuant to, and pursue its rights set forth in, clause (i) above.

(d)    If this Agreement is terminated for any reason other than as set forth in Section 13.2(b) or Section 13.2(c), then the Parties, Midstream Parent and NFGC shall have no liability or obligation hereunder as a result of such termination, and Seller shall return the Performance Deposit to Purchaser within ten (10) Business Days following the date that this Agreement is terminated.

(e)    If this Agreement is terminated, Purchaser shall return or destroy (whichever is required pursuant to the terms of the Confidentiality Agreement) to Seller on or before the fifth (5th) Business Day thereafter all copies of the Records and other information in the possession of Purchaser or obtained or generated by Purchaser pursuant to the Confidentiality Agreement any provision of this Agreement and such Records and information shall remain subject to the provisions of the Confidentiality Agreement.

ARTICLE 14

DISCLAIMERS; WAIVERS, RELEASES

14.1    Sale “As Is” “Where Is”/ Release for Physical and Environmental Condition.

PURCHASER REPRESENTS THAT IT HAS INSPECTED OR HAS OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND SUBJECT TO PURCHASER’S RIGHTS UNDER SECTION 3.2 AND ARTICLE 11 (INCLUDING BREACHES OF SELLER’S REPRESENTATIONS IN SECTION 6.1), AGREES TO ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS SUBJECT TO THE TERMS OF THIS AGREEMENT. PURCHASER ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE MINERAL INTERESTS. SUBJECT TO PURCHASER’S RIGHTS UNDER SECTION 3.2 AND ARTICLE 11 (INCLUDING BREACHES OF SELLER’S REPRESENTATIONS IN SECTION 6.1), PURCHASER ACKNOWLEDGES THAT THE PROPERTIES MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO SELLER OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY, AND PURCHASER ASSUMES THE OBLIGATION AND LIABILITY THAT SELLER HAS, OR MAY HAVE HAD, TO PROPERLY PLUG, ABANDON, REMOVE AND/OR RESTORE THE SAME WITHOUT RECOURSE TO SELLER.

PURCHASER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS AGREEMENT (INCLUDING SECTION 3.2 AND ARTICLE 11 (INCLUDING BREACHES OF SELLER’S REPRESENTATIONS IN SECTION 6.1)), WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES BEFORE OR AT THE EFFECTIVE DATE. WITHOUT LIMITING THE ABOVE, PURCHASER WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT (INCLUDING SECTION 3.2 AND ARTICLE 11 (INCLUDING BREACHES OF SELLER’S REPRESENTATIONS IN SECTION 6.1)), TO RECOVER FROM SELLER OR ANY MEMBER OF SELLER GROUP AND, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT, FOREVER RELEASES AND DISCHARGES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL LAW AND ANY OTHER

APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES AT OR PRIOR TO THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER OR ANY MEMBER OF SELLER GROUP, EXCEPT IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY MEMBER OF SELLER GROUP PRIOR TO CLOSING.

14.2    DISCLAIMER OF WARRANTIES FOR ASSETS.

PURCHASER ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS AGREEMENT (INCLUDING SECTION 6.1, THE CERTIFICATE PROVIDED AT CLOSING PURSUANT TO SECTION 5.3(h) AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENTS AND THE DEED), NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

14.3    DISCLAIMER REGARDING INFORMATION.

SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PURCHASER HEREBY WAIVES, AND ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT (INCLUDING SECTION 6.1 AND THE CERTIFICATE PROVIDED AT CLOSING PURSUANT TO SECTION 5.3(h)), NONE OF SELLER, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND PURCHASER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

14.4    DISCLAIMER REGARDING ASBESTOS AND NORM.

PURCHASER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE ASSETS MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). PURCHASER SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND/OR LOCATED ON A MINERAL INTEREST MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A PROPERTY. PURCHASER UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

14.5    DISCLAIMER AS TO TITLE TO ASSETS AND PIPELINES.

EXCEPT WITH RESPECT TO SECTION 6.1 AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENTS AND DEED, (A) SELLER SHALL CONVEY SELLER’S INTERESTS IN AND TO THE ASSETS TO PURCHASER WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED AND (B) SELLER DOES NOT MAKE OR PROVIDE (AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS) AND PURCHASER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE MINERAL INTERESTS, INCLUDING LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTERESTS OR PERCENTAGE NET REVENUE INTERESTS.

14.6    CONSPICUOUSNESS.

PURCHASER ACKNOWLEDGES THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS ARTICLE 14 AND ELSEWHERE IN THIS AGREEMENT ARE CONSPICUOUS.

ARTICLE 15

ADMINISTRATIVE PROVISIONS

15.1    Expenses of Sale.

Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

15.2    Third Party Rights.

Each Party may elect to exercise or not exercise the indemnification and defense rights under this Agreement on behalf of its respective Indemnified Parties listed in Section 11.1(a) or 11.1(b), as applicable, and the indemnity, release and waiver provisions in this Agreement in favor of the Seller Group, and no member of any such group shall have any rights under this Agreement except to the extent exercised on its behalf by Seller or Purchaser, as the case may be. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation, any broker or finder, creditor or other Person), and this Agreement shall be effective only as between the Parties, Midstream Parent and NFGC and their respective successors and permitted assigns.

15.3    Further Actions.

From and after Closing, Purchaser and Seller further agree that they will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Agreement.

15.4    Assignment.

15.4.1    Assignment of Agreement.

Except as provided in Section 2.6 or as expressly set forth below, neither Party shall assign this Agreement or any of its rights or obligations under this Agreement prior to Closing without obtaining the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Party shall be void; provided, however, that Purchaser will, without the obligation to obtain the prior written consent of Seller but with the obligation to provide contemporaneous or prior notice to Seller, be entitled to assign this Agreement or all or any part of its respective rights and delegate its respective performance obligations under this Agreement to one or more Affiliates of Purchaser; provided, further, that no such assignment will release or discharge Purchaser from any of its obligations as the “Purchaser” under this Agreement or any certificate, document, instrument or writing delivered pursuant hereto.

15.4.2    Further Assignment of Oil and Gas Interests.

In the event that Purchaser sells or assigns all or a portion of the Properties, (i) this Agreement shall remain in effect between Purchaser and Seller regardless of such assignment, and such assignment shall not constitute a release or novation of any obligation or liability owed by Purchaser to Seller under this Agreement; and (ii) Purchaser shall require its successors and assigns to expressly assume the Assumed Obligations and all of its other duties, responsibilities and obligations under this Agreement, to the extent related or applicable to the Assets or the portion thereof acquired by them, but such assumption shall not release Purchaser from any such Assumed Obligation or other duty, responsibility or obligation, and such assumption by Purchaser’s successors and assigns shall be in a writing delivered to Seller.

15.5    Notices.

Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by hand delivery, express courier, delivery service, or electronic mail (email), addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice shall be deemed to have been given and received only if and when actually received by the addressee (confirmation of such receipt by confirmed email transmission being deemed receipt of communications sent by email), and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service. For purposes of notice, the addresses of the Parties shall be as follows:

Seller:

SWEPI LP

Attn: Frank Barthel

150 N. Dairy Ashford

Houston, TX 77079

Telephone - (832) 337-0857

Email – Frank.Barthel@Shell.com

Purchaser:

Seneca Resources Company, LLC

Attn:    Ben Elmore; Justin Loweth

1201 Louisiana Street, Suite 2600

Houston, TX 77002

Telephone - (713) 654-2662

(713) 654-2674

Email - lowethj@srcx.com

elmoreb@srcx.com

and

NFG Midstream Covington, LLC

Attn: Michael P. Kasprzak; Margaret Sroka

6363 Main Street

Williamsville, NY 14221

Telephone - (814) 871-8601

(716) 857-7066

Email - kasprzakm@natfuel.com

srokam@natfuel.com

with copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Attn:    David Castro Jr., P.C.

Chad M. Smith

609 Main Street

Houston, TX 77002

Telephone: (713) 836-3609

(713) 836-3389

Email: david.castro@kirkland.com

chad.smith@kirkland.com

or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.

15.6    Public Announcements.

The Parties agree that prior to any Party making any public announcement or statement with respect to the transaction contemplated by this Agreement, such Party shall obtain the written approval of the other Parties to the text of such announcement or statement, which approval may be withheld for any reason. Nothing contained in this Section 15.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Authority and/or the public to the extent required by applicable Law or stock exchange regulation; provided that a Party required to make such a disclosure shall consult with the other Party prior to making such disclosure.

15.7    Time Limits; Waiver.

Subject to Section 15.11, time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. Subject to the foregoing, however, the failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

15.8    Applicable Law.

The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the Laws of the State of Texas without giving effect to principles of conflicts of Laws, except as to (i) title issues, which shall be governed by the Laws of the state where the relevant Asset is located and (ii) any matter related solely to the issuance of the Stock Consideration, if any, which shall be governed by the Laws of the State of New Jersey without giving effect to principles of conflicts of Laws.

15.9    Severance of Invalid Provisions.

In case of a conflict between the provisions of this Agreement and the provisions of any applicable Law, the provisions of Law shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future Law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

15.10    Construction & Interpretation.

The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

15.10.1     Headings for Convenience.

Except for the definition headings, all the table of contents, captions, numbering sequences and paragraph headings in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect.

15.10.2     Gender & Number.

The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

15.10.3     Independent Representation.

Each Party has had the benefit of independent legal representation with respect to the subject matter of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arms’ length negotiations from equal bargaining positions. This Agreement shall be construed fairly and reasonably and not more strictly against one Party than another, on the basis of who drafted this Agreement or any provision hereof.

15.10.4         Section References.

Unless otherwise stated, references in this Agreement to articles, sections or subsections are references to the articles, sections or subsections of this Agreement.

15.11    Days.

If a deadline falls on a day that is not a Business Day, then the deadline will extend to the next Business Day.

15.12    Integrated Agreement.

This Agreement, the Exhibits and Schedules attached and incorporated herein, the Confidentiality Agreement, and the instruments delivered at or in connection with the Closing hereunder contain the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written, between the Parties other than those included in this Agreement or in any such Closing document. Upon execution of this Agreement by all Parties and absent Fraud, this Agreement shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement. Absent Fraud, each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement or in any Closing document. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with any other term or condition of this Agreement. The Parties acknowledge and agree that, in the event that Closing occurs, the Confidentiality Agreement shall be terminated in its entirety effective as of the Closing Date, except as to the Excluded Assets.

15.13    Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

15.14    Multiple Counterparts.

This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

15.15    Fair Notice Disclosure Statement.

PURCHASER’S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT THAT REQUIRE PURCHASER TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS IRRESPECTIVE OF THE STRICT LIABILITY OF SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE OR NEGLIGENCE OF SELLER.

15.16    WAIVER OF CONSUMER RIGHTS UNDER THE DTPA.

PURCHASER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “TEXAS DTPA”)), AND THAT IT HAS ASSETS OF TWENTY FIVE MILLION DOLLARS ($25,000,000) OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR IS OWNED BY AN ENTITY THAT HAS ASSETS OF MORE THAN TWENTY FIVE MILLION DOLLARS ($25,000,000), AND THAT THEREFORE IT IS NOT A “CONSUMER” FOR PURPOSES OF THE TEXAS DTPA, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DTPA, TO THE EXTENT ANY SUCH PROVISION MAY BE APPLICABLE, AND OF ANY OTHER APPLICABLE DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION LEGISLATION OF ANY JURISDICTION, EXCEPT THAT PURCHASER DOES NOT WAIVE ANY PROVISION FOR WHICH, BY EXPRESS PROVISION OF LAW, A WAIVER BY PURCHASER CANNOT BE EFFECTIVE.

15.17    Anti-Bribery and Corruption.

Each Party represents, warrants, and covenants that in connection with this Agreement and the business resulting therefrom: (i) it is aware of and will comply with Anti-Corruption Laws; (ii) it has not made, offered, authorized, or accepted, and will not directly or, knowingly, indirectly make, offer, authorize, or accept, any payment, gift, promise, or other advantage, to or for the use or benefit of any government official or any other person where that payment, gift, promise, or other advantage would violate the Anti-Corruption Laws; (iii) in the event a Party becomes aware it has breached an obligation in this paragraph, it will promptly notify the other Party, subject to the preservation of legal privilege; and (iv) only a Party shall make payments to the other Party, except with that other Party’s written consent. Nothing in this Agreement shall require a Party to perform any part of this Agreement or take any actions if, by doing so, the Party would not comply with the Anti-Corruption Laws. The obligations in this paragraph shall survive the termination or expiry of this Agreement.

ARTICLE 16

DISPUTE RESOLUTION

16.1    Dispute Resolution.

In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such dispute by negotiations as provided in this Article 16 between senior representatives who have authority to settle the controversy. “Arbitrable Dispute” means (except for: (a) disputes involving Environmental Defects or any cure relating thereto, which will be resolved as provided in Section 3.2(g), or (b) any matters to be resolved by the Accounting Referee as provided in Section 8.2(b)), any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement, the transactions contemplated by this Agreement or any alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 11 or relating to matters that are the subject of this Agreement or the relationship between the Parties under this Agreement, regardless of whether (i) extra-contractual in nature, (ii) sounding in contract, tort or otherwise, (iii) provided for by Law or otherwise, or (iv) any such matters could result in damages or any other relief, whether at Law, in equity or otherwise; but the term “Arbitrable Dispute” does not include any claim for injunctive relief. Any claim for injunctive relief can only be sought through a court of competent jurisdiction. The sole and exclusive venue and forum for any action for injunctive relief brought in connection with this Agreement is any state or federal court of competent jurisdiction located in Harris County, Texas.

(a)    Notification. When an Arbitrable Dispute exists, each Party has the right to give the other Party written notice of the Arbitrable Dispute.

(b)    Meeting Between Senior Representatives. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representatives at least three (3) Business Days’ notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Party’s senior representative within such fifteen (15) day period, the other Party may, at such Party’s sole option, proceed directly to arbitration under Section 16.2.

(c)    Confidentiality. All offers, promises, conduct and statements, whether oral or written, made in the course of meetings between senior representatives, by any of the Parties, their agents, employees, experts and attorneys and by any CPR employees, are confidential, privileged and inadmissible for any purpose including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the meetings between senior representatives.

16.2    Arbitration.

Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 16.1 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the arbitration rules of the International Institute for Conflict Prevention &

Resolution (“CPR”) Non-Administered Arbitration Rules, as supplemented by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (“CPR Protocol”), as currently in effect on the date of this Agreement (collectively, the “Rules”). If there is any inconsistency between the provisions of this Agreement and the Rules, the provisions of this Agreement shall control.

(a)    Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given in this Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days. Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.

(b)    Within ten (10) Business Days of written notice electing to refer the Arbitrable Dispute to binding arbitration the Seller shall appoint one (1) arbitrator and the Purchaser shall appoint one (1) arbitrator. The two (2) arbitrators so appointed shall select the third arbitrator, and failing agreement on selection of the third arbitrator by the two (2) arbitrators within thirty (30) days after their appointment, the third arbitrator shall be appointed by the CPR in accordance with the Rules. Each appointer of the first two (2) arbitrators shall pay the compensation and expenses of the arbitrator it appoints. The Seller shall pay one-half (1/2) of the compensation and expenses of the third arbitrator and the Purchaser shall pay the other half. All arbitrators must (i) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) have experience in or be knowledgeable about the matters in dispute. The location of all arbitration proceedings shall be Houston, Texas.

(c)    The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to One Million Dollars ($1,000,000), the hearing shall commence within forty-five (45) Business Days after the selection of the third arbitrator. If the amount in controversy exceeds One Million Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the Rules. The arbitrators shall render an award in writing, setting forth the reasons supporting their decision, within thirty (30) days after the close of proceedings.

(d)    Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Agreement.

(e)    The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute, although the arbitrator may permit the prevailing Party to recover attorneys’ fees and costs to the extent permitted by applicable Law.

16.3    Expedited Dispute Resolution for Purposes of Section 5.1.1(d) and 5.1.2(d).

(a)    In order for Purchaser to assert that the condition in 5.1.1(d) has not been satisfied, Purchaser shall deliver notice thereof to Seller on or before the Defect Claim Date. Such notice (the “Purchaser’s 5.1.1(d) Notice”) shall include: (i) with respect to the asserted Environmental Defects, a written description meeting the requirements of Section 3.2(a), together with all supporting documentation (which shall be due on the Defect Claim Date in order to validly assert that the 5.1.1(d) condition has not been satisfied), (ii) Purchaser’s estimate of all losses associated with uncured Casualty Losses, together with all supporting documentation (provided, that Purchaser may update its Purchaser’s 5.1.1(d) Notice at any time prior to Closing for any Casualty Loss occurring after the Defect Claim Date), and (iii) the Allocated Values of the Assets withheld from Closing pursuant to Section 4.2. In the event the Parties do not agree whether the condition in Section 5.1.1(d) has been satisfied, Closing shall be extended until the relevant arbitrator or arbitrators (each, a “5.1.1(d) Arbitrator”) has determined whether or not such condition has been satisfied using the following procedure: Seller shall provide to the 5.1.1(d) Arbitrator and Purchaser a written response setting forth Seller’s position with respect to the matters described in Purchaser’s 5.1.1(d) Notice together with all supporting documentation within twelve (12) Business Days after receipt of Purchaser’s 5.1.1(d) Notice. Seller shall also include with its submission to the 5.1.1(d) Arbitrator a copy of Purchaser’s 5.1.1(d) Notice. The 5.1.1(d) Arbitrator shall make its determination in accordance with Section 3.2(g)(v), mutatis mutandis, except it shall have ten (10) Business Days to make a determination as to the existence and amount of the matters asserted in Purchaser’s 5.5.1(d) Notice and the reference in Section 3.2(g)(v) to five (5) Business Days’ notice shall be changed to two (2) Business Days’ notice.

(b)    The 5.1.1(d) Arbitrator with respect to disputes relating to Environmental Defects shall be a single arbitrator (the “5.1.1(d) Environmental Arbitrator”), determined as described in Section 16.3(d) below. The 5.1.1(d) Environmental Arbitrator shall be a licensed environmental engineer or environmental attorney with at least ten (10) years’ experience assessing the environmental condition of oil and gas properties in the state where the Environmental Defect Property at issue is located and who has not performed material services for either Party or their Affiliates in the prior five (5) years.

(c)    The 5.1.1(d) Arbitrator with respect to disputes relating to Casualty Losses shall be a single arbitrator (the “5.1.1 (d) Casualty Loss Arbitrator”), determined as described in Section 16.3(d) below. The arbitrator shall be a licensed appraiser with at least ten (10) years’ experience appraising oil and gas personal property and equipment in the state where the Casualty Loss at issue is located and who has not performed material services for either Party or their Affiliates in the prior five (5) years.

(d)    Within three (3) Business Days following Seller’s receipt of Purchaser’s 5.1.1(d) Notice, Seller and Purchaser shall each exchange lists of five (5) acceptable, qualified arbitrators for the 5.1.1(d) Environmental Arbitrator and the 5.1.1(d) Casualty Loss Arbitrator, as applicable. Within three (3) Business Days following the exchange of lists of acceptable arbitrators, Purchaser and Seller shall select by mutual agreement one arbitrator to serve as the 5.1.1(d) Environmental Arbitrator and/or the 5.1.1(d) Casualty Loss Arbitrator, as applicable, from the combined lists. If no agreement is reached, Purchaser and Seller shall each, by 5:00 pm Central Time on the second Business Day, identify a single arbitrator from their original lists of five

(5) acceptable arbitrators. The two (2) selected arbitrators shall then together select a third arbitrator from the original lists within three (3) Business Days following their selection. Such third arbitrator shall serve as the applicable Arbitrator.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written, effective as of the Effective Date.

SELLER:

SWEPI LP

By:	/s/ Frank Barthel
Printed Name: Frank Barthel
Title: Attorney-in-Fact

[Signature Page to Purchase and Sale Agreement]

PURCHASER:

SENECA RESOURCES COMPANY, LLC

By:	/s/ Justin I. Loweth
Printed Name: Justin I. Loweth
Title: Senior Vice President

NFG MIDSTREAM COVINGTON, LLC

By:	/s/ Michael P. Kasprzak
Printed Name: Michael P. Kasprzak
Title: Manager

[Signature Page to Purchase and Sale Agreement]

MIDSTREAM PARENT:

NATIONAL FUEL GAS MIDSTREAM COMPANY, LLC (solely for purposes of Section 11.3)

By:	/s/ Michael P. Kasprzak
Printed Name: Michael P. Kasprzak
Title: President

[Signature Page to Purchase and Sale Agreement]

NFGC:

NATIONAL FUEL GAS COMPANY (solely for purposes of the NFGC Obligations)

By:	/s/ Karen M. Camiolo
Printed Name: Karen M. Camiolo
Title: Treasurer

[Signature Page to Purchase and Sale Agreement]

Exhibit C-1

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

This Assignment, Conveyance and Bill of Sale (this “Conveyance”) is dated as of                 , 2020 (the “Execution Date”) but certain financial benefits and burdens of the Assets (as defined below) shall be transferred effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), by and between SWEPI LP, a Delaware limited partnership (“Grantor”), and Seneca Resources Company, LLC, a Pennsylvania limited liability company ( “Grantee”). Each of Grantor and Grantee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of May 4, 2020, by and between Grantor and Grantee.

ARTICLE 1

CONVEYANCE

Section 1.1    Conveyance. Subject to the terms and conditions hereof, with effect as of 12:01 a.m. Eastern Time on January 1, 2020, Grantor, for and in consideration of the sum of Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells, transfers and conveys unto Grantee, and Grantee hereby accepts from Grantor, all of Grantor’s right, title and interest in and to the following, to the extent transferable, but excluding, in each case, the Excluded Assets (collectively the “Assets”):

(a)        all Hydrocarbon and mineral leases, subleases and other leasehold interests, royalties, (but not overriding royalties), non-participating royalty interests, net profits interests, mineral fee interests, carried interests, reversionary interests, production payments and other rights to Hydrocarbons in place, in each case, that are located within the Target Area (including those described on Exhibit A-1 hereto), including all pooled or unitized acreage that includes all or a part of any such interests or other rights (collectively, the “Mineral Interests”), and all tenements, hereditaments and appurtenances belonging to the Mineral Interests;

(b)        all oil, gas, water, CO2, disposal, injection or other wells located on the Mineral Interests or within the Target Area (the “Wells” and together with the Mineral Interests, the “Oil and Gas Interests”), including any unplugged wells and any wells that have been temporarily or permanently abandoned, and including without limitation the working interests or overriding royalty interests in the wells listed on Exhibit A-2 hereto;

(c)        the surface fee interests (including those listed on Exhibit A-3 hereto), easements, permits, licenses, servitudes, rights-of-way and surface leases, in each case, located within the Target Area, and other surface rights or interests appurtenant thereto, in each case, used or held for use in connection with the Oil and Gas Interests (the “Surface Interests” and, together with the Oil and Gas Interests, the “Properties”);

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(d)        the onsite equipment and inventory, machinery, fixtures, manifolds, offsite materials and equipment inventory, tanks, tank batteries, frac ponds, water storage tanks, water pipelines, water impoundments, water recycling facilities, computers and their associated equipment, and, facilities and other tangible personal property and improvements that are used or held for use in connection with the ownership, operation or development of the Mineral Interests, Wells or other Assets (other than the Midstream Assets, the “Equipment”);

(e)        to the extent transferable, the Basic Documents (including without limitation the Material Contracts) and all rights accruing thereunder;

(f)        all Hydrocarbons within, on or under, or produced from or attributable to, the Mineral Interests or Wells from and after the Effective Date and the proceeds thereof;

(g)        except to the extent transfer thereof is restricted by Third Party agreement (provided that Grantor shall use commercially reasonable efforts, without the obligation to make any payments, to obtain any applicable consents with respect to the transfer of such Records), and to the extent in Grantor’s (or its Affiliates’) possession, all paper or electronic files, records, information and data, including but not limited to regulatory compliance and inspection records, operating records, maintenance records, construction specifications, construction inspection procedures, alignment sheets, as-built records and drawings, pressure test records, welding procedures and records, welder qualifications, non-destructive examination testing procedures, technician certifications, and reports, certified mill test reports for steel pipe and fittings and certificate of compliance records for other pipe, valves, and equipment, cathodic protections reports, permitting records, maps, schematics, hydraulic models, gas gathering and treating and processing files, lease records, abstracts, title records, land files, well logs, production records, drilling reports, , regulatory files, environmental files, Asset Tax records required in order for Grantee to prepare all Tax Returns related to Asset Taxes following the Closing Date, all geophysical and other seismic and related technical data and information and other geological and geophysical data and other records pertaining to the Assets (including the Midstream Assets), excluding the Excluded Records (the “Records”);

(h)        any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, approvals and applications therefor (“Governmental Authorizations”);

(i)        any future or existing accounts receivable, trade credits, Tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Grantor (including, without limitation, any joint operating or unit operating agreement audit claims), and any sales and use Tax refunds, any of which are attributable to the Assumed Obligations or Grantor’s ownership of the Assets from and after the Effective Date;

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(j)        all rights and interests of the Grantor under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of the Grantor against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Grantor’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the Assumed Obligations or Grantor’s ownership of the Assets from and after the Effective Date;

(k)        the vehicles and rolling stock described on Exhibit A-6 hereto;

(l)        the field offices and other real estate or personal property more particularly described on Exhibit A-8 hereto; and

(m)        all rights and benefits arising from or in connection with any liquid or gaseous Hydrocarbon imbalances existing as of the Effective Date in connection with any of the Assets.

EXCEPTING AND RESERVING to Grantor, however, the following (the “Excluded Assets”):

(a)        the Excluded Records;

(b)        the Basic Documents and Records retained by Grantor pursuant to Section 7.10 of the Purchase and Sale Agreement;

(c)        the assets described in Exhibit B hereto;

(d)        any Governmental Authorizations which by their own terms are not transferable;

(e)        any Basic Documents listed on Schedule 1 to the Purchase and Sale Agreement, including those Basic Documents which (i) relate also to the other Excluded Assets or other properties owned by Seller Group (other than the Assets), or (ii) are not assignable;

(f)        any intellectual property owned by Seller Group (including all data, files and records relating thereto), including without limitation, all proprietary software, all trademarks, tradenames and service names, including without limitation, any rights in trademarks and service names, registered or unregistered, containing the word “Shell”, the Shell Pecten logo, and any interpretative techniques and processes, including without limitation, any proprietary interpretive geological and geophysical information, economic analysis, and any proprietary information or other similar proprietary data, in each case, which might reveal Grantor’s or its Affiliates’ economic guidelines or other methods or systems by which Grantor or its Affiliates conduct their economic analyses, and any similar proprietary data;

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(g)        to the extent that they do not relate to the Assumed Obligations, any future or existing accounts receivable, Tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Grantor (including, without limitation, any joint operating or unit operating agreement audit claims), and any sales and use Tax refunds, any of which are attributable to Grantor’s ownership of the Assets prior to the Effective Date;

(h)        to the extent that they do not relate to the Assumed Obligations, any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(i)        to the extent that they do not relate to the Assumed Obligations, all rights and interests of Grantor (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of Grantor against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with Grantor’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Date and (ii) under any bond;

(j)        except to the extent Grantor received an adjustment to the Unadjusted Purchase Price therefor, all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Date and all proceeds from the disposition thereof;

(k)        all “virtual courthouses” of Grantor and Grantor’s exclusive use arrangements with title abstract facilities and all documents and instruments of Grantor that may be protected by an attorney-client privilege (excluding title opinions, environmental reports or related evaluations, and any documents and instruments that relate to or cover any Assumed Obligations) and all data that cannot be disclosed to Grantee as a result of confidentiality arrangements under agreements with Third Parties (provided that Grantor shall use commercially reasonable efforts to have the holder thereof waive any such confidentiality obligations or permit Grantee to execute a joinder agreement);

(l)        all equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, any equipment, inventory, machinery, tools and other personal property not currently in use for the operation of a Well or Wells, work over rigs, drilling rigs and related equipment, rental equipment, and computer software, copy machines, and televisions.

(m)        all Hedge Contracts; and

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(n)        any asset included in the definition of “Assets” but excluded from the transactions contemplated hereunder pursuant to the terms of the Purchase and Sale Agreement.

TO HAVE AND TO HOLD the Assets unto Grantee, its successors and assigns, forever, subject, however, to the terms and conditions of this Conveyance.

Section 1.2        Special Warranty

Grantor hereby agrees to warrant and forever defend defensible title to the Assets, subject to Permitted Encumbrances, unto Grantee, its successors and assigns, against all persons claiming or to claim the same or any part thereof by, through or under Grantor and its Affiliates, but not otherwise. The Parties acknowledge and agree that the foregoing warranty shall constitute and be considered a special warranty of title by, through and under Grantor and its Affiliates under the applicable Laws. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCES OF THIS SECTION 1.2 AND IN SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO GRANTOR’S TITLE TO ANY OF THE ASSETS.        Grantor hereby assigns to Grantee all rights, claims and causes of action on title warranties given or made by Grantor’s predecessors (other than Affiliates of Grantor), and Grantee is specifically subrogated to all rights which Grantor may have against its predecessors (other than Affiliates of Grantor), to the extent Grantor may legally transfer such rights and grant such subrogation.

Section 1.3        Limitations of Liability.

(a)        Notwithstanding anything to the contrary herein, in no event shall there be any claim under this Conveyance for any breach of the special warranty of defensible title given by Grantor pursuant to Section 1.2 resulting from the inaction of Grantor or its Affiliates unless the Title Defect Amount with respect to such breach exceeds Twenty-Five Thousand Dollars ($25,000) (the “Individual Title Threshold”).

(b)        The special warranty of title in this Conveyance shall survive for a period of thirty-six (36) months after the Execution Date.

Section 1.4        Disclaimers of Warranties

(a)        GRANTEE REPRESENTS THAT IT HAS INSPECTED OR HAS OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND SUBJECT TO GRANTEE’S RIGHTS UNDER SECTION 3.2 OF THE PURCHASE AND SALE AGREEMENT AND ARTICLE 11 OF THE PURCHASE AND SALE AGREEMENT (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT), AGREES TO ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS SUBJECT TO THE TERMS OF THIS CONVEYANCE AND THE PURCHASE AND SALE AGREEMENT. GRANTEE ACKNOWLEDGES

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ALSO THAT PHYSICAL CHANGES IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE MINERAL INTERESTS. SUBJECT TO GRANTEE’S RIGHTS UNDER SECTION 3.2 OF THE PURCHASE AND SALE AGREEMENT AND ARTICLE 11 OF THE PURCHASE AND SALE AGREEMENT (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT), GRANTEE ACKNOWLEDGES THAT THE PROPERTIES MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO GRANTOR OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY, AND GRANTEE ASSUMES THE OBLIGATION AND LIABILITY THAT GRANTOR HAS, OR MAY HAVE HAD, TO PROPERLY PLUG, ABANDON, REMOVE AND/OR RESTORE THE SAME WITHOUT RECOURSE TO GRANTOR.

(b)        GRANTEE RELEASES GRANTOR AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS CONVEYANCE AND THE PURCHASE AND SALE AGREEMENT (INCLUDING SECTION 3.2 THEREOF AND ARTICLE 11 THEREOF (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 THEREOF)), WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF GRANTOR OR ANY MEMBER OF SELLER GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH GRANTOR’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES BEFORE OR AT THE EFFECTIVE DATE. WITHOUT LIMITING THE ABOVE, GRANTEE WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS CONVEYANCE OR THE PURCHASE AND SALE AGREEMENT (INCLUDING SECTION 3.2 THEREOF AND ARTICLE 11 THEREOF (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 THEREOF)), TO RECOVER FROM GRANTOR OR ANY MEMBER OF SELLER GROUP AND, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS CONVEYANCE OR THE PURCHASE AND SALE AGREEMENT, FOREVER RELEASES AND DISCHARGES GRANTOR AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL LAW AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR

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FROM, OR IN CONNECTION WITH, GRANTOR’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES AT OR PRIOR TO THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF GRANTOR OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF GRANTOR OR ANY MEMBER OF SELLER GROUP, EXCEPT IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR OR ANY MEMBER OF SELLER GROUP PRIOR TO CLOSING.

(c)        GRANTEE ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS CONVEYANCE OR THE PURCHASE AND SALE AGREEMENT (INCLUDING SECTION 6.1 THEREOF AND THE CERTIFICATE PROVIDED AT CLOSING PURSUANT TO SECTION 5.3(g) THEREOF), NONE OF GRANTOR, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF GRANTOR, HAS MADE, AND GRANTOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE ASSETS, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF GRANTEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF GRANTOR AND GRANTEE THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO GRANTEE AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND GRANTEE REPRESENTS TO GRANTOR THAT GRANTEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS GRANTEE DEEMS APPROPRIATE AND GRANTEE WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

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(d)        GRANTOR HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND GRANTEE HEREBY WAIVES, AND ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THE PURCHASE AND SALE AGREEMENT OR THIS CONVEYANCE, NONE OF GRANTOR, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF GRANTOR, HAS MADE, AND GRANTEE IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO GRANTEE BY OR ON BEHALF OF GRANTOR OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

(e)        GRANTEE ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE ASSETS MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). GRANTEE SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND/OR LOCATED ON A MINERAL INTEREST MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A PROPERTY. GRANTEE UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

(f)        EXCEPT WITH RESPECT TO SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN SECTION 1.2, (A) GRANTOR SHALL CONVEY GRANTOR’S INTERESTS IN AND TO THE ASSETS TO GRANTEE WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED AND (B) GRANTOR DOES NOT MAKE OR PROVIDE (AND GRANTOR HEREBY EXPRESSLY DISCLAIMS) AND GRANTEE HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE MINERAL INTERESTS, INCLUDING LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTERESTS OR PERCENTAGE NET REVENUE INTERESTS.

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(g)        GRANTEE ACKNOWLEDGES THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 1.3 AND ELSEWHERE IN THIS CONVEYANCE ARE CONSPICUOUS.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

Section 2.1        Assumed Obligations

Grantee hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Obligations.

Section 2.2        Basic Documents

The sale, transfer and conveyance of the Assets to Grantee is subject to, and Grantee agrees to accept the Assets subject to and agrees to be bound to and to perform, the Basic Documents; provided that the Basic Documents do not include any Excluded Assets.

ARTICLE 3

MISCELLANEOUS

Section 3.1        Defined Terms

(a)        “Basic Documents” means, collectively, any and all reservations, exceptions, limitations, contracts, assignments, leases and subleases, farmout agreements, joint or unit operating agreements, pooling agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments pertaining to the Assets, including, but not limited to, those (i) that are of record with the Pennsylvania Secretary of Commonwealth or any county office, or (ii) that have been disclosed or delivered to Grantee for its review prior to Closing, or that are referred to therein, or (iii) that are listed or referred to on any Exhibit or Schedule to the Purchase and Sale Agreement, or (iv) that were included in the Data Room made available to Grantee by Grantor, but excluding any of the foregoing pertaining to, or constituting, any Excluded Asset.

(b)        “Material Contracts” means the contracts set forth on Schedule 6.1(j) to the Purchase and Sale Agreement.

(c)        “Midstream Assets” means those certain assets assigned by Grantor to NFG Midstream Covington, LLC pursuant to that certain Assignment and Bill of Sale dated as of the Execution Date.

(d)        “Target Area” means the geographic area described on Exhibit A-4 hereto.

(e)        “Title Defect Amount” means the amount by which the Allocated Value of the Property affected by the title defect has been reduced as a result of the title defect.

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Section 3.2        Further Assurances

Grantee and Grantor further agree that they will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Conveyance.

Section 3.3        Purchase and Sale Agreement

This Conveyance is executed and delivered pursuant to the terms of the Purchase and Sale Agreement and is specifically made subject to the terms, conditions and covenants contained therein. The terms, conditions and covenants of the Purchase and Sale Agreement are incorporated herein by reference, and in the event of a conflict between the provisions of the Purchase and Sale Agreement and this Conveyance, the provisions of the Purchase and Sale Agreement shall control. Notwithstanding the foregoing, third parties may conclusively rely on this Conveyance to vest title to the Assets, and all other rights and interests of Grantor therein and thereunder, in Grantee.

Section 3.4        Successors and Assigns

This Conveyance shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 3.5        Counterparts

This Conveyance may be executed by signing the original or a counterpart hereof. If this Conveyance is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

Section 3.6        No Multiple Conveyances

Grantor and Grantee acknowledge and agree that certain Deeds and Assignments and Bills of Sale are being and will be executed by Grantor and Grantee which may affect the conveyance of the Assets and that such Deeds and Assignments and Bills of Sale shall not constitute multiple conveyances of any of the Assets. Further, Grantor and Grantee acknowledge and agree that they may be required to execute separate deeds and assignments covering certain of the Assets conveyed hereby on forms approved by Governmental Bodies or other Persons to effect the conveyances of such Assets. Any such separate deed or assignment (a) shall evidence this Conveyance of the applicable Assets herein made and shall not constitute any additional conveyance of any of the Assets, (b) is not intended to modify, and shall not modify, any of the terms, covenants and conditions or limitations on warranties set forth in this Conveyance or the Purchase and Sale Agreement and is not intended to create, and shall not create, any additional representations, warranties or covenants of or by Grantor or Grantee, and (c) shall be deemed to contain all of the terms and provisions of this

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Conveyance, as fully and to all intents and purposes as though the same were set forth at length in such separate deed or assignment.

Section 3.7        Pennsylvania Coal Severance Notice

THIS CONVEYANCE MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS ASSIGNMENT. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE ACT OF JULY 17, 1957, P.L. 984, § 1 AS AMENDED 1965, SEPT. 10, P.L. 505, NO. 255, § 1.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, this Conveyance has been signed by each of the Parties on the date first above written.

GRANTOR:

SWEPI LP

By:

Name:

Title: Attorney in Fact

NOTICE

GRANTEE KNOWS THAT IT MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE RESULTING FROM COAL MINING OPERATIONS AND THAT THE PROPERTIES MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTERESTS IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966, AS AMENDED 1980, OCT. 10, P.L. 874, NO. 156 § 1.

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BE IT KNOWN, that on this          day of                     , 2020, before me, the undersigned authority, personally came and appeared                          appearing herein in his capacity as Attorney in Fact of SWEPI LP, a Delaware limited partnership, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said limited partnership, and declared and acknowledged to me, Notary, that he executed the same on behalf of said limited partnership with full authority of its Board of Directors, and that the said instrument is the free act and deed of the said limited partnership and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notary Public for the State of Texas County of Harris

My commission expires:

Signature and Acknowledgment Page to Conveyance

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GRANTEE:

Seneca Resources Company, LLC

By:
Name:
Title:

NOTICE

GRANTEE KNOWS THAT IT MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE RESULTING FROM COAL MINING OPERATIONS AND THAT THE PROPERTIES MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTERESTS IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966, AS AMENDED 1980, OCT. 10, P.L. 874, NO. 156 § 1

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BE IT KNOWN, that on this          day of                     , 2020, before me, the undersigned authority, personally came and appeared appearing herein in his capacity as                      of Seneca Resources Company, LLC, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said company, and declared and acknowledged to me, Notary, that he executed the same on behalf of said company with full authority of its Board of Directors, and that the said instrument is the free act and deed of the said company and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notary Public for the State of Texas County of Harris

My commission expires:

Signature and Acknowledgment Page to Conveyance

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Certificate of Residence

GRANTOR’S ADDRESS & TELEPHONE NUMBER	GRANTEE’S ADDRESS & TELEPHONE NUMBER

SWEPI LP	Seneca Resources Company, LLC
150 N. Dairy Ashford	1201 Louisiana Street, Suite 2600
Houston, TX 77079	Houston, TX 77002

By:	By:
Name:	Name:
Title: Attorney-in-Fact	Title:

This Instrument Prepared By:

[                             ]

When Recorded Mail to:

[                             ]

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Exhibit C-2

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

This Assignment, Conveyance and Bill of Sale (this “Conveyance”) is dated as of                 , 2020 (the “Execution Date”) but certain financial benefits and burdens of the Assets (as defined below) shall be transferred effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), by and between SWEPI LP, a Delaware limited partnership (“Grantor”), and NFG Midstream Covington, LLC, a Pennsylvania limited liability company ( “Grantee”). Each of Grantor and Grantee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used but not defined herein shall have the respective meanings set forth in that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of May 4, 2020, by and between Grantor and Grantee.

ARTICLE 1

CONVEYANCE

Section 1.1        Conveyance. Subject to the terms and conditions hereof, with effect as of 12:01 a.m. Eastern Time on January 1, 2020, Grantor, for and in consideration of the sum of Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells, transfers and conveys unto Grantee, and Grantee hereby accepts from Grantor, all of Grantor’s right, title and interest in and to the following, to the extent transferable, but excluding, in each case, the Excluded Assets (collectively the “Assets”):

(a)        the gas gathering, treating, compression, transmission and handling systems described on Exhibit A-5 (the “Midstream Systems”), which Midstream Systems that are connected to any Wells shall commence at the inlet flange of the hydrocarbon flow meter located at the edge of the pad site for each such Well;

(b)        all gas gathering, transmission lines, flowlines, associated piping and other pipelines utilized in connection with ownership, use or operation of the Midstream Systems (the “Pipelines”);

(c)        the surface fee interests, easements, permits, licenses, servitudes, rights-of-way and surface leases located within the Target Area, and other surface rights or interests appurtenant thereto, in each case, used or held for use in connection with the Midstream Systems, Pipelines or to facilitate use of any leased compressors; and

(d)        all equipment, machinery, fixtures, manifolds, offsite materials and equipment inventory, tanks, tank batteries, compression facilities, valves, meters, line fill, scrubbers, motors, midstream SCADA and communication equipment, pipeline markers, vents, automation assets, regulators, relief valves, flow control valves, drips, methanol bottles, fittings, dehydration units, amine units, chemical injection units, pig launching and receiving equipment, traps, cathodic protection units, separation facilities, heaters, vessels, filtration, fuel skids, actuators, gauges, transmitters, panels,

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generators, microturbines, buildings, enclosures, storage sheds, trailers, offices, and other tangible personal property and improvements that are used or held for use (including leased equipment and personal property) in connection with the ownership, operation or development of the other Assets (the “Midstream Equipment”), including any compression or dehydration facilities located on the pad site of any Well.

EXCEPTING AND RESERVING to Grantor, however, the following (the “Excluded Assets”):

(a)        the Excluded Records;

(b)        the Basic Documents and Records retained by Grantor pursuant to Section 7.10 of the Purchase and Sale Agreement;

(c)        the assets described in Exhibit B hereto;

(d)        any Governmental Authorizations which by their own terms are not transferable;

(e)        any Basic Documents listed on Schedule 1 to the Purchase and Sale Agreement, including those Basic Documents which (i) relate also to the other Excluded Assets or other properties owned by Seller Group (other than the Assets), or (ii) are not assignable;

(f)        any intellectual property owned by Seller Group (including all data, files and records relating thereto), including without limitation, all proprietary software, all trademarks, tradenames and service names, including without limitation, any rights in trademarks and service names, registered or unregistered, containing the word “Shell”, the Shell Pecten logo, and any interpretative techniques and processes, including without limitation, any proprietary interpretive geological and geophysical information, economic analysis, and any proprietary information or other similar proprietary data, in each case, which might reveal Grantor’s or its Affiliates’ economic guidelines or other methods or systems by which Grantor or its Affiliates conduct their economic analyses, and any similar proprietary data;

(g)        to the extent that they do not relate to the Assumed Obligations, any future or existing accounts receivable, Tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Grantor (including, without limitation, any joint operating or unit operating agreement audit claims), and any sales and use Tax refunds, any of which are attributable to Grantor’s ownership of the Assets prior to the Effective Date;

(h)        to the extent that they do not relate to the Assumed Obligations, any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, including, without

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limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(i)        to the extent that they do not relate to the Assumed Obligations, all rights and interests of Grantor (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of Grantor against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with Grantor’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Date and (ii) under any bond;

(j)        except to the extent Grantor received an adjustment to the Unadjusted Purchase Price therefor, all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Date and all proceeds from the disposition thereof;

(k)        all “virtual courthouses” of Grantor and Grantor’s exclusive use arrangements with title abstract facilities and all documents and instruments of Grantor that may be protected by an attorney-client privilege (excluding title opinions, environmental reports or related evaluations, and any documents and instruments that relate to or cover any Assumed Obligations) and all data that cannot be disclosed to Grantee as a result of confidentiality arrangements under agreements with Third Parties (provided that Grantor shall use commercially reasonable efforts to have the holder thereof waive any such confidentiality obligations or permit Grantee to execute a joinder agreement);

(l)        all equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, any equipment, inventory, machinery, tools and other personal property not currently in use for the operation of a Well or Wells, work over rigs, drilling rigs and related equipment, rental equipment, and computer software, copy machines, and televisions.

(m)        all Hedge Contracts; and

(n)        any asset included in the definition of “Assets” but excluded from the transactions contemplated hereunder pursuant to the terms of the Purchase and Sale Agreement.

TO HAVE AND TO HOLD the Assets unto Grantee, its successors and assigns, forever, subject, however, to the terms and conditions of this Conveyance.

Section 1.2        Special Warranty

Grantor hereby agrees to warrant and forever defend defensible title to the Assets, subject to Permitted Encumbrances, unto Grantee, its successors and assigns, against all persons claiming or to claim the same or any part thereof by, through or under Grantor and its Affiliates, but not otherwise. The Parties acknowledge and agree that the foregoing warranty

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shall constitute and be considered a special warranty of title by, through and under Grantor and its Affiliates under the applicable Laws. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCES OF THIS SECTION 1.2 AND IN SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO GRANTOR’S TITLE TO ANY OF THE ASSETS. Grantor hereby assigns to Grantee all rights, claims and causes of action on title warranties given or made by Grantor’s predecessors (other than Affiliates of Grantor), and Grantee is specifically subrogated to all rights which Grantor may have against its predecessors (other than Affiliates of Grantor), to the extent Grantor may legally transfer such rights and grant such subrogation.

Section 1.3        Limitations of Liability.

(a)        Notwithstanding anything to the contrary herein, in no event shall there be any claim under this Conveyance for any breach of the special warranty of defensible title given by Grantor pursuant to Section 1.2 resulting from the inaction of Grantor or its Affiliates unless the Title Defect Amount with respect to such breach exceeds Twenty-Five Thousand Dollars ($25,000) (the “Individual Title Threshold”).

(b)        The special warranty of title in this Conveyance shall survive for a period of thirty-six (36) months after the Execution Date.

Section 1.4        Disclaimers of Warranties

(a)        GRANTEE REPRESENTS THAT IT HAS INSPECTED OR HAS OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND SUBJECT TO GRANTEE’S RIGHTS UNDER SECTION 3.2 OF THE PURCHASE AND SALE AGREEMENT AND ARTICLE 11 OF THE PURCHASE AND SALE AGREEMENT (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT), AGREES TO ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS SUBJECT TO THE TERMS OF THIS CONVEYANCE AND THE PURCHASE AND SALE AGREEMENT. GRANTEE ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE MINERAL INTERESTS. SUBJECT TO GRANTEE’S RIGHTS UNDER SECTION 3.2 OF THE PURCHASE AND SALE AGREEMENT AND ARTICLE 11 OF THE PURCHASE AND SALE AGREEMENT (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT), GRANTEE ACKNOWLEDGES THAT THE PROPERTIES MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO GRANTOR OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY, AND GRANTEE ASSUMES THE OBLIGATION AND LIABILITY THAT GRANTOR HAS, OR MAY HAVE HAD, TO

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PROPERLY PLUG, ABANDON, REMOVE AND/OR RESTORE THE SAME WITHOUT RECOURSE TO GRANTOR.

(b)        GRANTEE RELEASES GRANTOR AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS CONVEYANCE AND THE PURCHASE AND SALE AGREEMENT (INCLUDING SECTION 3.2 THEREOF AND ARTICLE 11 THEREOF (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 THEREOF)), WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF GRANTOR OR ANY MEMBER OF SELLER GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH GRANTOR’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES BEFORE OR AT THE EFFECTIVE DATE. WITHOUT LIMITING THE ABOVE, GRANTEE WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS CONVEYANCE OR THE PURCHASE AND SALE AGREEMENT (INCLUDING SECTION 3.2 THEREOF AND ARTICLE 11 THEREOF (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 THEREOF)), TO RECOVER FROM GRANTOR OR ANY MEMBER OF SELLER GROUP AND, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS CONVEYANCE OR THE PURCHASE AND SALE AGREEMENT, FOREVER RELEASES AND DISCHARGES GRANTOR AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL LAW AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, GRANTOR’S OWNERSHIP OF THE PROPERTIES OR USE OF THE PROPERTIES AT OR PRIOR TO THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF GRANTOR OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF GRANTOR OR ANY MEMBER OF SELLER GROUP, EXCEPT IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR OR ANY MEMBER OF SELLER GROUP PRIOR TO CLOSING.

(c)        GRANTEE ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS CONVEYANCE OR THE PURCHASE AND SALE AGREEMENT (INCLUDING SECTION 6.1 THEREOF AND THE CERTIFICATE PROVIDED AT CLOSING PURSUANT TO SECTION 5.3(g) THEREOF), NONE OF

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GRANTOR, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF GRANTOR, HAS MADE, AND GRANTOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE ASSETS, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF GRANTEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF GRANTOR AND GRANTEE THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO GRANTEE AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND GRANTEE REPRESENTS TO GRANTOR THAT GRANTEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS GRANTEE DEEMS APPROPRIATE AND GRANTEE WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(d)        GRANTOR HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND GRANTEE HEREBY WAIVES, AND ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THE PURCHASE AND SALE AGREEMENT OR THIS CONVEYANCE, NONE OF GRANTOR, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF GRANTOR, HAS MADE, AND GRANTEE IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO GRANTEE BY OR ON BEHALF OF GRANTOR OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY

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HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

(e)        GRANTEE ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE ASSETS MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). GRANTEE SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND/OR LOCATED ON A MINERAL INTEREST MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A PROPERTY. GRANTEE UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

(f)        EXCEPT WITH RESPECT TO SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN SECTION 1.2, (A) GRANTOR SHALL CONVEY GRANTOR’S INTERESTS IN AND TO THE ASSETS TO GRANTEE WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED AND (B) GRANTOR DOES NOT MAKE OR PROVIDE (AND GRANTOR HEREBY EXPRESSLY DISCLAIMS) AND GRANTEE HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE MINERAL INTERESTS, INCLUDING LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTERESTS OR PERCENTAGE NET REVENUE INTERESTS.

(g)        GRANTEE ACKNOWLEDGES THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 1.3 AND ELSEWHERE IN THIS CONVEYANCE ARE CONSPICUOUS.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

Section 2.1        Assumed Obligations

Grantee hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Obligations.

Section 2.2        Basic Documents

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The sale, transfer and conveyance of the Assets to Grantee is subject to, and Grantee agrees to accept the Assets subject to and agrees to be bound to and to perform, the Basic Documents; provided that the Basic Documents do not include any Excluded Assets.

ARTICLE 3

MISCELLANEOUS

Section 3.1        Defined Terms

(a)        “Basic Documents” means, collectively, any and all reservations, exceptions, limitations, contracts, assignments, leases and subleases, farmout agreements, joint or unit operating agreements, pooling agreements, letter agreements, production processing or handling agreements, interconnect, transportation, gas sales, metering and allocation, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments pertaining to the Assets, including, but not limited to, those (i) that are of record with the Pennsylvania Secretary of Commonwealth or any county office, or (ii) that have been disclosed or delivered to Grantee for its review prior to Closing, or that are referred to therein, or (iii) that are listed or referred to on any Exhibit or Schedule to the Purchase and Sale Agreement, or (iv) that were included in the Data Room made available to Grantee by Grantor, but excluding any of the foregoing pertaining to, or constituting, any Excluded Asset.

(b)        “Material Contracts” means the contracts set forth on Schedule 6.1(j) to the Purchase and Sale Agreement.

(c)         “Target Area” means the geographic area described on Exhibit A-4 hereto.

(d)        “Title Defect Amount” means the amount by which the Allocated Value of the Property affected by the title defect has been reduced as a result of the title defect.

Section 3.2        Further Assurances

Grantee and Grantor further agree that they will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Conveyance.

Section 3.3        Purchase and Sale Agreement

This Conveyance is executed and delivered pursuant to the terms of the Purchase and Sale Agreement and is specifically made subject to the terms, conditions and covenants contained therein. The terms, conditions and covenants of the Purchase and Sale Agreement are incorporated herein by reference, and in the event of a conflict between the provisions of the Purchase and Sale Agreement and this Conveyance, the provisions of the Purchase and Sale Agreement shall control. Notwithstanding the foregoing, third parties may conclusively

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rely on this Conveyance to vest title to the Assets, and all other rights and interests of Grantor therein and thereunder, in Grantee.

Section 3.4        Successors and Assigns

This Conveyance shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 3.5        Counterparts

This Conveyance may be executed by signing the original or a counterpart hereof. If this Conveyance is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

Section 3.6        No Multiple Conveyances

Grantor and Grantee acknowledge and agree that certain Deeds and Assignments and Bills of Sale are being and will be executed by Grantor and Grantee which may affect the conveyance of the Assets and that such Deeds and Assignments and Bills of Sale shall not constitute multiple conveyances of any of the Assets. Further, Grantor and Grantee acknowledge and agree that they may be required to execute separate deeds and assignments covering certain of the Assets conveyed hereby on forms approved by Governmental Bodies or other Persons to effect the conveyances of such Assets. Any such separate deed or assignment (a) shall evidence this Conveyance of the applicable Assets herein made and shall not constitute any additional conveyance of any of the Assets, (b) is not intended to modify, and shall not modify, any of the terms, covenants and conditions or limitations on warranties set forth in this Conveyance or the Purchase and Sale Agreement and is not intended to create, and shall not create, any additional representations, warranties or covenants of or by Grantor or Grantee, and (c) shall be deemed to contain all of the terms and provisions of this Conveyance, as fully and to all intents and purposes as though the same were set forth at length in such separate deed or assignment.

Section 3.7        Pennsylvania Coal Severance Notice

THIS CONVEYANCE MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS ASSIGNMENT. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE ACT OF JULY 17, 1957, P.L. 984, § 1 AS AMENDED 1965, SEPT. 10, P.L. 505, NO. 255, § 1.

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[Signature Pages to Follow]

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IN WITNESS WHEREOF, this Conveyance has been signed by each of the Parties on the date first above written.

GRANTOR:

SWEPI LP

By:

Name:

Title: Attorney in Fact

NOTICE

GRANTEE KNOWS THAT IT MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE RESULTING FROM COAL MINING OPERATIONS AND THAT THE PROPERTIES MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTERESTS IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966, AS AMENDED 1980, OCT. 10, P.L. 874, NO. 156 § 1.

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BE IT KNOWN, that on this          day of                     , 2020, before me, the undersigned authority, personally came and appeared                          appearing herein in his capacity as Attorney in Fact of SWEPI LP, a Delaware limited partnership, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said limited partnership, and declared and acknowledged to me, Notary, that he executed the same on behalf of said limited partnership with full authority of its Board of Directors, and that the said instrument is the free act and deed of the said limited partnership and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notary Public for the State of Texas County of Harris

My commission expires:

Signature and Acknowledgment Page to Conveyance

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GRANTEE:

NFG MIDSTREAM COVINGTON, LLC

By:
Name:
Title:

NOTICE

GRANTEE KNOWS THAT IT MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE RESULTING FROM COAL MINING OPERATIONS AND THAT THE PROPERTIES MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTERESTS IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966, AS AMENDED 1980, OCT. 10, P.L. 874, NO. 156 § 1

STATE OF	§
§
COUNTY OF	§

BE IT KNOWN, that on this          day of                     , 2020, before me, the undersigned authority, personally came and appeared appearing herein in his capacity as                      of NFG Midstream Covington, LLC, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said company, and declared and acknowledged to me, Notary, that he executed the same on behalf of said company with full authority of its Board of Directors, and that the said instrument is the free act and deed of the said company and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notary Public for the State of County of

My commission expires:

Signature and Acknowledgment Page to Conveyance

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Certificate of Residence

GRANTOR’S ADDRESS & TELEPHONE NUMBER	GRANTEE’S ADDRESS & TELEPHONE NUMBER

SWEPI LP	NFG Midstream Covington, LLC
150 N. Dairy Ashford	6363 Main Street
Houston, TX 77079	Williamsville, NY 14221

By:	By:
Name:	Name:
Title: Attorney-in-Fact	Title:

This Instrument Prepared By:

[                             ]

When Recorded Mail to:

[                             ]

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Exhibit C-3

After recording, return to:

SENECA RESOURCES COMPANY, LLC

5800 Corporate Drive, Suite 300

Pittsburgh, PA 15237

Attn: Michael Donovan

REAL PROPERTY AND MINERAL DEED1

STATE OF PENNSYLVANIA	§
§
COUNTY OF	§

This Real Property Deed (this “Deed”) is dated [•], 2020, but certain financial benefits and burdens of the Property (as defined below) shall be transferred effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), by and among SWEPI LP, a Delaware limited partnership (“Grantor”), with offices at 150-C N. Dairy Ashford, Houston, TX 77079, and [SENECA RESOURCES COMPANY, LLC] // [NFG MIDSTREAM COVINGTON, LLC], a [Pennsylvania limited liability company] (“Grantee”), with offices at [1201 Louisiana Street, Suite 2600, Houston, Texas 77002 // 6363 Main Street, Williamsville, NY 14221]. Grantor and Grantee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Purchase and Sale Agreement, dated as of May 4, 2020, by and among Grantor, Grantee, and the other Persons named as Purchasers thereunder (as the same may be amended from time to time, the “Purchase Agreement”).

ARTICLE I

CONVEYANCE

SECTION 1.01        Conveyance of Property. Subject to the terms and conditions of this Deed and the Purchase Agreement, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER AND DELIVER unto Grantee, all of Grantor’s right, title and interest in and to the real property described on Exhibit A-1 attached hereto (the “Real Property”) and all of Grantor’s right, title and interest in and to the mineral interests described on Exhibit A-2 attached hereto (the “Mineral Interests” and together with the Real Property collectively, the “Property”).

TO HAVE AND TO HOLD the Property, together with all and singular Grantor’s right, title, and interest, estate, demand and claim in and to the rights and appurtenances thereunto in any way belonging, unto Grantee, its successors and assigns forever, so that neither Grantor nor its successors shall, at any time hereafter, have, claim or demand any right, title or interest in and to the Property or any part thereof.

ARTICLE II

SPECIAL WARRANTY AND DISCLAIMERS

SECTION 2.01        Special Warranty. Grantor hereby agrees to warrant and defend defensible title to the Property, unto Grantee, its successors and assigns, against every Person

[1]

Note to Draft: To the extent any fee real property included in the Assets is identified that should be assigned to NFG Midstream, a separate Real Property deed would be executed to assign such Real Property to NFG Midstream Covington.

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whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor and its Affiliates but not otherwise, subject to the Permitted Encumbrances. The Parties acknowledge and agree that the foregoing warranty shall constitute and be considered a special warranty of title by, through and under Grantor and its Affiliates under applicable Laws. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCES OF THIS SECTION 2.01 AND IN SECTION 6.1 OF THE PURCHASE AND SALE AGREEMENT, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO GRANTOR’S TITLE TO ANY OF THE PROPERTY.

SECTION 2.02        Subrogation. Grantor hereby assigns to Grantee all rights, claims and causes of action under title warranties given or made by Grantor’s respective predecessors in interest with respect to the Property, and Grantee is specifically subrogated to all rights which Grantor may have against such predecessors in interest with respect to the Property, to the extent Grantor may legally transfer such rights and grant such subrogation.

SECTION 2.03        Disclaimers of Warranties.

(a)        GRANTEE REPRESENTS THAT IT HAS INSPECTED OR HAS OR WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND SUBJECT TO GRANTEE’S RIGHTS UNDER SECTION 3.2 OF THE PURCHASE AGREEMENT AND ARTICLE 11 OF THE PURCHASE AGREEMENT (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 OF THE PURCHASE AGREEMENT), AGREES TO ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS SUBJECT TO THE TERMS OF THIS DEED AND THE PURCHASE AGREEMENT. GRANTEE ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE PROPERTY. SUBJECT TO GRANTEE’S RIGHTS UNDER SECTION 3.2 OF THE PURCHASE AGREEMENT AND ARTICLE 11 OF THE PURCHASE AGREEMENT (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 OF THE PURCHASE AGREEMENT), GRANTEE ACKNOWLEDGES THAT THE PROPERTY MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO GRANTOR OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY, AND GRANTEE ASSUMES THE OBLIGATION AND LIABILITY THAT GRANTOR HAS, OR MAY HAVE HAD, TO PROPERLY PLUG, ABANDON, REMOVE AND/OR RESTORE THE SAME WITHOUT RECOURSE TO GRANTOR.

(b)        GRANTEE RELEASES GRANTOR AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, OTHER THAN AS MAY BE PROVIDED FOR UNDER THIS DEED AND THE PURCHASE AGREEMENT (INCLUDING SECTION 3.2 THEREOF AND ARTICLE 11 THEREOF (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 THEREOF)), WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE,

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FAULT, OR STRICT LIABILITY OF GRANTOR OR ANY MEMBER OF SELLER GROUP, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH GRANTOR’S OWNERSHIP OF THE PROPERTY OR USE OF THE PROPERTY BEFORE OR AT THE EFFECTIVE DATE. WITHOUT LIMITING THE ABOVE, GRANTEE WAIVES ANY RIGHT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS DEED AND THE PURCHASE AGREEMENT (INCLUDING SECTION 3.2 THEREOF AND ARTICLE 11 THEREOF (INCLUDING BREACHES OF GRANTOR’S REPRESENTATIONS IN SECTION 6.1 THEREOF)), TO RECOVER FROM GRANTOR OR ANY MEMBER OF SELLER GROUP AND, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS DEED AND THE PURCHASE AGREEMENT, FOREVER RELEASES AND DISCHARGES GRANTOR AND EACH MEMBER OF SELLER GROUP FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL LAW AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, GRANTOR’S OWNERSHIP OF THE PROPERTY OR USE OF THE PROPERTY AT OR PRIOR TO THE EFFECTIVE DATE, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF GRANTOR OR ANY MEMBER OF SELLER GROUP OR TO THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF GRANTOR OR ANY MEMBER OF SELLER GROUP, EXCEPT IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR OR ANY MEMBER OF SELLER GROUP PRIOR TO CLOSING.

(c)        GRANTEE ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT PROVIDED FOR IN THIS DEED OR THE PURCHASE AGREEMENT (INCLUDING SECTION 6.1 THEREOF AND THE CERTIFICATE PROVIDED AT CLOSING PURSUANT TO SECTION 5.3(i) THEREOF), NONE OF GRANTOR, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF GRANTOR, HAS MADE, AND GRANTOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF GRANTEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM

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FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF GRANTOR AND GRANTEE THAT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO GRANTEE AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND GRANTEE REPRESENTS TO GRANTOR THAT GRANTEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS GRANTEE DEEMS APPROPRIATE AND GRANTEE WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(d)        GRANTOR HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND GRANTEE HEREBY WAIVES, AND ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THE PURCHASE AGREEMENT OR THIS DEED, NONE OF GRANTOR, ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF GRANTOR, HAS MADE, AND GRANTEE IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO GRANTEE BY OR ON BEHALF OF GRANTOR OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

(e)        GRANTEE ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE PROPERTY MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). GRANTEE SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND/OR LOCATED ON THE PROPERTY MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF OF A PROPERTY. GRANTEE UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

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(f)        EXCEPT WITH RESPECT TO SECTION 6.1 OF THE PURCHASE AGREEMENT AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN SECTION 2.01, (A) GRANTOR SHALL CONVEY GRANTOR’S INTERESTS IN AND TO THE PROPERTY TO GRANTEE WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED AND (B) GRANTOR DOES NOT MAKE OR PROVIDE (AND EACH GRANTOR HEREBY EXPRESSLY DISCLAIMS) AND GRANTEE HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE PROPERTY, INCLUDING LISTINGS OF NET MINERAL ACRES, PERCENTAGE WORKING INTERESTS OR PERCENTAGE NET REVENUE INTERESTS.

(g)        GRANTEE ACKNOWLEDGES THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS SECTION 2.03 AND ELSEWHERE IN THIS DEED ARE CONSPICUOUS.

ARTICLE III

MISCELLANEOUS

SECTION 3.01        Deed Subject to the Purchase Agreement. This Deed is executed and delivered pursuant to the terms of the Purchase Agreement and is specifically made subject to the terms, conditions and covenants contained therein. The terms, conditions and covenants of the Purchase Agreement are incorporated herein by reference, and in the event of a conflict between the provisions of the Purchase Agreement and this Deed, the provisions of the Purchase Agreement shall control. Notwithstanding the foregoing, third parties may conclusively rely on this Deed to vest title to the Property, and all other rights and interests of Grantor therein and thereunder, in Grantee.

SECTION 3.02        Assumed Obligations. Grantee, subject in each case to the terms of the Purchase Agreement, assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the Assumed Obligations with respect to the Property.

SECTION 3.03        Exhibits. Grantor and Grantee have listed on the Exhibits to this Deed the identification of the surface tax map and parcel numbers (if required for purposes of assigning a uniform parcel identifier or otherwise), which they believe are most closely associated with each of the applicable underlying oil and gas tracts being transferred hereunder. In some cases, there may be discrepancies between the boundary lines of a particular oil and gas tract and the boundary lines of an associated overlying surface tract, and Grantor and Grantee have not determined, nor are the asserting, the extent to which any such oil and gas tract underlies any such associated surface tract. Grantor and Grantee have provided the surface tax map and parcel numbers listed on the exhibits to this Deed for identification purposes only, and Grantor and Grantee only assert an ownership claim in and to those specific oil and gas tracts and interests being conveyed by this Deed, the acreage of which may or may not correspond to the acreage of the associated overlying surface tract.

SECTION 3.04        Further Assurances. Grantor and Grantee agree that, from and after the date hereof, each of them will execute, acknowledge and deliver all such further instruments of conveyance and transfer and take such other actions as may be reasonably requested by the other Party for carrying out the purposes and intents of this Deed.

SECTION 3.05        Governing Law. EXCEPT TO THE EXTENT THE LAW OF PENNSYLVANIA NECESSARILY APPLIES, THIS DEED AND THE RELATIONSHIP OF THE

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PARTIES SHALL BE GOVERNED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS TO TITLE ISSUES, WHICH SHALL BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

SECTION 3.06    Successors and Assigns. This Deed shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. All references herein to either Grantor or Grantee shall include their respective successors and assigns.

SECTION 3.07    Counterparts. This Deed may be executed by signing the original or a counterpart hereof. If this Deed is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

SECTION 3.08    No Multiple Conveyances. Grantor and Grantee acknowledge and agree that certain Deeds and Assignments and Bills of Sale are being and will be executed by Grantor and Grantee which may affect the conveyance of the Property and that such Deeds and Assignments and Bills of Sale shall not constitute multiple conveyances of any of the Property. Further, Grantor and Grantee acknowledge and agree that they may be required to execute separate deeds and assignments covering certain of the Property conveyed hereby on forms approved by Governmental Bodies or other Persons to effect the conveyances of such Property. Any such separate deed or assignment (a) shall evidence this Deed and conveyance of the applicable Property herein made and shall not constitute any additional conveyance of any of the Property, (b) is not intended to modify, and shall not modify, any of the terms, covenants and conditions or limitations on warranties set forth in this Deed or the Purchase Agreement and is not intended to create, and shall not create, any additional representations, warranties or covenants of or by Grantor or Grantee, and (c) shall be deemed to contain all of the terms and provisions of this Deed, as fully and to all intents and purposes as though the same were set forth at length in such separate deed or assignment.

SECTION 3.09    Pennsylvania Coal Severance Notice. THIS DEED MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS DEED. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE ACT OF JULY 17, 1957, P.L. 984, § 1 AS AMENDED 1965, SEPT. 10, P.L. 505, NO. 255, § 1.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Deed has been executed by each of the Parties as of the dates of the acknowledgments below but shall be effective for the purposes set forth in the preamble to this Deed as of the Effective Time.

GRANTOR:

SWEPI LP

By:

Name:

Title:

NOTICE

GRANTEE KNOWS THAT IT MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE RESULTING FROM COAL MINING OPERATIONS AND THAT THE PROPERTIES MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTERESTS IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966, AS AMENDED 1980, OCT. 10, P.L. 874, NO. 156 § 1.

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BE IT KNOWN, that on this          day of                     , 2020, before me, the undersigned authority, personally came and appeared                      appearing herein in his capacity as Attorney in Fact of SWEPI LP, a Delaware limited partnership, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said limited partnership, and declared and acknowledged to me, Notary, that he executed the same on behalf of said limited partnership with full authority of its Board of Directors, and that the said instrument is the free act and deed of the said limited partnership and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notary Public for the State of Texas County of Harris

My commission expires:

Signature and Acknowledgment Page to Real Property and Mineral Deed

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GRANTEE:

[SENECA RESOURCES COMPANY, LLC] // [NFG MIDSTREAM COVINGTON, LLC]

By:

Name:

Title:

NOTICE

GRANTEE KNOWS THAT IT MAY NOT BE OBTAINING THE RIGHT OF PROTECTION AGAINST SUBSIDENCE RESULTING FROM COAL MINING OPERATIONS AND THAT THE PROPERTIES MAY BE PROTECTED FROM DAMAGE DUE TO MINE SUBSIDENCE BY A PRIVATE CONTRACT WITH THE OWNERS OF THE ECONOMIC INTERESTS IN THE COAL. THIS NOTICE IS INSERTED HEREIN TO COMPLY WITH THE BITUMINOUS MINE SUBSIDENCE AND LAND CONSERVATION ACT OF 1966, AS AMENDED 1980, OCT. 10, P.L. 874, NO. 156 § 1.

ACKNOWLEDGEMENT

STATE OF	§
§
COUNTY OF	§

BE IT KNOWN, that on this          day of                     , 2020, before me, the undersigned authority, personally came and appeared appearing herein in his capacity as                      of Seneca Resources Company, LLC, to me personally known to be the identical person whose name is subscribed to the foregoing instrument as the said officer of said company, and declared and acknowledged to me, Notary, that he executed the same on behalf of said company with full authority of its Board of Directors, and that the said instrument is the free act and deed of the said company and was executed for the uses, purposes and benefits therein expressed.

Printed Name:

Notary Public for the State of County of

My commission expires:

[Signature and Acknowledgement Page to Oil, Gas and Mineral Deed]

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EXHIBIT A-1

REAL PROPERTY

[See attached]

Exhibit A-1

Real Property

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EXHIBIT A-2

MINERAL INTERESTS

[See attached]

Exhibit A-2

Mineral Interests

C-3-10

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH “[***]” TO INDICATE WHERE REDACTIONS HAVE BEEN MADE. THE MARKED INFORMATION HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXHIBIT D

ATTACHED TO AND MADE A PART OF THAT

CERTAIN PURCHASE AND SALE AGREEMENT (“PSA”), DATED AS OF MAY 4,

2020, BY AND AMONG SWEPI LP, SENECA RESOURCES COMPANY, LLC AND

NFG MIDSTREAM COVINGTON, LLC

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986 (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity will be the transferor of the property and not the disregarded entity. To inform Seneca Resources Company, LLC (“Seneca”) and NFG Midstream Covington, LLC (“NFG”), the transferees of a U.S. real property interest (Seneca and NFG together, “Transferee”), that withholding of tax is not required in connection with the disposition of a U.S. real property interest by Shell Oil Company (the owner of SWEPI LP, which has legal title to a U.S. real property interest under local law but is a disregarded entity for U.S. federal income tax purposes) (“Transferor”), the undersigned hereby certifies to the best of his knowledge the following on behalf of Transferor, solely in his capacity as an attorney-in-fact of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2.	SWEPI LP is a disregarded entity (as defined in Treasury Regulation § 1.1445-2(b)(2)(iii)) and is a wholly owned direct subsidiary of Transferor;

3.	Transferor is not a disregarded entity (as defined in Treasury Regulation § 1.1445-2(b)(2)(iii));

4.	Transferor’s U.S. employer identification number is [***]; and

5.	Transferor’s office address is P.O. Box, 2463 Houston, Texas 77252-2463.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certification, and, to the best of his knowledge and belief, it is true, correct, and complete, and he further declares that he has the authority to sign this document on behalf of Transferor.

[Signature on following page]

Executed on                             , 2020.

Shell Oil Company

By:
Name:
Title: Attorney-in-Fact

Signature Page to Certificate of Non-Foreign Status

EXHIBIT E

ATTACHED TO AND MADE A PART OF THAT

CERTAIN PURCHASE AND SALE AGREEMENT (“PSA”), DATED AS OF MAY 4, 2020,

BY AND AMONG SWEPI LP, SENECA RESOURCES COMPANY, LLC AND NFG

MIDSTREAM COVINGTON, LLC

SEISMIC LICENSE AGREEMENT

[See Attached]

Exhibit E

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH “[***]” TO INDICATE WHERE REDACTIONS HAVE BEEN MADE. THE MARKED INFORMATION HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

SEISMIC LICENSE AGREEMENT

SWEPI LP                                                                                                  DATE: [                ], 2020 (the “Effective Date”)

150 N. Dairy Ashford

Houston, TX 77079

Seneca Resources Company, LLC

1201 Louisiana Street, Suite 2600

Houston, TX 77002

This License Agreement (this “License Agreement”) is made between Seneca Resources Company, LLC, a Pennsylvania limited liability company (hereinafter referred to as “Owner”) and SWEPI LP, a Delaware limited partnership (hereinafter referred to as “Licensee”). Owner and Licensee individually referred to herein as a “Party” and collectively as the “Parties”.

Reference is hereby made to that certain Purchase and Sale Agreement between Licensee, Owner and NFG Midstream Covington, LLC dated as of May 4, 2020 (the “PSA”). Pursuant to the PSA, Licensee conveyed all of its interest in the Data (as defined below) to Owner. Licensee and Owner desire to enter into this License Agreement to allow Licensee to continue to have certain rights to the Data as more fully described herein.

In consideration of the covenants herein, Owner hereby grants to Licensee a non-exclusive, irrevocable, royalty free, non-transferable, non-sublicensable license to use Data, as hereinafter defined, subject to the following terms and conditions:

1.

For the purposes of this License Agreement, the word “Data” means all or any of the following, to the extent owned by Owner and acquired by Owner from Licensee pursuant to the PSA, if readable and as available:

(a)	original format field data obtained at each and every shot point location;

(b)	shot point location data for the shot points;

(c)	existing surveyor’s notes and/or data sheets, drill logs and observer’s reports;

(d)	monitor records (if available) obtained at each and every shot point;

(e)	prints, film or raster copy of record (cdp stacks) sections;

(f)	the final processed version of the data as processed as of January 1, 2020;

(g)	microseismic and VSP (vertical seismic profile) information recorded at the wells indicated in Exhibit 1; and

(h)

microseismic and VSP derivatives existing as of the date of this License Agreement, from processed or reprocessed microseismic or VSP information and measurements taken from the processed or reprocessed microseismic or VSP information including maps or displays which include any element of the microseismic or VSP information;

with respect to each Line Number/Survey Name, as set forth in Exhibit “1”. Owner shall not have any obligation to provide or deliver any Data (or copies thereof) to Licensee. Licensee recognizes that the Data is made available on a “where is, as is” basis and that Owner does not guarantee the accuracy or quality of Data for a particular purpose, and any use that Licensee makes of the Data is made at Licensee’s own risk. Owner shall not be liable to Licensee for any loss or damage arising from any Data, including defects or inaccuracies of the Data regardless of the reason or cause of such defects or inaccuracies. In no event shall Owner or any of its affiliates, or its respective directors, officers, employees, partners (including joint venture partners and participants), shareholders, agents, representatives or other advisors be liable to Licensee or any party claiming by, through or under Licensee, whether in contract or tort or otherwise, for any damages whatsoever or for any incidental, special, exemplary, punitive, indirect or consequential damages, including economic or financial loss, as a result of granting any rights granted hereunder or as a result of the use of the Data by Licensee or any party claiming by, through or under Licensee. OWNER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESS, WITH RESPECT TO THE DATA OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED.

2.

Licensee understands and agrees that Owner has and retains ownership rights in the Data and Owner shall continue to have the exclusive right to license, sell, trade, and loan the Data for any purpose, and the right to use the Data for any purpose. No right of ownership, express or implied, is granted to Licensee under this License Agreement with respect to the Data licensed hereunder and, except as expressly set forth herein, no license or other rights with respect to the Data are granted by Owner hereunder.

3.

Licensee shall have the right to filter, migrate, reformat, process or reprocess the Data using software or technology providing that the resulting processed or reformatted Data and any work product or derived works of authorship made by or on behalf of Licensee and which contains any Data shall be subject to the terms and conditions of this License Agreement.

4.

Licensee agrees that the Data, including all reprocessed or reformatted Data, shall be for its own internal use only and that it will not sell, trade, show, disclose, release or otherwise give to any third party any of the Data received by it hereunder, nor any copies, including all reprocessed or reformatted Data, without the prior written consent of Owner. However, this prohibition shall not preclude Licensee from showing, disclosing, releasing or giving the Data or any copies, including all reprocessed or reformatted Data, to any affiliate, where such affiliate agrees in writing to abide by the terms of this License Agreement, and a copy of that agreement is provided to Owner prior to the showing, disclosing, releasing or giving of the Data or any copies, including all reprocessed or reformatted Data, provided that Licensee shall cause such affiliates to comply with the restrictions in this Agreement (as if it were a party hereto) and any act or omission by any such affiliate in connection with the Data shall be deemed to be an act or omission of Licensee. If any such affiliate of Licensee ceases to be an affiliate of Licensee, all rights of usage that the affiliate had shall immediately cease. Licensee shall cause any copies of the Data or physical manifestations of them then in the possession of the affiliate to immediately be returned to Licensee.

5.

If required by Applicable Laws, and if necessary in the normal course of Licensee’s business, Licensee may disclose the Data to appropriate governmental agencies having jurisdiction, provided that Owner consents in writing, which consent shall not unreasonably be withheld, and provided further that Licensee promptly informs Owner in writing of full details of each request for the Data, to whom the disclosure is to be made and the reason for such disclosure, such writing to be provided as soon as practicable prior to actual disclosure to the requesting agency. Licensee will cooperate with Owner if Owner decides to contest the disclosure of the Data to the requesting agency or otherwise request a protective order be issued by the requesting agency.

6.

Licensee shall not assign this License Agreement or any of its rights hereunder to any third party without the prior written consent of Owner, which consent may be withheld in its sole and absolute discretion. Subject to the foregoing, this License Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors, receivers, receiver-managers, trustees and permitted assigns.

7.	Except as may be expressly allowed by this License Agreement, Licensee shall:

(a)

treat the Data as confidential and shall take all measures to safeguard the Data from unauthorized use or disclosure and, in any event, Licensee shall provide at least the same degree of care and control of the Data as Licensee exercises towards its own proprietary, confidential and copyright protected information and at least a reasonable degree of care;

(b)

not use the Data, or copy, sell, transfer, disclose, or otherwise make available the Data in any form to any person, firm, corporation or other entity, except use or disclosure as expressly set out herein; and

(c)

prior to any disclosure to, or access of, Data to its employees, agents, consultants, representatives and other advisers, Licensee shall make known to such individuals the restrictions (including on use) imposed by this License Agreement and shall cause such individuals to (i) execute confidentiality agreements that impose confidentiality, non-use, and non-disclosure obligations on such individuals that are no less stringent than those contained in this License Agreement, and otherwise comply with the restrictions in this Agreement (as if it were a party hereto), and (ii) use the Data for the benefit of Licensee only, and any act or omission by any such individual in connection with the Data shall be deemed to be an act or omission of Licensee.

Notwithstanding anything to the contrary contained in this License Agreement, Licensee shall not disclose or provide access to any Data to any competitor of Owner or any of its affiliates, and Licensee shall comply with all applicable statutes, laws, regulations, treaties or common law, including judgments and orders of courts of competent jurisdiction, with respect to the Data.

8.

Licensee agrees that remedies at law, including monetary damages, will be inadequate to protect Owner against breach of the confidentiality provisions set out in this License Agreement. Licensee hereby agrees that Owner is entitled to injunctive or other equitable relief, without proof of actual damages, from any breach or anticipated or threatened breach of the confidentially provisions and Licensee agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be exclusive remedies, but shall be in addition to all other remedies available at law or in equity.

9.	This License Agreement shall commence on the Effective Date and shall continue in effect thereafter unless terminated as provided herein.

Owner shall have the right to terminate this License Agreement as a result of Licensee’s material breach. Owner shall give Licensee written notice of the breach, specifying the nature thereof, and Licensee shall have thirty days after such notice to cure such breach. Upon the failure of Licensee to cure the breach within the thirty day period, Owner shall have the right to terminate this License Agreement by giving written notice of termination. This License Agreement shall terminate effective on the date set forth in the termination notice. The right of Owner to terminate this License Agreement for material breach shall be in addition to and not in lieu of any other right or remedy that Owner may have at law or in equity, including the right to sue Licensee for any prior breach of the License Agreement, or for breach of the whole License Agreement or any unperformed balance thereof.

10.

On the effective date of any termination, cancellation or expiration of this License Agreement, the right and license granted herein to Licensee shall terminate and Licensee shall, at Owner’s option, destroy or return to Owner any and all Data and copies or physical manifestations thereof. However, the restrictions on use and the obligations of confidence and the limitations of liability under this License Agreement shall not terminate or expire.

11.

After the date hereof as may be necessary or desirable, and without further consideration, the parties hereto shall execute, acknowledge and deliver such other instruments and shall take such other action as may be reasonably necessary to carry out their respective obligations under this License Agreement.

12.

This License Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Texas. The sole and exclusive venue and forum for any action brought in connection with this License is any state or federal court of competent jurisdiction located in Harris County, Texas. EACH PARTY IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH REGARD TO ANY SUCH ACTION.

13.	Time shall be of the essence in this License Agreement.

14.

This License Agreement states the entire agreement between the parties hereto with respect to the Data. This License Agreement shall supersede and replace any and all prior agreements between the parties hereto relating to licensing the Data to Licensee and may be amended only by written instrument signed by all parties hereto. No supplement, modification, waiver or termination of this License Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this License Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar) nor will a waiver constitute a continuing waiver unless otherwise expressly provided.

15.

In the event any provision, clause, article, section, sentence or part of this License Agreement is inconsistent with or contrary to any applicable law, same shall be deemed to be modified to the extent required to comply with said law (it being the intention of both Parties to enforce to the fullest extent all terms of this License Agreement) and as so modified those terms and conditions and these original terms and conditions shall continue in full force and effect. Any provision of this License Agreement, which may be ruled invalid or unenforceable, shall be considered separate and distinct and the remainder of this License Agreement shall not be made invalid or unenforceable by the invalidity of any term, phrase or sentence of this License Agreement.

16.

This License Agreement may be executed in separate counterparts, and the executed counterparts shall together constitute one instrument and have the same force and effect as if both of the parties had executed the same instrument. Delivery may occur via facsimile.

IN WITNESS WHEREOF the parties hereto have executed this License Agreement as of the date first above written.

SENECA RESOURCES COMPANY, LLC	SWEPI LP

Per:	Per:

Per:	Per:

Exhibit “1”

3D Seismic Data:

[***]

Microseismic Data:

[***]

Microseismic Data:

[***]

Microseismic Data:

[***]

VSP Data:

[***]

EXHIBIT F

ATTACHED TO AND MADE A PART OF THAT

CERTAIN PURCHASE AND SALE AGREEMENT (“PSA”), DATED AS OF MAY 4, 2020, BY AND AMONG SWEPI LP, SENECA RESOURCES COMPANY, LLC AND NFG MIDSTREAM COVINGTON, LLC

FORM OF CONSENT OR PREFERENTIAL RIGHT NOTICE1

REQUEST FOR CONSENT:

SWEPI LP (“SWEPI”) is the current holder of certain interests in the above-referenced [Lease // Agreement]. In connection with the sale of certain oil and gas properties in Pennsylvania, Ohio and New York pursuant to that certain Purchase and Sale Agreement, dated May 4, 2020, by and among SWEPI, Seneca Resources Company, LLC (“Seneca”) and NFG Midstream Covington, LLC (“NFG Midstream”), SWEPI intends to convey and transfer (by assignment) all of its right, title, and interest in and to said [Lease // Agreement] to [Seneca // NFG Midstream]. In accordance with the terms of the [Lease // Agreement], your consent to assignment of SWEPI’s interest in the [Lease // Agreement] may be required. SWEPI hereby requests your consent to assign SWEPI’s interests in the [Lease // Agreement] to Seneca // NFG Midstream. Nothing herein is intended to grant you any additional rights to which you are not entitled under the express terms of the [Lease // Agreement].

Please indicate your consent by signing in the space provided below and returning a signed copy to me at the address listed above or by email to carrie.bogle@shell.com within thirty (30) days of the date of this letter. A self-addressed stamped envelope is enclosed for your convenience. After closing has occurred, SWEPI will provide you with the recorded copy of the assignment instrument when available. If no response is received, consent will be deemed to have been given.

NOTICE OF PREFERENTIAL RIGHT:

SWEPI LP (“SWEPI”) is the current holder of certain interests in the above-referenced [Agreement // JOA]. In connection with the sale of certain oil and gas properties in Pennsylvania, Ohio and New York pursuant to that certain Purchase and Sale Agreement, dated May 4, 2020, by and among SWEPI, Seneca Resources Company, LLC (“Seneca”) and NFG Midstream Covington, LLC (“NFG Midstream”), SWEPI intends to convey and transfer (by assignment) all of its right, title, and interest in and to said Agreement to [Seneca // NFG Midstream]. Pursuant to paragraph      of the [Agreement // JOA], you have [ten (10)] days from receipt of this letter to elect to purchase SWEPI’s interest in the [Agreement // JOA]. Nothing herein is intended to grant you any additional rights to which you are not entitled under the express terms of the [Agreement // JOA].

Please indicate your election or waiver by signing in the space provided below and returning a signed copy to me at the address listed above or by email to carrie.bogle@shell.com within [ten] days (but in any event no later than thirty (30) days) of the date of this letter. A self-addressed stamped envelope is enclosed for your convenience. After closing has occurred, SWEPI will provide you with the recorded copy of the assignment instrument when available. If no response is received, your preferential right to purchase will be deemed to have been waived.

[1]	NTD: The request for consent or notice of preferential right will be converted to a customary notice letter and sent in accordance with the terms of the PSA.

F-1

Exhibit G

REGISTRATION RIGHTS AND STANDSTILL AGREEMENT

BY AND AMONG

NATIONAL FUEL GAS COMPANY

AND

SWEPI LP

REGISTRATION RIGHTS AND STANDSTILL AGREEMENT

This REGISTRATION RIGHTS AND STANDSTILL AGREEMENT (this “Agreement”) is made and entered into as of [                ], 2020, by and among National Fuel Gas Company, a New Jersey corporation (the “Company”), and SWEPI LP, a Delaware limited partnership (the “Holder”). Each of the Company and the Holder are sometimes separately referred to as a “Party” and are sometimes collectively referred to as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of May 4, 2020, by and among the Holder, Seneca Resources Company, LLC, a Pennsylvania limited liability company, NFG Midstream Covington, LLC, a Pennsylvania limited liability company, National Fuel Gas Midstream Company, LLC, a Pennsylvania limited liability company, and the Company (the “PSA”), inter alia, on the date hereof the Company issued to the Holder the Shares;

WHEREAS, as a result of the issuance of the Shares, the Holder is as of the date hereof deemed to Beneficially Own Common Stock representing approximately [•]% of the outstanding Voting Securities of the Company; and

WHEREAS, in accordance with the applicable provisions of the PSA, the parties hereto desire to enter into this Agreement in order to grant certain registration rights to the Holder in connection with the Shares as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Capitalized terms used herein without definition shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified. For the avoidance of doubt, for purposes of this Agreement, the Holder shall not be considered an Affiliate of the Company.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership” has a correlative meaning to Beneficially Own.

“Blackout Period” has the meaning set forth in Section 3.3(k).

“Board” means the Board of Directors or similar governing body of any member of the Company Group, as applicable.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of New Jersey or the State of New York are authorized or required to be closed by law or governmental action.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common Stock” means the common stock, par value $1.00 per share, of the Company, and any class or classes of stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any liquidation, dissolution or winding up of the Company. For purposes of this Agreement, references to a share or shares of Common Stock shall be deemed to include any rights the stockholders of the Company have in respect of such Common Stock to receive or purchase additional shares of Common Stock pursuant to a shareholders rights plan or similar agreement of the Company following the date hereof.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor thereto.

“Company Group” means the Company and its Affiliates.

“Company Indemnified Persons” has the meaning set forth in Section 3.6(b).

“Company Securities” means any equity interest of any class or series in the Company.

“Control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” has the meaning set forth in Section 3.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Holder” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Holder Indemnified Persons” has the meaning set forth in Section 3.6(a).

“Inspectors” has the meaning set forth in Section Section 3.3(l).

“Losses” has the meaning set forth in Section 3.6(a).

“Managing Underwriter” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager or managers of such Underwritten Offering or Overnight Underwritten Offering.

“Overnight Underwritten Offering” means an Underwritten Offering that is expected to be launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“Parties” has the meaning set forth in the preamble.

“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Piggyback Notice” has the meaning set forth in Section 3.2(b).

“Piggyback Request” has the meaning set forth in Section 3.2(b).

“Piggyback Offering” has the meaning set forth in Section 3.2(b).

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or, to the knowledge of the Company, to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall not include: (i) any Shares that have been registered under the Securities Act and disposed of pursuant to an effective Registration Statement or otherwise transferred to a Person who is not entitled to the registration and other rights hereunder; (ii) any Shares that have been sold or transferred by the Holder thereof pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144;; and (iii) any Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

“Registration Expenses” has the meaning set forth in Section 3.5.

“Registration Statement” means a registration statement of the Company in the form required to register under the Securities Act and other applicable law the resale of the Registrable Securities in accordance with the intended plan of distribution of the Holder of Registrable Securities included therein, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requested Underwritten Offering” has the meaning set forth in Section 3.2(a).

“Required Registration” has the meaning set forth in Section 3.1(a).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act.

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for the Holder in connection with the sale of such Registrable Securities.

“Share Price” has the meaning specified therefor in the PSA.

“Shares” means, collectively, (i) the [•] shares of Common Stock issued to the Holder on of the date hereof pursuant to the PSA, and (ii) and any other equity interests of the Company issued in respect of such shares by reason of or in connection with any stock dividend, stock split, distribution, exchange, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving the Common Stock.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the Commission on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the Commission) covering the Registrable Securities, as applicable.

“Standstill Termination Date” means the date on which the Holder and its Affiliates collectively Beneficially Own less than 1.0% of the outstanding Voting Securities of the Company.

“Suspension Period” has the meaning set forth in Section 3.3(e).

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Underwritten Offering” means an underwritten offering of Shares for cash, excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales.

“Underwritten Offering Notice” has the meaning set forth in Section 3.2(a).

“Voting Securities” means, (1) the Common Stock, (2) any shares of any class of capital stock or other equity interest (or other security or interest) of any member of the Company Group other than the Common Stock that are entitled to vote generally in the election of members of the Board and (3) any securities convertible into or exchangeable for the securities specified in clauses (1) and (2).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

ARTICLE II

STANDSTILL; VOTING

Section 2.1    Standstill. During the period commencing on the date hereof and ending on the Standstill Termination Date, without the prior consent of the Company, the Holder agrees that neither it nor any of its Affiliates will (and the Holder will cause its Affiliates not to), directly or indirectly, (a) acquire or agree to acquire, make or agree to make any proposal to acquire, or make or agree to make any offer to acquire or solicit any offer to sell, in any manner, any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (other than (i) any Common Stock or other securities of the Company received by the Holder as a result of a dividend, distribution, exchange, share split, recapitalization or other corporate event in respect of the Shares, (ii) any Common Stock acquired by the Holder or its Affiliates in the ordinary course of business in connection with any employee pension plan or similar retirement or employee benefit plan or (iii) the acquisition of the Shares pursuant to the PSA on the date hereof) or (b) act jointly or in concert with any Person with respect to any such action.

Section 2.2    Notice of Transfers. During the period commencing on the date hereof and ending on [•]1, the Holder agrees to use reasonable best efforts to provide the Company at least twenty-four (24) hours’ prior written notice of any transfer by the Holder or its Affiliates of Shares representing in the aggregate at least 1.0% of the outstanding Common Stock pursuant to any block trade or similar transaction (including any such sale through a broker).

Section 2.3    Voting. During the period commencing on the date hereof and ending on [•]2, unless otherwise approved by the Company in writing, the Holder agrees not to (and shall cause its Affiliates other than any employee pension plan or similar retirement or employee benefit plan not to) (a) vote (or cause to be voted) any of the Voting Securities Beneficially Owned by it and/or its Affiliates (other than any Voting Securities Beneficially Owned by the Holder or its Affiliates in connection with any employee pension plan or similar retirement or employee benefit plan) at any meeting of the stockholders of the Company (including without limitation, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) and (b) to the extent such Voting Securities are held in the name of a brokerage firm or similar entity, provide instructions to such brokerage firm with respect to the voting of such Voting Securities (other than any Voting Securities Beneficially Owned by the Holder or its Affiliates in connection with any employee pension plan or similar retirement or employee benefit plan) at any meeting of the stockholders.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1    Required Registration.

(a)    The Company shall, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of all of the Shares Beneficially Owned by the Holder, which may include sales on a delayed or continuous basis pursuant to Rule 415 pursuant to a Shelf Registration Statement, on or before the later of (a) the 90th day following the date hereof and (b) the second Business Day following the date that the Company files its annual report on Form 10-K for the fiscal year ended September 30, 2020 (the “Required Registration”), and shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after the filing thereof under the Securities Act.

(b)    The Company shall use its reasonable best efforts to cause such Registration Statement to remain effective until the earlier of (i) the date on which all Registrable Securities

[1]	To insert the date that is 180 days after the closing.
[2]	To insert the first anniversary of the closing.

covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities or (ii) [•]3 (the “Effectiveness Period”).

(c)    The Company may not include in any Required Registration Company Securities for sale for its own account or for the account of any other Person without the written consent of the Holder (which consent is not to be unreasonably withheld, conditioned or delayed).

(d)    Subject to the limitations contained in this Agreement, the Company shall effect any Required Registration on such appropriate registration form of the Commission (A) as shall be selected by the Company and (B) as shall permit the disposition of the Registrable Securities on the secondary market; provided that if the Company is at the time of filing of the Required Registration, a WKSI, the Required Registration for any offering and selling of Registrable Securities shall be effected pursuant to an Automatic Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (if available to the Company) or, in the Company’s sole discretion, a prospectus supplement to an already effective Automatic Shelf Registration Statement. If at any time a Registration Statement on Form S-3 is effective and the Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement in a transaction on the secondary market, the Company will amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

(e)    Without limiting Section 3.2(d), in connection with the Required Registration pursuant to and in accordance with this Section 3.1, the Company shall (i) promptly prepare and file or cause to be prepared and filed (A) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Required Registration, including under the “blue sky” and other securities laws of such jurisdictions as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (B) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Required Registration on the Trading Market and to continue the effectiveness of any such listing and (ii) do any and all other acts and things that may be reasonably necessary or appropriate or reasonably requested by the Holder to enable the Holder to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(f)    In the event a Holder transfers Registrable Securities included on a Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the request of such Holder, the Company shall amend or supplement such Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement; provided that in no event shall the Company be required to file a post-effective amendment to the Registration Statement unless (i) such Registration Statement includes only Registrable Securities held by the Holder, Affiliates of the Holder or transferees of the Holder or (ii) the Company has received written consent therefor

[3]	To insert the second anniversary of the closing.

from a Person for whom Registrable Securities have been registered on (but not yet sold under) such Registration Statement, other than the Holder, Affiliates of the Holder or transferees of the Holder.

(g)    The Company’s obligation to include the Holder’s Registrable Securities in any Registration Statement or related prospectus is contingent upon the Holder: (i) furnishing to the Company in writing the Holder’s information with respect to its ownership of Registrable Securities to be included in any Registration Statement, amendment or supplement thereto or prospectus in connection therewith and the intended method of disposition of such Registrable Securities as the Company may reasonably request or as may be required by applicable law for use in connection with any such Registration Statement or prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information Holder previously furnished to the Company not contain a material misstatement of fact or necessary to cause such Registration Statement or prospectus (or amendment or supplement thereto) not to omit a material fact with respect to Holder necessary in order to make the statements therein not misleading; (ii) providing reasonable assistance to the Company with its compliance with (A) the Securities Act and the Exchange Act and the guidance of the staff of the Commission thereunder, (B) all applicable state securities laws, (C) the rules of any securities exchange or trading market on which the Company’s Common Stock is listed or traded and (D) all other applicable regulations, in each case, in connection with the registration and the disposition of Registrable Securities; (iii) following its actual knowledge thereof, notifying the Company of the occurrence of any event that makes any statement made in a Registration Statement, prospectus, issuer free writing prospectus or other free writing prospectus regarding the Holder that is based on written information furnished by the Holder to the Company for the express purpose of inclusion therein untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or free writing prospectus so that, in such regard, it will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements not misleading; and (iv) reasonably cooperating with the Company in preparing the applicable Registration Statement (including any amendment or supplement thereto) and any related prospectus (or any amendment or supplement thereto).

Section 3.2    Underwritten and Piggyback Offerings.

(a)    Requested Underwritten Offering. The Holder shall have the option and right, exercisable by delivering written notice to the Company of its intention to distribute Registrable Securities by means of an Underwritten Offering (an “Underwritten Offering Notice”), to require the Company, pursuant to the terms of and subject to the limitations of this Agreement, to effectuate a distribution of at least $50 million of its Registrable Securities by means of an Underwritten Offering pursuant to an effective Registration Statement covering such Registrable Securities (a “Requested Underwritten Offering”); provided that the Holder shall only be permitted to exercise this option and right twice hereunder. The Underwritten Offering Notice must set forth the number of Registrable Securities that such Holder intends to include in such Requested Underwritten Offering. The Managing Underwriter of a Requested Underwritten Offering shall be designated by the Holder, subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 3.2(a), an offering shall be deemed to be a Requested Underwritten Offering at the time that the Underwritten Offering Notice has been delivered to the Company; provided that no Requested

Underwritten Offering shall be considered as having been effected if, on no more than two occasions, an Underwritten Offering Notice shall have been delivered but no Prospectus was filed with the Commission with respect to such offering and the offering was not launched within fifteen Business Days of the delivery of such Underwritten Offering Notice. To the fullest extent possible, the Holder shall control the timeline and tenor of negotiations with respect to any Requested Underwritten Offering.

(b)    Piggyback Offering. If the Company shall at any time following the Repurchase Period propose to conduct a registered offering of its Common Stock for cash, whether for its own account or for the account of one or more stockholders of the Company, under the Securities Act (other than any registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan or (iv) pursuant to any “at-the-market” offering), then the Company shall promptly notify the Holder of such proposal reasonably in advance of (and in any event at least two Business Days before in connection with a “bought deal” or Overnight Underwritten Offering) the commencement of the offering, which notice shall set forth the principal terms and conditions of the issuance, including the proposed offering price (or range of offering prices), the anticipated filing date of the related registration statement (if applicable) and the number of shares of Common Stock that are proposed to be registered (the “Piggyback Notice”). Receipt of any Piggyback Notice required to be provided in this Section 3.2(b) to the Holder shall be kept confidential by the Holder (except that the Holder may share such Piggyback Notice with its legal, financial and other advisors that are under a confidentiality agreement with the Holder or owe the holder a duty of confidentiality) until such proposed offering is (i) publicly announced or (ii) the Holder receives notice that such proposed offering has been abandoned, which such notice shall be provided promptly by the Company to the Holder. The Piggyback Notice shall offer the Holder the opportunity to include in such offering (and any related registration, if applicable) the number of Registrable Securities as the Holder may request in writing (a “Piggyback Offering”); provided, however, that in the event that the Company proposes to effectuate the subject offering pursuant to an effective Shelf Registration Statement of the Company other than an Automatic Shelf Registration Statement, only Registrable Securities of the Holder which are subject to an effective Shelf Registration Statement may be included in such offering, unless the Company is then able to file an Automatic Shelf Registration Statement and, in the reasonable judgment of the Company, the filing of the same including Registrable Securities of Holders that are not otherwise included in an effective Shelf Registration Statement would not have a material adverse effect on the price, timing or distribution of the Common Stock in such Piggyback Offering. The Company shall use its reasonable best efforts to include in each such Piggyback Offering such Registrable Securities for which the Company has a received written request for inclusion therein (“Piggyback Request”) within three Business Days after sending the Piggyback Notice (or one Business Day in connection with a “bought deal” or Overnight Underwritten Offering). The Company may postpone or withdraw the filing or the effectiveness of a registration in connection with a Piggyback Offering at any time in its sole discretion. A Piggyback Offering shall not be considered a Requested Underwritten Offering for purposes of Section 3.2(a). The Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Offering at any time, and such Holder shall continue to have the right to include any Registrable Securities in any subsequent Underwritten Offerings, all upon the terms and conditions set forth herein. The Managing Underwriter of any Piggyback Offering that is an Underwritten Offering shall be designated by the Company.

(c)    Priority in Underwritten Offerings. In connection with an Underwritten Offering, if the Managing Underwriter of any such Underwritten Offering advises the Company and the Holder in writing, that the total amount of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) that the Holder and any other Persons (including the Company) intend to include in such Underwritten Offering (and any related registration, if applicable) exceeds the number that can be included in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), then the Common Stock to be included in such Underwritten Offering (in each case subject to the other terms and provisions of this Agreement) shall include the number of shares of Common Stock that such Managing Underwriter advises the Company can be sold without having such adverse effect, with such number to be allocated as follows:

(i)    if the offering was initiated for and on behalf of the Company:

(A)    first to the Company;

(B)    second, to the Holder; and

(C)    third, to all other holders of Common Stock entitled to participate in such Underwritten Offering;

(ii)    in the case of a Requested Underwritten Offering:

(A)    first, to the Holder; and

(B)    second, to the Company; and

(iii)    if the offering was not initiated for and on behalf of the Company and was initiated for and on behalf of any holder of registration rights (other than the Holder):

(A)    first, to the Holder;

(B)    second, to the requesting holders, pro rata based on the number of shares of Common Stock held by such requesting holders;

(C)    third, to the Company; and

(D)    fourth, pro rata among all other holders of Common Stock proposed to be included in such offering based on the number of shares of Common Stock held by such other holders.

Section 3.3    Registration Procedures. The procedures to be followed by the Company and the Holder electing to sell Registrable Securities in a Registration Statement pursuant to this

Agreement, and the respective rights and obligations of the Company and the Holders, with respect to the preparation, filing and effectiveness of such Registration Statement and the effectuation of any Underwritten Offering, are as follows:

(a)    The Company will (i) at least seven Business Days prior to the anticipated filing of the Registration Statement and any related Prospectus or any amendment or supplement thereto (other than, after effectiveness of the Registration Statement, any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), furnish to the Holder copies of all such documents prior to filing for review by the Holder, its counsel and other relevant advisors and (ii) address in each such document prior to filing with the Commission any comments as the Holder, its counsel or other advisor reasonably shall propose prior to the filing thereof, with the inclusion of any information pertaining to the Holder, its Registrable Securities, the intended method of distribution or other information in respect of which the Holder has agreed to provide indemnification to the Company or any underwriter in any filing being subject to the express prior approval of the Holder.

(b)    In connection with an Piggyback Offering or an Underwritten Offering, the Company will (i) at least five Business Days (or one Business Day in the case of any Overnight Underwritten Offering or “bought deal”) prior to the anticipated filing of any initial Registration Statement that identifies the Holder and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure and do nothing more than name Holder and provide information with respect thereto as was provided by the Holder in writing to the Company expressly for the purpose of inclusion therein), as applicable, furnish to the Holder copies of any such Registration Statement or related Prospectus or amendment or supplement thereto that identify the Holder and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holder and provide information with respect thereto as was provided by the Holder in writing to the Company expressly for the purpose of inclusion therein) for review by the Holder, its counsel and other relevant advisors prior to filing and (ii) address in each such document prior to filing with the Commission any comments as the Holder, its counsel or other advisor reasonably shall propose prior to the filing thereof, with the inclusion of any information pertaining to the Holder, its Registrable Securities, the intended method of distribution or other information in respect of which the Holder has agreed to provide indemnification to the Company or any underwriter in any filing being subject to the express prior approval of the Holder.

(c)    The Company will use its reasonable best efforts to as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holder and use its reasonable best efforts to cause such additional Registration Statements to become effective as soon as practicable after the filing thereof (it being understood and agreed that, during any period during the Effectiveness Period when there is not an effective Registration Statement covering the Registrable Securities, the time remaining under the Effectiveness Period shall be tolled until such time as an additional Registration Statement has become effective); (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (including in connection with any Underwritten Offering, to promptly incorporate such information as is reasonably requested by the Managing Underwriter(s) or the Holder participating in such Underwritten Offering to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such Underwritten Offering); (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and promptly provide the Holder true and complete copies of all correspondence from and to the Commission relating to such Registration Statement but not any comments that, in the opinion of the Company’s counsel, would result in the disclosure to the Holder of material and non-public information concerning the Company; and (iv) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities (including making any filings with FINRA as may be required in order to obtain FINRA’s preclearance or preapproval of any Registration Statement or any Prospectus or any other filings required to be made with, or approvals required to be obtained from, FINRA) as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof.

(d)    The Company will comply in all material respects with the provisions of the Securities Act and the Exchange Act, including all rules and regulations of the Commission, with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

(e)    The Company will promptly notify the Holder and, if applicable, the Managing Underwriter in any Underwritten Offering: (i)(A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which the Holder is included has been filed; (B) when the Commission notifies the Company whether there will be a “review” of the applicable Registration Statement and whenever the Commission comments orally or in writing on such Registration Statement (in which case the Company shall provide true and complete copies or otherwise keep the Holder apprised (if oral comments are received) thereof and all written responses thereto and otherwise keep the Holder apprised of any oral responses thereto to the Holder unless, in the opinion of the Company’s counsel, such information contains material, non-public information of the Company); and (C) with respect to each applicable Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to the Holder as a seller of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence (but not the details) of any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Holder agrees that, upon receipt of notice from the Company of the occurrence of any event of the kind described in clauses (ii) through (v) of this Section 3.3(e), the Holder will forthwith discontinue disposition of such Registrable Securities under such Registration Statement until the Holder has received copies of the supplemental Prospectus or amended Registration Statement or until the Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed (a “Suspension Period”). Upon an occurrence of any event of the kind described in clause (ii), at the direction of the Holder, the Company shall provide the Commission or any such other federal or state governmental authority any such requested amendments or supplements to such Registration Statement or Prospectus or any such additional information that pertains to the Holder as a seller of Registrable Securities.

(f)    The Company will use its reasonable best efforts to avoid the issuance of or, if issued, will promptly obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period, as promptly as reasonably practicable after such Blackout Period is over.

(g)    During the Effectiveness Period, the Company will furnish to the Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by the Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

(h)    The Company will promptly deliver to the Holder such documents as the Holder may reasonably request in order to facilitate the disposition of the Registrable Securities during the Effectiveness Period including, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by the Company for use and each amendment or supplement thereto as the Holder may reasonably request and. Subject to the terms of this Agreement, the Company consents to the use of such Prospectus and each amendment or supplement thereto by the Holder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(i)    The Company will provide or maintain a transfer agent and registrar (which may be the same entity) for all such Registrable Securities. The Company will cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as the Holder may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(j)    Upon the occurrence of any event contemplated by Section 3.3(e)(v), the Company will promptly prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall provide such amendment, supplement or other document to the Holder or its transferee, in the amount of copies that may be requested by the Holder or its transferee, without charge.

(k)    With respect to Underwritten Offerings, subject to the right of the Holder to withdraw such Holder’s Registrable Securities from an Underwritten Offering in accordance with the terms of this Agreement, (i) the right of any Holder to include such Holder’s Registrable Securities in an Underwritten Offering shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, (ii) the Holder participating in such Underwritten Offering agrees to enter into an underwriting agreement in customary form and sell the Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the Managing Underwriter hereunder and (iii) the Holder participating in such Underwritten Offering agrees to complete and execute all questionnaires, powers of attorney, indemnities (with customary limitations on liability), underwriting agreements and other documents customarily and reasonably required under the terms of such underwriting arrangements; provided that, in the case of each of clauses (i), (ii) and (iii), no holder of Registrable Securities included in any Underwritten Offering shall be required to make any representations or warranties to the Company or the underwriters (other than customary representations and warranties of selling stockholders, including such holder’s ownership of its shares of Common Stock to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in and consistent with Section 3.6(b). The Company hereby agrees with the Holder that, in connection with any Underwritten Offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting and lockup agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all its reasonable best efforts to procure customary legal opinions, negative assurance letters, and auditor “comfort” letters of the Company and any consents of any independent public accountants, independent petroleum engineers or other Persons necessary in connection with the filing of any Registration Statement or Prospectus in connection therewith. In connection with any Underwritten Offering, the Company shall promptly prepare and file or cause to be prepared and filed all of the documents referenced in Section 3.1(e) (both with respect to any “blue sky” or other securities laws of other jurisdictions and listing (or maintaining the listing) of the Registrable on the Trading Market and do any and all of the other acts and things referenced in Section 3.1(e), in each case that may be reasonably necessary or appropriate or reasonably requested by the Holder or any underwriter to enable the Holder or such underwriter to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(l)    In connection with any Requested Underwritten Offering, the Company will use its reasonable best efforts to take such actions as the Holder or any underwriter reasonably requests in order to expedite or facilitate the disposition of the Registrable Securities subject to such Requested Underwritten Offering and to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors, underwriters and their representatives in presentations, meetings, due diligence sessions and road shows. In connection with any Requested Underwritten Offering, the Company shall make available, upon reasonable notice and during normal business hours, for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to any Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement.

(m)    Without duplication of its agreements in Section 3.1(g), the Holder agrees to furnish to the Company any other information regarding the Holder and the distribution of such securities as the Company reasonably determines is required to be included in any Registration Statement or any Prospectus or prospectus supplement relating to an Underwritten Offering.

(n)    Notwithstanding any other provision of this Agreement, the Company shall not be required to file a Registration Statement (or any amendment thereto) (or, if the Company has filed a Shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the Board of the Company determines that a postponement is in the best interest of the Company and its stockholders generally because any registration or offering of Registrable Securities hereunder would reasonably be expected to, if not delayed or suspended, have a material adverse effect on a pending merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction involving the Company that, in each case, if consummated, would be material to the Company, (ii) the Board of the Company determines such registration would render the Company unable to comply with applicable securities laws or (iii) the Board of the Company determines such registration would require disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential and that would not otherwise be required to be disclosed at such time (any such period, a “Blackout Period”); provided that the Company shall not delay filing any Registration Statement or delay or suspend the offer or sale of any Registrable Securities pursuant to any Registration Statement more than twice in any 12-month period. Notwithstanding anything to the contrary in this Agreement, in no event shall any Blackout Periods or any Suspension Periods collectively continue for more than 60 days in the aggregate during any 12-month period.

Section 3.4    No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into during the Effectiveness Period, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with the rights granted to the Holder by this Agreement, and any such agreement shall be considered void ab initio. If the Company grants any registration or similar rights to third parties, such rights will be expressly subordinated to the Holder’s rights hereunder.

Section 3.5    Registration Expenses. All Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Required Registration, Requested Underwritten Offering or Piggyback Offering (in each case, excluding any Selling Expenses) shall be borne by the Company, whether or not any Registrable Securities are sold pursuant to a Registration Statement. “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market, (B) in compliance with applicable state securities or “Blue Sky” laws and (C) with respect to filings with FINRA), (ii) printing expenses (including expenses of printing certificates for Company Securities and of printing Prospectuses if the printing of Prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors, accountants and independent petroleum engineers for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement and (vii) all expenses relating to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show.” In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

Section 3.6    Indemnification.

(a)    The Company shall indemnify and hold harmless each holder of Registrable Securities, including the Holder, such holder’s officers, directors, managers, members, partners, stockholders, employees and Affiliates, and each other Controlling Person, if any, who controls any of the foregoing Persons (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Holder Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act, the Exchange Act or any state blue sky securities laws (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, in any preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws applicable to the Company and relating to any action or inaction required of the Company in connection with any Registration Statement or any registration or disposition of Registrable Securities pursuant to any Registration Statement, and the Company shall reimburse each Holder Indemnified Person for any legal or other expenses reasonably incurred by such Holder Indemnified Person in connection with investigating, defending or settling any such Loss; provided, however, that the Company shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Person specifically for use in the preparation thereof. The Company shall notify the Holder promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement. This indemnity shall be in addition to any liability the Company may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder Indemnified Person or any indemnified party and shall survive the transfer of such securities by the Holder. Notwithstanding anything to the contrary herein, this Section 3.6 shall survive any termination or expiration of this Agreement indefinitely.

(b)    In connection with any Registration Statement in which the Holder participates, the Holder shall, severally and not jointly, indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors, employees and agents, and each Controlling Person who controls any of the foregoing Persons (collectively, “Company Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to the Holder furnished in writing to the Company by the Holder expressly for use therein, and the Holder shall reimburse each Company Indemnified Person for any legal or other expenses reasonably incurred by such Company Indemnified Person in connection with investigating, defending or settling any such Loss. This indemnity shall be in addition to any liability the Holder may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party. In no event shall the liability of the Holder hereunder be greater in amount than the dollar amount of the net proceeds actually received by the Holder from the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)    Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d)    If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the untrue or alleged untrue statement of a material fact or the omission to state a material fact that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by the Holder hereunder exceed the net proceeds from the offering actually received by the Holder

Section 3.7    Rule 144 Compliance. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date hereof;

(b)    use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the date hereof; and

(c)    furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Registrable Securities without registration; provided that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

ARTICLE IV

REPURCHASE OPTION

Section 4.1    Repurchase Option.

(a)    During the period commencing on the date hereof and ending on the later of (i) the 90th day following the date hereof and (ii) the second Business Day following the date that the Company files its annual report on Form 10-K for the fiscal year ended September 30, 2020 (such period, the “Repurchase Period”), the Company shall have the irrevocable right and option (the “Repurchase Option”), but not the obligation, to repurchase from time to time from the Holder (and any of its Affiliates holding Shares) all or a portion of the Shares at a price per Share (the “Repurchase Price”) equal to the lesser of (x) the volume weighted average share price of Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the fifteen (15) consecutive trading Business Days ending on and including the first (1st) trading Business Day preceding the date on which the Repurchase Notice is delivered and (y) an amount equal to 110% of the Share Price; provided that in no event shall the Repurchase Price be less than the Share Price.

(b)    To exercise the Repurchase Option, the Company shall send notice thereof (the “Repurchase Notice”) to the Holder, which notice shall set forth the Repurchase Price, the number of Shares to be repurchased pursuant to such Repurchase Option (the “Repurchase Shares”) and the date on which the closing of the purchase and sale of the Repurchase Shares shall occur (the “Repurchase Date”), which date shall be not earlier than one (1) Business Day following delivery of the Repurchase Notice and not later than the later of (i) the last day of the Repurchase Period and (ii) five (5) Business Days following delivery of the Repurchase Notice. On the Repurchase Date, the Company shall pay (or caused to be paid), by wire transfer of immediately available funds to an account or accounts designated by the Holder, an amount equal to (x) the Repurchase Price, multiplied by (y) the number of Repurchase Shares. Upon payment of such amount by the Company at the closing of the Repurchase Option (in accordance with any necessary action or authorization of the Board of the Company, which action shall be the sole responsibility of the Company), the Repurchase Shares will no longer be outstanding, will automatically be cancelled and will cease to exist. Each of the Company and the Holder shall (and the Holder shall cause its Affiliates to) cooperate with the other Party and take such actions as may be reasonably necessary to consummate the closing of the Repurchase Option and give effect to the forgoing transfer and cancellation of the Repurchase Shares, except that any out-of-pocket costs or expenses in connection with such transfer and cancellation, including any reasonable attorney’s fees or transfer costs or taxes, shall be borne solely by the Company.

(c)    For the avoidance of doubt, if the Company delivers a Repurchase Notice on or prior to the last day of the Repurchase Period, such Repurchase Notice shall be effective,

and the Company and the Holder (and its Affiliates, as applicable) shall proceed with the closing of the purchase and sale of the Repurchase Shares pursuant to such Repurchase Option as provided for in this Section 4.1.

(d)    For purposes of determining the Repurchase Price, the Share Price shall be appropriately adjusted to reflect any stock split, stock dividend, reclassification or other change in the Common Stock which may be made by the Company after the date of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1    Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail or air courier guaranteeing overnight delivery to the following addresses:

if to the Company to:

National Fuel Gas Company

6363 Main Street

Williamsville, NY 14221

Attention: Sarah Mugel; James Baetzhold

Email: MugelS@natfuel.com; BaetzholdJ@natfuel.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Matt Pacey, P.C.; Brooks Antweil

Email: matt.pacey@kirkland.com; brooks.antweil@kirkland.com

if to the Holder to:

SWEPI LP

150 N. Dairy Ashford

Houston, TX 77079

Attention: [                ]

Email:      [                 ]

All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iii) upon actual receipt if received during recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during recipient’s normal business hours, if sent by email; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 5.2    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the Parties. All of the terms, covenants and agreements contained in this Agreement are solely for the benefit of the Parties, and their respective successors and assigns, and no other Parties (including, without limitation, any other stockholders or creditor of the Company, or any director, officer or employee of the Company) are intended to be benefitted by, or entitled to enforce, this Agreement.

Section 5.3    Assignment of Rights. No Party hereto may transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the other Party hereto; provided that the Holder may transfer and assign its rights to cause the Company to register Registrable Securities under Article III to (a) any of its Affiliates that own Shares for so long as such assignee continues to be an Affiliate of the Holder; provided further that this Agreement shall be binding upon any transferee of Shares that is an Affiliate of the Holder as long as such transferee continues to be an Affiliate of the Holder or (b) any broker or dealer registered pursuant to Section 15 of the Exchange Act, that receives Shares in a transaction exempt from the registration requirements under the Securities Act for its own account or the accounts of other qualified institutional buyers.

Section 5.4    Recapitalization, Exchanges, etc. Affecting the Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all interests of the Company Group or any successor or assign of any member of the Company Group (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, such interests, and shall be appropriately adjusted for combinations, stock or other splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 5.5    Specific Performance. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief or that a remedy at law would be adequate. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 5.6    Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A signed copy of this Agreement delivered by facsimile, portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (i) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (ii) may from time to time become a Party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 5.7    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.8    Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any Party relating to the foregoing shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any such court over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 5.9    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.10    Severability of Provisions. In case of a conflict between the provisions of this Agreement and the provisions of any applicable law, the provisions of law shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

Section 5.11    Entire Agreement; Integrated Transactions. This Agreement and the other agreements and documents expressly referred to herein is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. This Agreement and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with any other term or condition of this Agreement.

Section 5.12    No Presumption. In the event any claim is made by a Party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its counsel.

Section 5.13    Further Assurances. The Company and the Holder shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement.

Section 5.14    Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NATIONAL FUEL GAS COMPANY

By:
Name:
Title:

SWEPI LP

By:
Name:
Title:

[Signature Page to Registration Rights and Standstill Agreement]

EXHIBIT H

ATTACHED TO AND MADE A PART OF THAT

CERTAIN PURCHASE AND SALE AGREEMENT (“PSA”), DATED AS OF MAY 4, 2020,

BY AND AMONG SWEPI LP, SENECA RESOURCES COMPANY, LLC AND NFG

MIDSTREAM COVINGTON, LLC

FORM OF TRANSACTION CONFIRMATIONS

[See Attached]

Exhibit H

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH “[***]” TO INDICATE WHERE REDACTIONS HAVE BEEN MADE. THE MARKED INFORMATION HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

TRANSACTION CONFIRMATION FOR IMMEDIATE DELIVERY	EXHIBIT A

Letterhead/Logo	Date:

Transaction Confirmation #:

This Transaction Confirmation is subject to that certain NAESB Base Contract for Sale and Purchase of Natural Gas, between Shell Energy North America (US), L.P. (“Shell Energy” or Buyer) and Seneca Resources Company, LLC (“Seneca“ or Seller) dated                      (the “Contract”). This Transaction Confirmation shall confirm and effectuate the agreement between Buyer and Seller regarding the purchase and sale of Gas under the following terms and also represents an asset management arrangement (“AMA”) pursuant to the requirements set forth in FERC Order 712, 712-A and 712-B, which provides for the interrelated: (i) prearranged temporary release of certain firm gas transportation contractual assets Seneca currently holds to Shell Energy, and (ii) Shell Energy’s gas purchase and receipt and Seneca sale and delivery obligations as specified herein. Defined terms used but not defined herein shall have the meaning ascribed to them in the Contract.

SELLER:	BUYER:
Seneca Resources Company, LLC (“Seneca”)	Shell Energy North America (US), L.P. (“Shell
5800 Corporate Drive, Suite 300	Energy”)
Pittsburgh, PA 15237	1000 Main Street, Level 12
Attn: Rob Lindroos	Houston, TX 77002
Phone: (412) 548-2611	Attn: Russell Miller & Contract Admin
Fax: (412) 358-0127	Phone: 315-423-4818
Base Contract No.	Fax: 713-265-2175
Transporter: Empire Pipeline	Base Contract No.
Transporter Contract Number:	Transporter:
Transporter Contract Number:

Contract Price: [***]

Delivery Period: Begin: July 1, 2020	End: December 31, 2020

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:

[***] MMBtus/Day	MMBtus/day Minimum	Up to MMBtus/day

☐ EFP	MMBtus/day Maximum

subject to Section 4.2. at election of

☐ Buyer or ☐ Seller

Delivery Point(s): Seller’s (formerly SWEPI’s) interconnection with Empire Pipeline at Jackson - Tioga (If a pooling point is used, list a specific geographic and pipeline location):

Special Conditions:

1. Condition Precedent. It shall be a condition precedent to the obligations of the parties under this Transaction Confirmation that Seneca complete a temporary capacity release at maximum (currently $[***] per MMBTU/month) reservation charge (subject to recall only in the event of a termination of this Transaction Confirmation) to Shell Energy for [***] MMBtu a Day of firm interstate Empire Pipeline, Inc., transportation under contract No. F11594 (the “Transportation Capacity”) with a primary path of Seller’s interconnection with Empire at Jackson – Tioga (Point Identification Code: EPRU91111) to Empire’s interconnection with TransCanada Pipeline at Chippawa (Point Identification Code: 012000010) (the “Transportation Path”) for the entire Delivery Period free of any liens or encumbrances. Shell Energy will have secondary receipt and delivery rights on this transportation path.

If the foregoing condition precedent is not satisfied by July 1, 2020, then Shell Energy may terminate this Transaction Confirmation upon written notice to Seneca and such termination shall be deemed to be an Event of Default under Section 10.2 of the Contract with Shell Energy as the Non-Defaulting Party. Seneca and Shell Energy agree to use commercially reasonable efforts to take, or cause to be taken, all actions and all things necessary, proper or advisable for such Party to satisfy the condition precedent set forth in this Special Condition 1 applicable to such Party by July 1, 2020. Seneca agrees that Shell Energy shall not have any liability with respect to the Transportation Capacity except to the extent such liabilities arise and are attributable to acts or omissions by Shell Energy under the Transportation Capacity during the Delivery Period.

2.    Transportation Charges. During and for the Delivery Period a charge of $[***] per MMbtu will be reimbursed to Shell Energy by Seneca as partial offset of the Transportation Capacity charges for each MMbtu impacted if Empire Pipeline restricts Shell Energy’s ability to: (a) receive Gas into the Transportation Capacity or; (b) deliver such Gas to any delivery point on the Transportation Path of the Transportation Capacity.

3.    Marketing Fee. Seneca shall pay Shell Energy a $[***] per MMBtu marketing fee on the Contract Quantity specified for this Transaction Confirmation each and every Month of the Delivery Period and such fee shall be reflected in the monthly invoices exchanged between Shell Energy and Seneca. For the avoidance of any doubt, the marketing fee is not included in the Contract Price.

4.    Transporter FT Rate Changes. In the event that Empire Pipeline’s Maximum FT rate changes during the Delivery Period, the Contract Price will be adjusted accordingly to offset the rate change impact paid by Shell Energy to the Transporter.

5.    Quality. Gas delivered under this Transaction Confirmation shall be of such quality to meet the currently effective Gas quality standards set forth in Empire Pipeline’s effective FERC Gas Tariff; as such tariff may be changed from time to time.

6.    Asset Management Arrangement.

A. Seneca agrees that Shell Energy shall not be obligated to utilize the Transportation Capacity to meet its Gas purchase obligations under this Transaction Confirmation. Seneca also agrees that Shell Energy shall be entitled to utilize the Transportation Capacity during the Delivery Period as Shell Energy in its sole discretion shall determine and for Shell Energy’s own benefit and account and that Seneca shall not be entitled to any portion of any profits or income realized by Shell Energy therefrom; provided that, the foregoing shall not entitle Shell Energy to fail to perform its obligations set forth in this Transaction Confirmation.

B. Seneca acknowledges that Shell Energy neither has nor undertakes any fiduciary or other special duty to Seneca hereunder. The rights, liabilities, responsibilities and remedies of the parties with respect to the subject matter of this Transaction Confirmation shall be exclusively those expressly set forth herein. Neither party is, or will represent itself as being, a partner of, or agent or fiduciary for, the other party with respect to the Transportation Capacity or otherwise.

C. The parties agree that this Transaction Confirmation along with the temporary capacity release of the Transportation Capacity described in Article 1 above are an Asset Management Arrangement pursuant to the Federal Energy Regulatory Commission’s Order 712, 712-A, and 712-B. All required postings of the temporary capacity release of the Transportation Capacity shall be done in accordance with Order 712, 712-A and 712-B. Seneca agrees that it shall provide a copy of the terms, conditions, and information to be included in all such capacity releases postings, prior to posting such on the applicable pipeline(s) EBB, for Shell Energy’s review and approval, which approval shall not be unreasonably withheld.

D. It shall be an Event of Default under the Contract with Seneca as the Defaulting Party if the Transportation Capacity is recalled by Seneca for any reason other than an Event of Default by Shell Energy hereunder and termination of this Transaction Confirmation.

E. In the event of the occurrence of an Early Termination Date as a result of an Event of Default, the Defaulting Party shall pay the Non-Defaulting Party the AMA Termination Expenses (defined below) in addition to any Net Settlement Amount owed under the Contract. For the purposes of this Transaction Confirmation, the “AMA Termination Expenses” shall mean an amount equal to any costs to unwind this Transaction Confirmation including any financial hedge transactions or physical forward transactions the Non-Defaulting Party has entered into with respect to the Transportation Capacity. Notwithstanding the foregoing, the AMA Termination Expenses shall not include any costs or expenses, which are duplicative of any costs or expenses which are already included in the Net Settlement Amount.

F. In the event either Party terminates the Transaction Confirmation as provided herein or under the Contract, Seneca shall recall and be responsible for, and assume all rights and obligations for, the Transportation Capacity as of such date of termination.

2

7.    Other Matters:

Scheduling. Shell Energy shall schedule Gas with Empire Pipeline for receipt by Empire Pipeline at the Delivery Point according to the purchase and sale obligations agreed to under this Transaction Confirmation. Except as otherwise specifically provided in this Transaction Confirmation, nothing herein shall change the meaning or the responsibilities of the parties under Section 4.1 and 4.2 of the Base Contract.

Replacement Index. If the Contract Price is based on a published index (the “Index Price”) and during the term of this Contract (i) the applicable publication is no longer published and no successor is named, or (ii) the applicable publication ceases to publish or update a price report providing the information specified in the definition of the Index Price, or (iii) the applicable publication materially alters the basis upon which the Index Price is determined and reported (the date that the first of such events occurs being herein called the “Redetermination Date”), then the parties shall promptly meet, following the request of either party, to negotiate in good faith in or to agree upon an alternate publication for the purposes of determining the Index Price. If the parties fail to agree on an alternative price or reference publication within thirty (30) days of the Redetermination Date, then the Index Price will be determined with each party obtaining a good faith quote from a leading, investment grade, non-affiliated dealer in the relevant market and averaging the two quotes.

Conflicts. To the extent there are conflicts between this Transaction Confirmation and the Base Contract, such conflicts will be resolved in favor of this Transaction Confirmation.

This Transaction Confirmation is being provided pursuant to and in accordance with the above referenced Contract between Shell Energy and Seneca and constitutes part of and is subject to all of the provisions of the Contract. With respect to the above stated deal identification number (Deal #) identifying this specific “Transaction”, this Transaction Confirmation shall supersede any prior confirmations of this specific Transaction.

Seller: Seneca Resources Company, LLC	Buyer: Shell Energy North America (US), L.P.

By:	By:

Title:	Title:

Date:	Date:

3

TRANSACTION CONFIRMATION FOR IMMEDIATE DELIVERY	EXHIBIT A

Letterhead/Logo	Date:

Transaction Confirmation #:

This Transaction Confirmation is subject to that certain NAESB Base Contract for Sale and Purchase of Natural Gas, between Shell Energy North America (US), L.P. (“Shell Energy” or Buyer) and Seneca Resources Company, LLC (“Seneca“ or Seller) dated                      (the “Contract”). This Transaction Confirmation shall confirm and effectuate the agreement between Buyer and Seller regarding the purchase and sale of Gas under the following terms and also represents an asset management arrangement (“AMA”) pursuant to the requirements set forth in FERC Order 712, 712-A and 712-B, which provides for the interrelated: (i) prearranged temporary release of certain firm gas transportation contractual assets Seneca currently holds to Shell Energy, and (ii) Shell Energy’s gas purchase and receipt and Seneca sale and delivery obligations as specified herein. Defined terms used but not defined herein shall have the meaning ascribed to them in the Contract.

SELLER:	BUYER:
Seneca Resources Company, LLC (“Seneca”)	Shell Energy North America (US), L.P. (“Shell
5800 Corporate Drive, Suite 300	Energy”)
Pittsburgh, PA 15237	1000 Main Street, Level 12
Attn: Rob Lindroos	Houston, TX 77002
Phone: (412) 548-2611	Attn: Russell Miller & Contract Admin
Fax: (412) 358-0127	Phone: 315-423-4818
Base Contract No.	Fax: 713-265-2175
Transporter: Empire Pipeline	Base Contract No.
Transporter Contract Number:	Transporter:
Transporter Contract Number:

Contract Price: Transaction 1: [***]

Transaction 2: [***]

Delivery Period: Begin: July 1, 2020	End: December 31, 2020

Performance Obligation and Contract Quantity: See Transaction 1 and Transaction 2 details below.

Transaction 1 (Baseload):	Transaction 2 (Daily Put Option):

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:

[***] MMBtus/Day	[***] MMBtus/Day Minimum	Up to MMBtus/day

☐ EFP	[***] MMBtus/Day Maximum

subject to Section 4.2. at election of

☐ Buyer or [x] Seller & See Special Conditions below.

Delivery Point(s): Seller’s (formerly SWEPI’s) interconnection with Empire Pipeline at Jackson - Tioga (If a pooling point is used, list a specific geographic and pipeline location):

Special Conditions:

1. Condition Precedent. It shall be a condition precedent to the obligations of the parties under this Transaction Confirmation that Seneca complete a temporary capacity release at maximum (currently $[***] per MMBTU/month) reservation charge (subject to recall only in the event of a termination of this Transaction Confirmation) to Shell Energy for [***] MMBtu a Day of firm interstate Empire Pipeline, Inc., transportation under contract No. F11594 (the “Transportation Capacity”) with a primary path of Seller’s interconnection with Empire at Jackson – Tioga (Point Identification Code: EPRU91111) to Empire’s interconnection with TransCanada Pipeline at Chippawa (Point Identification Code: 012000010) (the “Transportation Path”) for the entire Delivery Period free of any liens or encumbrances. Shell Energy will have secondary receipt and delivery rights on this transportation path.

If the foregoing condition precedent is not satisfied by July 1, 2020, then Shell Energy may terminate this Transaction Confirmation upon written notice to Seneca and such termination shall be deemed to be an Event of Default under Section 10.2 of the Contract with Shell Energy as the Non-Defaulting Party. Seneca and Shell Energy agree to use commercially reasonable efforts to take, or cause to be taken, all actions and all things necessary, proper or advisable for such Party to satisfy the condition precedent set forth in this Special Condition 1 applicable to such Party by July 1, 2020. Seneca agrees that Shell Energy shall not have any liability with respect to the Transportation Capacity except to the extent such liabilities arise and are attributable to acts or omissions by Shell Energy under the Transportation Capacity during the Delivery Period.

2.    Transaction 2 – Daily Put Option. “Put Option Contract Quantity” means such Contract Quantity of Gas per Day, up to the Maximum daily quantity ([***] MMBtu/Day), as Seneca may nominate a put to Shell Energy for sale on a particular Day, no later than 8:00 a.m. prevailing Eastern time on the Trading Day immediately prior to the applicable Gas flow Day(s). If Seneca fails to make a timely nomination of the Put Option Contract Quantity then such nomination shall be considered zero. Any Put Option Contract Quantities of Gas over weekends and holidays shall be ratable, meaning equal quantities of Gas during each Day of the weekend or holiday period. For example, deliveries nominated on a Friday Trading Day for weekend delivery are for the same amount of MMBtu’s of Gas per Day for Saturday, Sunday and Monday unless otherwise mutually agreed in writing. “Trading Day” and applicable Gas flow Days shall be day(s) designated in the Next Day Trading Calendar for Physical Gas published by the Intercontinental Exchange (“ICE”) for the applicable calendar year.

3.    Transportation Charges. During and for the Delivery Period a charge of $[***] per MMbtu will be reimbursed to Shell Energy by Seneca as partial offset of the Transportation Capacity charges for each MMbtu impacted if Empire Pipeline restricts Shell Energy’s ability to: (a) receive Gas into the Transportation Capacity or; (b) deliver such Gas to any delivery point on the Transportation Path of the Transportation Capacity.

4.    Marketing Fee. Seneca shall pay Shell Energy a $[***] per MMBtu marketing fee on the Contract Quantity specified in Transaction 1 for this Transaction Confirmation each and every Month of the Delivery Period and such fee shall be reflected in the monthly invoices exchanged between Shell Energy and Seneca. For the avoidance of any doubt, the marketing fee is not included in the Contract Price.

5.    Transporter FT Rate Changes. In the event that Empire Pipeline’s Maximum FT rate changes during the Delivery Period, the Contract Price will be adjusted accordingly to offset the rate change impact paid by Shell Energy to the Transporter.

6.    Quality. Gas delivered under this Transaction Confirmation shall be of such quality to meet the currently effective Gas quality standards set forth in Empire Pipeline’s effective FERC Gas Tariff; as such tariff may be changed from time to time.

7.    Asset Management Arrangement.

A. Seneca agrees that Shell Energy shall not be obligated to utilize the Transportation Capacity to meet its Gas purchase obligations under this Transaction Confirmation. Seneca also agrees that Shell Energy shall be entitled to utilize the Transportation Capacity during the Delivery Period as Shell Energy in its sole discretion shall determine and for Shell Energy’s own benefit and account and that Seneca shall not be entitled to any portion of any profits or income realized by Shell Energy therefrom; provided that, the foregoing shall not entitle Shell Energy to fail to perform its obligations set forth in this Transaction Confirmation.

B. Seneca acknowledges that Shell Energy neither has nor undertakes any fiduciary or other special duty to Seneca hereunder. The rights, liabilities, responsibilities and remedies of the parties with respect to the subject matter of this Transaction Confirmation shall be exclusively those expressly set forth herein. Neither party is, or will represent itself as being, a partner of, or agent or fiduciary for, the other party with respect to the Transportation Capacity or otherwise.

C. The parties agree that this Transaction Confirmation along with the temporary capacity release of the Transportation Capacity described in Article 1 above are an Asset Management Arrangement pursuant to the Federal Energy Regulatory Commission’s Order 712, 712-A, and 712-B. All required postings of the temporary capacity release of the Transportation Capacity shall be done in accordance with Order 712, 712-A and 712-B. Seneca agrees that it shall provide a copy of the terms, conditions, and information to be included in all such capacity releases postings, prior to posting such on the applicable pipeline(s) EBB, for Shell Energy’s review and approval, which approval shall not be unreasonably withheld.

D. It shall be an Event of Default under the Contract with Seneca as the Defaulting Party if the Transportation Capacity is recalled by Seneca for any reason other than an Event of Default by Shell Energy hereunder and termination of this Transaction Confirmation.

E. In the event of the occurrence of an Early Termination Date as a result of an Event of Default, the Defaulting Party shall pay the Non-Defaulting Party the AMA Termination Expenses (defined below) in addition to any Net Settlement Amount owed under the Contract. For the purposes of this Transaction Confirmation, the “AMA Termination Expenses” shall mean

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an amount equal to any costs to unwind this Transaction Confirmation including any financial hedge transactions or physical forward transactions the Non-Defaulting Party has entered into with respect to the Transportation Capacity. Notwithstanding the foregoing, the AMA Termination Expenses shall not include any costs or expenses, which are duplicative of any costs or expenses which are already included in the Net Settlement Amount.

F. In the event either Party terminates the Transaction Confirmation as provided herein or under the Contract, Seneca shall recall and be responsible for, and assume all rights and obligations for, the Transportation Capacity as of such date of termination.

8.    Other Matters:

Scheduling. Shell Energy shall schedule Gas with Empire Pipeline for receipt by Empire Pipeline at the Delivery Point according to the purchase and sale obligations agreed to under this Transaction Confirmation. Except as otherwise specifically provided in this Transaction Confirmation, nothing herein shall change the meaning or the responsibilities of the parties under Section 4.1 and 4.2 of the Base Contract.

Priority of Deliveries. Transaction 1 Contract Quantities (Baseload) will be considered the first gas through the meter prior to delivery of the Transaction 2 (Put Option) Contract Quantities, if any.

Replacement Index. If the Contract Price is based on a published index (the “Index Price”) and during the term of this Contract (i) the applicable publication is no longer published and no successor is named, or (ii) the applicable publication ceases to publish or update a price report providing the information specified in the definition of the Index Price, or (iii) the applicable publication materially alters the basis upon which the Index Price is determined and reported (the date that the first of such events occurs being herein called the “Redetermination Date”), then the parties shall promptly meet, following the request of either party, to negotiate in good faith in or to agree upon an alternate publication for the purposes of determining the Index Price. If the parties fail to agree on an alternative price or reference publication within thirty (30) days of the Redetermination Date, then the Index Price will be determined with each party obtaining a good faith quote from a leading, investment grade, non-affiliated dealer in the relevant market and averaging the two quotes.

Conflicts. To the extent there are conflicts between this Transaction Confirmation and the Base Contract, such conflicts will be resolved in favor of this Transaction Confirmation.

Dodd Frank Trade Option Representations. To the extent this Transaction is a commodity option (including a forward transaction with volumetric optionality):

Seneca represents to Shell Energy that in connection with this Transaction, Shell Energy is either (i) an eligible contract participant as defined in section 1a(18) of the Commodity Exchange Act (“Act”), as further jointly defined or interpreted by the Commodities Futures Trading Commission (“CFTC”) and the Securities Exchange Commission or expanded by the CFTC pursuant to section 1a(18)(C) of the Act (an “ECP”), or (ii) a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this commodity option transaction, or the products or byproducts thereof, and is offering or entering into this commodity option transaction solely for purposes related to its business as such.

Shell Energy represents to Seneca that in connection with this Transaction Shell Energy is a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this commodity option transaction or the products or by-products thereof and is offering or entering into this commodity option transaction solely for purposes related to its business as such.

Both parties hereby confirm to each other that this Transaction is intended to be physically settled so that, if exercised, the option would result in the sale of an exempt commodity for immediate or deferred delivery.

This Transaction Confirmation is being provided pursuant to and in accordance with the above referenced Contract between Shell Energy and Seneca and constitutes part of and is subject to all of the provisions of the Contract. With respect to the above stated deal identification number (Deal #) identifying this specific “Transaction”, this Transaction Confirmation shall supersede any prior confirmations of this specific Transaction.

Seller: Seneca Resources Company, LLC	Buyer: Shell Energy North America (US), L.P.

By:	By:

Title:	Title:

Date:	Date:

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Please return the signed confirmation to FAX: (713) 265-2171; Questions and comments should be directed to Contract Administration at:

Phone: (713) 230-7505 Fax: (713) 265-2171.

Shell Energy North America (US), L.P. 1000 Main Street, Plaza Level 12 Houston, TX 77002

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TRANSACTION CONFIRMATION FOR IMMEDIATE DELIVERY	EXHIBIT A

Letterhead/Logo	Date:

Transaction Confirmation #:

This Transaction Confirmation is subject to that certain NAESB Base Contract for Sale and Purchase of Natural Gas, between Shell Energy North America (US), L.P. (“Shell Energy” or Buyer) and Seneca Resources Company, LLC (“Seneca“ or Seller) dated                      (the “Contract”). This Transaction Confirmation shall confirm and effectuate the agreement between Buyer and Seller regarding the purchase and sale of Gas under the following terms and also represents an asset management arrangement (“AMA”) pursuant to the requirements set forth in FERC Order 712, 712-A and 712-B, which provides for the interrelated: (i) prearranged temporary release of certain firm gas transportation contractual assets Seneca currently holds to Shell Energy, and (ii) Shell Energy’s gas purchase and receipt and Seneca sale and delivery obligations as specified herein. Defined terms used but not defined herein shall have the meaning ascribed to them in the Contract.

SELLER:	BUYER:
Seneca Resources Company, LLC (“Seneca”)	Shell Energy North America (US), L.P. (“Shell
5800 Corporate Drive, Suite 300	Energy”)
Pittsburgh, PA 15237	1000 Main Street, Level 12
Attn: Rob Lindroos	Houston, TX 77002
Phone: (412) 548-2611	Attn: Russell Miller & Contract Admin
Fax: (412) 358-0127	Phone: 315-423-4818
Base Contract No.	Fax: 713-265-2175
Transporter: Empire Pipeline	Base Contract No.
Transporter Contract Contract Number:	Transporter:
Transporter Contract Number:

Contract Price: Transaction 1: [***]

Transaction 2: [***]

Delivery Period: Begin: January 1, 2021	End: December 31, 2021

Performance Obligation and Contract Quantity: See Transaction 1 and Transaction 2 details below.

Transaction 1 (Baseload):	Transaction 2 (Daily Put Option):

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:

[***] MMBtus/Day	[***] MMBtus/Day Minimum	Up to MMBtus/day

☐ EFP	[***] MMBtus/Day Maximum

subject to Section 4.2. at election of

☐ Buyer or [x] Seller & See Special Conditions below.

Delivery Point(s): Sellers’s (formerly SWEPI’s) interconnection with Empire Pipeline at Jackson – Tioga (If a pooling point is used, list a specific geographic and pipeline location):

Special Conditions:

1.    Condition Precedent. It shall be a condition precedent to the obligations of the parties under this Transaction Confirmation that Seneca complete a temporary capacity release at maximum (currently $[***] per MMBTU/month) reservation charge (subject to recall only in the event of a termination of this Transaction Confirmation) to Shell Energy for [***] MMBtu a Day of firm interstate Empire Pipeline, Inc., transportation under contract No. F11594 (the “Transportation Capacity”) with a primary path of Seller’s interconnection with Empire at Jackson – Tioga (Point Identification Code: EPRU91111) to Empire’s interconnection with TransCanada Pipeline at Chippawa (Point Identification Code: 012000010) (the “Transportation Path”) for the entire Delivery Period free of any liens or encumbrances. Shell Energy will have secondary receipt and delivery rights on this transportation path.

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If the foregoing condition precedent is not satisfied by July 1, 2020, then Shell Energy may terminate this Transaction Confirmation upon written notice to Seneca and such termination shall be deemed to be an Event of Default under Section 10.2 of the Contract with Shell Energy as the Non-Defaulting Party. Seneca and Shell Energy agree to use commercially reasonable efforts to take, or cause to be taken, all actions and all things necessary, proper or advisable for such Party to satisfy the condition precedent set forth in this Special Condition 1 applicable to such Party by July 1, 2020. Seneca agrees that Shell Energy shall not have any liability with respect to the Transportation Capacity except to the extent such liabilities arise and are attributable to acts or omissions by Shell Energy under the Transportation Capacity during the Delivery Period.

2.    Transaction 2 – Daily Put Option. “Put Option Contract Quantity” means such Contract Quantity of Gas per Day, up to the Maximum daily quantity ([***] MMBtu/Day), as Seneca may nominate a put to Shell Energy for sale on a particular Day, no later than 8:00 a.m. prevailing Eastern time on the Trading Day immediately prior to the applicable Gas flow Day(s). If Seneca fails to make a timely nomination of the Put Option Contract Quantity then such nomination shall be considered zero. Any Put Option Contract Quantities of Gas over weekends and holidays shall be ratable, meaning equal quantities of Gas during each Day of the weekend or holiday period. For example, deliveries nominated on a Friday Trading Day for weekend delivery are for the same amount of MMBtu’s of Gas per Day for Saturday, Sunday and Monday unless otherwise mutually agreed in writing. “Trading Day” and applicable Gas flow Days shall be day(s) designated in the Next Day Trading Calendar for Physical Gas published by the Intercontinental Exchange (“ICE”) for the applicable calendar year.

3.    Transportation Charges. For the avoidance of any doubt, the Transportation Capacity charges and fees paid to Transporter under the temporary capacity release during and for the Delivery Period will be reimbursed to Shell Energy by Seneca if Empire Pipeline restricts Shell Energy’s ability to: (a) receive Gas into the Transportation Capacity or; (b) deliver such Gas to any delivery point on the Transportation Pathof the Transportation Capacity.

4.    Marketing Fee. Seneca shall pay Shell Energy a $[***] per MMBtu marketing fee on the Contract Quantity specified in Transaction 1 for this Transaction Confirmation each and every Month of the Delivery Period and such fee shall be reflected in the monthly invoices exchanged between Shell Energy and Seneca. For the avoidance of any doubt, the marketing fee is not included in the Contract Price.

5.    Transporter FT Rate Changes. In the event that Empire Pipeline’s Maximum FT rate changes during the Delivery Period, the Contract Price will be adjusted accordingly to offset the rate change impact paid by Shell Energy to the Transporter.

6.    Quality. Gas delivered under this Transaction Confirmation shall be of such quality to meet the currently effective Gas quality standards set forth in Empire Pipeline’s effective FERC Gas Tariff; as such tariff may be changed from time to time.

7.     Asset Management Arrangement.

A. Seneca agrees that Shell Energy shall not be obligated to utilize the Transportation Capacity to meet its Gas purchase obligations under this Transaction Confirmation. Seneca also agrees that Shell Energy shall be entitled to utilize the Transportation Capacity during the Delivery Period as Shell Energy in its sole discretion shall determine and for Shell Energy’s own benefit and account and that Seneca shall not be entitled to any portion of any profits or income realized by Shell Energy therefrom; provided that, the foregoing shall not entitle Shell Energy to fail to perform its obligations set forth in this Transaction Confirmation.

B. Seneca acknowledges that Shell Energy neither has nor undertakes any fiduciary or other special duty to Seneca hereunder. The rights, liabilities, responsibilities and remedies of the parties with respect to the subject matter of this Transaction Confirmation shall be exclusively those expressly set forth herein. Neither party is, or will represent itself as being, a partner of, or agent or fiduciary for, the other party with respect to the Transportation Capacity or otherwise.

C. The parties agree that this Transaction Confirmation along with the temporary capacity release of the Transportation Capacity described in Article 1 above are an Asset Management Arrangement pursuant to the Federal Energy Regulatory Commission’s Order 712, 712-A, and 712-B. All required postings of the temporary capacity release of the Transportation Capacity shall be done in accordance with Order 712, 712-A and 712-B. Seneca agrees that it shall provide a copy of the terms, conditions, and information to be included in all such capacity releases postings, prior to posting such on the applicable pipeline(s) EBB, for Shell Energy’s review and approval, which approval shall not be unreasonably withheld.

D. It shall be an Event of Default under the Contract with Seneca as the Defaulting Party if the Transportation Capacity is recalled by Seneca for any reason other than an Event of Default by Shell Energy hereunder and termination of this Transaction Confirmation.

E. In the event of the occurrence of an Early Termination Date as a result of an Event of Default, the Defaulting Party shall pay the Non-Defaulting Party the AMA Termination Expenses (defined below) in addition to any Net Settlement Amount owed under the Contract. For the purposes of this Transaction Confirmation, the “AMA Termination Expenses” shall mean

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an amount equal to any costs to unwind this Transaction Confirmation including any financial hedge transactions or physical forward transactions the Non-Defaulting Party has entered into with respect to the Transportation Capacity. Notwithstanding the foregoing, the AMA Termination Expenses shall not include any costs or expenses, which are duplicative of any costs or expenses which are already included in the Net Settlement Amount.

F. In the event either Party terminates the Transaction Confirmation as provided herein or under the Contract, Seneca shall recall and be responsible for, and assume all rights and obligations for, the Transportation Capacity as of such date of termination.

8.    Other Matters:

Scheduling. Shell Energy shall schedule Gas with Empire Pipeline for receipt by Empire Pipeline ato the Delivery Point according to the purchase and sale obligations agreed to under this Transaction Confirmation. Except as otherwise specifically provided in this Transaction Confirmation, nothing herein shall change the meaning or the responsibilities of the parties under Section 4.1 and 4.2 of the Base Contract.

Priority of Deliveries. Transaction 1 Contract Quantities (Baseload) will be considered the first gas through the meter prior to delivery of the Transaction 2 (Put Option) Contract Quantities, if any.

Replacement Index. If the Contract Price is based on a published index (the “Index Price”) and during the term of this Contract (i) the applicable publication is no longer published and no successor is named, or (ii) the applicable publication ceases to publish or update a price report providing the information specified in the definition of the Index Price, or (iii) the applicable publication materially alters the basis upon which the Index Price is determined and reported (the date that the first of such events occurs being herein called the “Redetermination Date”), then the parties shall promptly meet, following the request of either party, to negotiate in good faith in or to agree upon an alternate publication for the purposes of determining the Index Price. If the parties fail to agree on an alternative price or reference publication within thirty (30) days of the Redetermination Date, then the Index Price will be determined with each party obtaining a good faith quote from a leading, investment grade, non-affiliated dealer in the relevant market and averaging the two quotes.

Conflicts. To the extent there are conflicts between this Transaction Confirmation and the Base Contract, such conflicts will be resolved in favor of this Transaction Confirmation.

Dodd Frank Trade Option Representations. To the extent this Transaction is a commodity option (including a forward transaction with volumetric optionality):

Seneca represents to Shell Energy that in connection with this Transaction, Shell Energy is either (i) an eligible contract participant as defined in section 1a(18) of the Commodity Exchange Act (“Act”), as further jointly defined or interpreted by the Commodities Futures Trading Commission (“CFTC”) and the Securities Exchange Commission or expanded by the CFTC pursuant to section 1a(18)(C) of the Act (an “ECP”), or (ii) a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this commodity option transaction, or the products or byproducts thereof, and is offering or entering into this commodity option transaction solely for purposes related to its business as such.

Shell Energy represents to Seneca that in connection with this Transaction Shell Energy is a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this commodity option transaction or the products or by-products thereof and is offering or entering into this commodity option transaction solely for purposes related to its business as such.

Both parties hereby confirm to each other that this Transaction is intended to be physically settled so that, if exercised, the option would result in the sale of an exempt commodity for immediate or deferred delivery.

This Transaction Confirmation is being provided pursuant to and in accordance with the above referenced Contract between Shell Energy and Seneca and constitutes part of and is subject to all of the provisions of the Contract. With respect to the above stated deal identification number (Deal #) identifying this specific “Transaction”, this Transaction Confirmation shall supersede any prior confirmations of this specific Transaction.

Seller: Seneca Resources Company, LLC	Buyer: Shell Energy North America (US), L.P.

By:	By:

Title:	Title:

Date:	Date:

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Please return the signed confirmation to FAX: (713) 265-2171

Questions and comments should be directed to Contract Administration at:

Phone: (713) 230-7505     Fax: (713) 265-2171.

Shell Energy North America (US), L.P. 1000 Main Street, Plaza Level 12 Houston, TX 77002

4

TRANSACTION CONFIRMATION FOR IMMEDIATE DELIVERY	EXHIBIT A

Letterhead/Logo	Date: ,

Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated                         . The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:
Seneca Resources Company, LLC	Shell Energy North America (US), L.P.
5800 Corporate Drive, Suite 300	1000 Main Street, Level 12
Pittsburgh, PA 15237	Houston, TX 77002
Attn: Rob Lindroos	Attn: Russell Miller
Phone: (412) 548-2611	Phone: 315-423-4818
Fax: (412) 358-0127	Fax: 713-265-2175
Base Contract No.	Base Contract No.
Transporter:	Transporter:
Transporter Contract Number:	Transporter Contract Number:

Contract Price: [***]

Delivery Period: Begin: July 1, 2020	End: October 31, 2020 & Month-to Month thereafter per Special Condition 4 below

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:

[***] MMBtus/day	MMBtus/day Minimum	Up to MMBtus/day

☐ EFP	MMBtus/day Maximum

subject to Section 4.2. at election of

☐ Buyer or ☐ Seller

Delivery Point(s): Seller’s interconnection with UGI Utilities d/b/a UGI Central at Synnestvedt (If a pooling point is used, list a specific geographic and pipeline location):

Special Conditions:

1.    “Baseload Contract Quantity” means a Firm (Fixed Quantity) of Gas each Day of the Month during the Delivery Period as specified above. For the avoidance of any doubt, the Baseload Contract Quantity shall not be subject to change.

2.    Additional Quantities: All Contract Quantities above the sum of the Baseload Contract Quantity will be transacted based upon mutual agreement by Buyer and Seller at a price of [***].

3.    Imbalances and other charges: As governed by that certain letter agreement regarding, “Shell Energy North America (US), L.P., Gas Sales to UGI Utilities, Inc. d/b/a UGI Central (“UGI”) on Behalf of Seneca Resources Company, LLC”, executed on the same date as this Transaction Confirmation.

4.    Delivery Period: After the initial Delivery Period stated above, the transaction covered by this Transaction Confirmation will continue month-to-month thereafter unless and until terminated by either party with at least ninety (90) Days advance written notice to the other party.

5.    Delivery Point(s): The primary Delivery Point hereunder will be at the new meter located at the Seneca (formerly SWEPI) – UGI interconnection in Tioga County, PA as noted above (the Synnestvedt Interconnection). To satisfy the Baseload Contract Quantity delivery obligation, Seller will also be permitted to use and Buyer will accept delivery of the Baseload Contract Quantity at points of interconnection between UGI and UGI Storage Company or Tennessee Gas Pipeline

meter numbers: Wellsboro (420253) and Mansfield (420213) as alternative delivery points hereunder.

6.    Quality: Gas delivered under this transaction shall be of such quality to meet the currently effective Gas quality standards for UGI, as specified in the Shell Synnestvedt Well pad Interconnection Agreement dated May 30, 2014 or Tennessee Gas Pipeline’s FERC Gas Tariff, as applicable, to the Delivery Point.

7.    Dodd-Frank Representations: The parties agree that this transaction is a forward contract within the meaning of the Commodity Exchange Act (CEA), as amended, and the Rules of the Commodity Futures Trading Commission (“Forward Contract”), and in reliance upon such agreement, as of the date the transaction is entered into:

(i)  each party represents to the other that it is a commercial market participant with respect to the specified commodity;

(ii)   each party represents to the other that it intends to make or take physical delivery of the specified nonfinancial commodity; and

(iii)  if this transaction includes any volumetric optionality, the holder of such optionality represents to the other party (a) that such optionality is primarily intended to address physical factors (such as weather, environmental factors, customer demand, available production, transport, shipping, operational constraints, or other physical factors) or regulatory requirements that reasonably influence demand for, or the supply of, the specified nonfinancial commodity; and (b) that such optionality is not primarily intended to address price risk.

To the extent the transaction covered by this Transaction Confirmation is deemed to be a commodity option (including certain forward transactions with volumetric optionality):

(i)  the seller of the option represents to the buyer of the option that in connection with this transaction, the seller of the option is either (a) an eligible contract participant (“ECP”) as defined in section 1a(18) of the Commodity Exchange Act (“Act”) and the regulations of the Commodity Futures Trading Commission (“CFTC”), or (b) a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this transaction, or the products or byproducts thereof, and is offering or entering into this transaction solely for purposes related to its business as such;

(ii)   the buyer of the option represents to the seller of the option that in connection with this transaction the buyer of the option is a producer, processor, commercial user of or a merchant handling the commodity that is the subject of this transaction or the products or byproducts thereof and is offering or entering into this transaction solely for purposes related to its business as such; and

(iii)  each party represents to the other that the option, if exercised, would result in the sale of an exempt commodity for immediate or deferred delivery.

Seller: Seneca Resources Company, LLC	Buyer: Shell Energy North America (US), L.P.

By:	By:

Title:	Title:

Date:	Date:

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